UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Chico’s FAS, Inc.
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■

2023 PROXY STATEMENT
And Notice of Annual Meeting of Shareholders To be held June 22, 2023

CHICO’S FAS, INC.
May 5, 2023
TO OUR SHAREHOLDERS:

It is my pleasure to invite you to attend the 2023 Annual Meeting of Shareholders of Chico’s FAS, Inc. (“Company,” “we,” or “our”) at 10:30 A.M. ET on Thursday, June 22, 2023, to be held virtually via the Internet. The meeting will begin with a discussion and voting on the proposals described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, followed by a report on the financial performance of the Company.
This booklet includes the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement is a critical element of the corporate governance process. Its purpose is to provide you with information about the Company’s Board of Directors and executive officers, as well as the proposals that require your vote. Please read these materials so you will understand what business will be transacted and voted upon at the meeting.
We are pleased to rely on Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials via the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a printed copy of our proxy materials (i.e., the Notice of Annual Meeting of Shareholders, the Proxy Statement, our 2022 Annual Report, and a form proxy card or voting instruction form). The Notice of Internet Availability contains instructions on how to access those documents via the Internet and how to submit your proxy via the Internet. The Notice of Internet Availability also contains instructions on how to request a printed copy of our proxy materials. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail. This process allows us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Our Board and management team are committed to our vision of driving a world where women never have to compromise by providing solutions, building communities and creating memorable experiences to bring women confidence and joy. We delivered strong store and digital sales growth and had standout fiscal 2022 results. We are supported by the power of our three brands and our loyal, expanding customer base. Our teams also continue to have a steadfast commitment to our strategic pillars of being customer led, product obsessed, digital-first, and operationally excellent. The Board remains fully confident in the future success of Chico’s FAS, which is underpinned by the Company’s solid strategy, compelling product, outstanding executive leadership team and talented associates.
On behalf of our associates and directors, I thank you for your continued support and confidence in our Company.

KEVIN MANSELL
Chair of the Board

CHICO’S FAS, INC.
11215 Metro Parkway
Fort Myers, Florida 33966
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 22, 2023
To the Shareholders of Chico’s FAS, Inc.:
■    TIME
10:30 A.M. ET on Thursday, June 22, 2023
■    ACCESS*
Our Annual Meeting can be accessed virtually at: www.virtualshareholdermeeting.com/CHS2023
*The 2023 Annual Meeting will again be held in a virtual-only format and will be conducted via the Internet with no physical in-person meeting. If you plan to attend the virtual Annual Meeting, please see “Information About the 2023 Annual Meeting and Voting” on page 89. Shareholders will be able to attend, vote and submit questions (both before, and for a portion of, the Annual Meeting) from any location via the Internet.
■    ITEMS OF BUSINESS
1.	To elect nine directors, each to serve for a one-year term;
2.	To approve an advisory resolution approving the compensation of our named executive officers;
3.	To vote on an advisory basis on the frequency of future advisory votes on the compensation of our named executive officers;
4.	To approve the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan;
5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2024 (fiscal 2023); and
6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
■    RECORD DATE
You can vote if you were a shareholder of record as of the close of business on April 24, 2023.
■    ANNUAL REPORT
Our 2022 Annual Report, which is not a part of the proxy soliciting material, is available online or enclosed, as further discussed below.
■    PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You are urged to date, sign and promptly return the proxy card in the envelope provided to you, if you receive a printed copy of the proxy materials, or to use the telephone or Internet method of voting described on your proxy card, voting instruction form, or Notice of Internet Availability even if you plan to attend the Annual Meeting, so that if you are unable to attend the Annual Meeting, your shares can be voted. Voting now will not limit your right to change your vote or to attend the Annual Meeting. If you attend the Annual Meeting and desire to vote during the Annual Meeting, you may withdraw your prior vote or proxy.
The proxy materials are first being mailed or made available to shareholders on or about May 5, 2023.
By Order of the Board of Directors,

Wendy L. Hufford
Corporate Secretary

■	PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
2023 Annual Meeting of Shareholders
June 22, 2023	Chico’s FAS, Inc.
10:30 A.M. ET	www.virtualshareholdermeeting.com/CHS2023
Voting Matters
Your vote is very important to us. Whether or not you plan to attend the 2023 Annual Meeting, we urge you to vote and submit your proxy on all of the proposals to ensure that your shares are represented.
Proposal	Board Recommendation	For more information, see page
Proposal 1 – Election of Directors	FOR each nominee	11
Proposal 2 – Proposal to approve an advisory resolution approving the compensation of our named executive officers	FOR	38
Proposal 3 – Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers	1 YEAR	40
Proposal 4 – Proposal to approve the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan	FOR	41
Proposal 5 – Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2024 (fiscal 2023)	FOR	84
6	- 2023 Proxy Statement

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Director Nominees
Our Board of Directors (“Board”) is elected annually. The Board has nominated nine directors, as outlined in the table below, for election at the 2023 Annual Meeting for one-year terms expiring at the Annual Meeting of Shareholders to be held in 2024.
Name	Age	Gender	Tenure	Independent	Primary Occupation	Committees
Kevin Mansell	70	M	2 yrs., 0 mos.	√	Former Chairman, Chief Executive Officer and President of Kohl’s Corporation	Chair of the Board Member of the Corporate Governance and Nominating Committee Member of the Human Resources, Compensation, and Benefits Committee
Bonnie R. Brooks	69	F	6 yrs., 9 mos.		Former Executive Chair of the Board of Chico’s FAS, Inc. Former Chief Executive Officer and President of Chico’s FAS, Inc.	Member of the Merchant Committee
Janice L. Fields	67	F	10 yrs., 0 mos.	√	Former President of McDonald’s USA, LLC	Chair of the Corporate Governance and Nominating Committee
Deborah L. Kerr	51	F	5 yrs., 10 mos.	√	Managing Director of Warburg Pincus	Member of the Corporate Governance and Nominating Committee Member of the Environmental, Social and Governance Committee Member of the Human Resources, Compensation, and Benefits Committee
Eli M. Kumekpor	48	M	1 yr., 2 mos.	√	Vice President, Global General Manager of Jordan Men’s Brand at NIKE, Inc.	Member of the Audit Committee Member of Human Resources, Compensation, and Benefits Committee
Molly Langenstein	59	F	2 yrs., 10 mos.		Chief Executive Officer and President of Chico’s FAS, Inc.
John J. Mahoney	71	M	15 yrs., 8 mos.	√	Former Vice Chairman of Staples, Inc.	Chair of the Human Resources, Compensation, and Benefits Committee Member of the Audit Committee
Kim Roy	64	F	4 yrs., 2 mos.	√	Former Group President of Ralph Lauren North America	Chair of the Environmental, Social and Governance Committee Chair of the Merchant Committee Member of the Audit Committee
David F. Walker	69	M	17 yrs., 10 mos.	√	Former Director of the Accountancy Program at the University of South Florida	Chair of the Audit Committee Member of the Environmental, Social and Governance Committee
- 2023 Proxy Statement	7

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Corporate Governance Highlights
Our Board operates within a strong set of governance principles and practices, which reflect discussions with our shareholders and monitoring of suggestions by recognized governance experts and the governance practices of other public companies. Our governance policies generally align with the corporate governance principles for U.S. companies developed by the Investor Stewardship Group (“ISG”), a collective group of some of the largest institutional investors and global asset managers, including some of our own investors, that seeks to promote best practices in corporate governance. Some of our key governance principles and practices include:
Board Accountability to Shareholders
■	Incumbent directors who fail to receive a majority of the votes cast must tender their resignation.
■	Our Board is elected annually.
■	Our Amended and Restated Bylaws, as amended (“Bylaws”) include a proxy access provision.
■	Shareholders have the right to call special meetings.
■	Our governance documents and Code of Ethics are disclosed on the Company’s website.
■	We have a mechanism for shareholders to communicate with the Board.
Shareholders’ Voting Rights
■	Each common share is entitled to one vote.
■	Shares of common stock are the only outstanding voting securities of the Company.
■
Amendments to our Articles of Incorporation (“Articles”) do not require a super majority vote, except for changes to the provisions regarding the election and removal of directors and shareholder meetings. Our Bylaws may be amended by a vote of the shareholders and shareholders may prescribe in any bylaw approved by them that such bylaw may not be amended by the Board.

Independent Leadership Structure
■	Seven of our nine current directors are independent.
■	Seven of our nine director nominees are independent.
■	We have a Board Chair that is separate and distinct from our CEO.
■	The Board has an independent Board Chair.
■	Key committees of the Board have all independent members and independent chairs.
■	Our leadership structure is reviewed annually by our Corporate Governance and Nominating Committee (“Governance Committee”).
■	Independent directors meet in executive session at regularly scheduled board meetings.
■
Our Audit Committee conducts executive sessions with independent auditors, internal audit, the Senior Vice President – General Counsel, Corporate Secretary & Chief Compliance Officer (“General Counsel”), and the Chief Financial Officer (“CFO”).

Diversity of our Leadership
■	56% of our Board is female.
■	11% of our Board is racially/ethnically diverse.
Structures and Practices that Enhance Board Effectiveness
■	Our Board reflects, and we focus on a diverse and appropriate mix of experience, skills and background when searching for new directors.
■
The Board oversees and reviews at least annually the Company’s Enterprise Risk Management (“ERM”) program, thereby maintaining involvement in the Company’s selection and monitoring of its risk priorities and risk mitigation plans.

■
Through the Board's Environmental, Social & Governance (“ESG”) Committee, the Board oversees the Company's ESG program, thereby remaining involved in the Company’s ESG activities, policies, strategies, and reporting requirements.

■	Individual directors are required to offer their resignation on certain triggers, including changes in professional circumstances or the attainment of the age of 75.
8	- 2023 Proxy Statement

■

■	The Board and its committees engage in a robust annual evaluation process. Each director also completes a director peer and self-assessment.
■
Our Corporate Governance Guidelines (“Governance Guidelines”) help prevent overboarding by providing that our directors should not serve on more than four boards of public companies, including the Company’s, and that directors who serve as chief executive officers should not serve on more than two boards of public companies, including the Company’s. Our directors and the CEO and President (regardless of whether a director) shall not accept a seat on any additional public or privately-held company board without first reviewing the matter with the Governance Committee. Our Governance Guidelines also provide that our directors must advise the Governance Committee regarding service on other board’s audit and compensation committees, as well as any material change in or the establishment of other significant business associations or relationships that may result in significant time commitments or create conflict of interest or independence issues.

■	Our directors may be removed only for cause by shareholders.
■	Our Governance Guidelines, which contain many of our governance policies, are reviewed annually and provided on our website.
Corporate Responsibility
We approach our ESG commitment through the lens of our four strategic pillars, to be:
■	Customer Led – Creating exceptional and memorable experiences for our associates and customers and engaging with our communities.
■	Product Obsessed – Delivering distinctive, premium, best-in-class items that are beautiful and integrate sustainability.
■	Digital-First – Strengthening our core platform by leveraging technology to deliver new sustainable innovations and data-driven insights and decision-making.
■
Operationally Excellent – Approaching corporate activities, including product development, real estate, inventory and supply chain management with integrity, prudence and an attention to optimization and sustainability.

We have identified key ESG focus areas that serve to support each of the pillars and inspire actions that continue to create positive impacts.
We have developed seven mid-term ESG goals to evaluate by 2025 to help continue driving us forward.
Compensation and Incentive Structure Alignment with Company Goals and Strategy
■	The Company has stock ownership guidelines for our directors and our senior officers.
■	The Company’s Insider Trading Policy prohibits officers and directors from engaging in certain speculative transactions and certain stock pledges.
■	We have an incentive compensation clawback policy.
■
An independent, third party, compensation consultant evaluates the level of compensation provided to our executive officers by, among other things, comparing our performance and our compensation to that of our peers.

■	We have incentive compensation practices to ensure alignment with long-term goals.
■
The current Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan (“2020 Omnibus Plan”) generally requires a minimum of one-year vesting on grants, prohibits the “recycling” of shares related to stock option exercises, and limits the annual amount of cash and equity compensation that can be granted to non-employee directors for their service as directors. Our annual long-term performance equity grants have a 3-year performance period based on Company performance against specific goals. The Company is seeking shareholder approval of the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan (“Amended and Restated 2020 Omnibus Plan”) as described more fully in Proposal 4, and the Amended and Restated 2020 Omnibus Plan continues to include the general minimum one-year vesting requirement, the recycling prohibition for stock option exercises, the limits on non-employee director compensation and the flexibility to award performance equity grants with a 3-year performance period.

- 2023 Proxy Statement	9

■

Compensation Risk Mitigation and Governance Highlights
The following table summarizes certain executive compensation practices that we have implemented to reward performance without encouraging inappropriate or excessive risk taking and to align executives’ interests with shareholders’ interests, as well as practices that we avoid because we do not believe they would serve the long-term interest of the shareholders.
	WHAT WE DO		WHAT WE DON’T DO
✔
Align Pay to Performance: Our compensation program for our Named Executive Officers (“NEOs”) emphasizes variable pay over fixed pay to ensure a linkage to the Company’s short and long-term financial performance.
		✗	Don’t Offer Significant Perquisites: We do not provide significant perquisites or personal benefits to NEOs.
✔
Retain Meaningful Stock Ownership Requirements: We require senior officers and non-employee directors to maintain Company stock ownership levels to align their interests with those of our shareholders.
✗
Don’t Offer Supplemental Executive Retirement Plans: As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other retirement benefits to our NEOs, other than the tax-qualified 401(k) defined contribution plan, which is available to all associates, and a deferred compensation plan, which was available to certain highly compensated associates. As of December 31, 2021, the deferred compensation plan was frozen and partially terminated.

✔
Provide Formal Clawback Policy: We have a compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our executive officers in the event of a financial restatement, regardless of fault, to ensure that incentive-based compensation is based on accurate financial data.
✗
Don’t Permit Hedging or Pledging: NEOs and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin and pledging our stock as collateral for a loan.

✔
Mitigate Undue Risk: We conduct an annual risk assessment of all of our compensation policies and practices. After reviewing the 2022 compensation risk assessment, the Human Resources, Compensation and Benefits Committee (“Compensation Committee”) determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
		✗	Don’t Provide Excise Tax Gross-Ups: We do not provide excise tax gross-ups on change-in-control severance payments.
✔	Maintain Committee Oversight: The Compensation Committee has the authority to determine, and reduce if appropriate, compensation provided to our NEOs.
✔	Retain an Independent Compensation Consultant: The Compensation Committee retains an outside independent compensation consultant.
✔
Conduct Quarterly Shareholder Outreach: We conduct quarterly outreach sessions with some of our largest shareholders on a range of topics, including executive compensation practices; in this area, we have historically discussed our alignment of pay to performance in order to ensure that our practices are aligned with shareholder expectations and interests.

10	- 2023 Proxy Statement

■	PROPOSAL 1. ELECTION OF DIRECTORS
Our Chico’s FAS, Inc. (the “Company,” “we,” or “us”) Board is comprised of directors with exceptional leadership and governance expertise. This includes fashion merchandising, vertical retail, product development, omnichannel retail (including stores, digital commerce and social media), operations (including supply chain, sourcing and distribution), real estate, marketing (including digital, social and direct mail), executive compensation, human resources, human capital management, ERM (including information technology and cybersecurity), ESG, corporate governance, public company board service, audit committee service and SEC audit committee financial expert status. We are fortunate to have the leadership skills, broad-based knowledge and experience of previously seated public company chief executive officers and chief financial officers. Our Board further employs a very hands-on review of our major corporate initiatives, operations and strategy on an ongoing basis.
Our Board has been steadily refreshed and has what we believe is an optimal and well-balanced range of tenures. The current average director tenure is approximately seven years; 33% have ten or more years of service and 67% have less than seven years of service. Our more tenured directors provide important historical insights into our Company’s operations, in addition to their strong governance experience. Notably, the six new directors added since 2016 provide significant fashion merchandising, marketing, retail store operations, supply chain and technology expertise to our Board. Our Board currently consists of nine directors, all of whose terms of office will expire at the 2023 Annual Meeting of Shareholders (“Annual Meeting”). Based on the recommendation of our Governance Committee, each of Kevin Mansell, Bonnie R. Brooks, Janice L. Fields, Deborah L. Kerr, Eli M. Kumekpor, Molly Langenstein, John J. Mahoney, Kim Roy and David F. Walker has been nominated by the Board and has agreed to stand for re-election as a director of the Company to hold office until the 2024 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified.
Our Articles provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election. (In other words, the votes cast “For” the election of such director nominee must exceed the votes cast “Against” his or her election as a director.) Although you may abstain from voting with respect to a particular nominee, that abstention will not be considered a vote cast “For” or “Against” that nominee and, as a result, will not impact the election result. Under our Governance Guidelines, if an incumbent director does not receive the required number of votes in an uncontested election, that director is required to submit an irrevocable offer to resign from the Board.
In that situation, our Governance Committee would consider the resignation, evaluate the circumstances, and make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board would act promptly on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it. The Board only will approve as nominees those director candidates who agree to tender such resignation promptly following the certification of the shareholder vote.
The Company’s Governance Guidelines require non-management directors who will turn 75 prior to the next annual meeting of shareholders to submit an offer to resign from the Board, subject to Board acceptance, to be considered at the first Governance Committee meeting following the immediately preceding annual meeting. The Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the director’s resignation offer.
At the Annual Meeting, shareholders will be asked to elect the aforementioned nine director nominees to our Board for the ensuing year.
The following information is provided for each person our Board has nominated and recommended for election at the Annual Meeting. It includes the experience, qualifications, attributes, and skills that our Governance Committee and the Board believe are most important to our sustainable success and led them to conclude that the person should be nominated to serve as one of our directors.
- 2023 Proxy Statement	11

■	PROPOSAL 1 Election of Directors
Nominees for Election

Nominees for Election
Kevin Mansell, 70

Skills and Qualifications:
 •  Former Chairman, CEO and President of Kohl’s Corporation
Current Directorships:
 •  Chico’s FAS, Inc., Chair of the Board; Corporate Governance and Nominating Committee; Human Resources, Compensation, and Benefits Committee
 •  Fossil Group, Inc., Lead Independent Director; Compensation and Talent Management Committee Chair
 •  Columbia Sportswear Company,
Compensation Committee; Nominating and Corporate Governance Committee Co-Chair
Former Directorships: • Kohl’s Corporation
Kevin Mansell is Chair of the Board and has been a director since 2021. He served as Lead Independent Director of the Board from 2021 to June 23, 2022, at which time he became the Chair of the Board. Mr. Mansell retired in May 2018 as Chairman, Chief Executive Officer (“CEO”) and President of Kohl’s Corporation, one of the largest department store retail chains in the United States. Mr. Mansell joined Kohl’s in 1982 as a Divisional Merchandise Manager and held numerous roles at Kohl’s during his more than 35-year career with the company, including serving as Executive Vice President and General Merchandise Manager from 1987 to 1998, as Senior Executive Vice President of Merchandising and Marketing from 1998 to 1999, and as President from 1999, CEO from 2008, and Chairman of the board of directors from 2009 until his retirement in May 2018. Prior to joining Kohl’s, Mr. Mansell spent seven years in the Venture Store division of The May Department Stores Company, an American department store holding company, where he held a variety of positions in buying and merchandising. He currently serves on the board of directors of Fossil Group, Inc., a design, innovation and distribution company specializing in consumer fashion accessories, where he is Lead Independent Director and Chair of the Compensation and Talent Management Committee. Mr. Mansell is also on the board of directors of Columbia Sportswear Company, a global leader in designing, sourcing, marketing, and distributing outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products, where he serves on the Compensation Committee and is Co-Chair of the Nominating and Corporate Governance Committee. He previously served on the board of directors of the Children’s Hospital of Wisconsin.
Mr. Mansell’s more than 40 years of experience in the retail industry – including experience leading a publicly-traded retail Fortune 500 company with a significant omnichannel presence – and his strategic, merchandising and financial expertise qualify him to serve on our Board.
12	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Bonnie R. Brooks, 69

Skills and Qualifications:
 •  Former Executive Chair of the Board and Former CEO and President of Chico’s FAS, Inc.
 •  Former Vice Chair, President and CEO of Hudson’s Bay Company
 •  Former President of The Lane Crawford Joyce Group
 •  Former Global Merchandise Manager of Dickson Concepts (International) Limited
 •  Former EVP and General Merchandise Manager of Holt, Renfrew & Co., Limited
Current Directorships:
 •  Chico’s FAS, Inc., Merchant Committee
 •  RioCan Real Estate Investment Trust, Trustee; Investment Committee; Nominating and Environmental, Social and Governance Committee
Former Directorships: • Abercrombie & Fitch Co. • Empire Company Limited • Rogers Communications Inc. • Hudson’s Bay Company
Bonnie R. Brooks has been a director since 2016. She served as CEO and President of the Company from July 30, 2019 to June 24, 2020, after serving as Interim CEO and President beginning April 24, 2019. She also served as Executive Chair of the Board of the Company from June 24, 2020 to June 23, 2022. She has more than 30 years of global retail executive leadership experience. From January 2014 to December 2016, she served as the Vice Chair of Hudson’s Bay Company (“Hudson’s Bay”), a fashion retail group operating through multiple banners, including Hudson’s Bay, Lord & Taylor, Saks Fifth Avenue, Saks Off Fifth and Kaufhof. Ms. Brooks joined Hudson’s Bay in 2008 as CEO and President. From 2012 to 2014, Ms. Brooks served as President of Hudson’s Bay, responsible for both Hudson’s Bay and Lord & Taylor department stores USA. From 1997 to 2008, Ms. Brooks was based in Hong Kong serving as an executive officer, including as President of The Lane Crawford Joyce Group, a women’s fashion retailer with over 500 stores in Asia, and as Global Merchandise Manager for Dickson Concepts (International) Limited, a luxury retail group and owner of Harvey Nichols, UK. Prior to that, Ms. Brooks spent over a decade at Holt, Renfrew & Co., Limited, a Canada-based fashion department store, in roles that included Executive Vice President and General Merchandise Manager. Ms. Brooks also previously served on the board of directors of Abercrombie & Fitch Co., a teen apparel retailer, Rogers Communications Inc., a Canadian diversified communications and media company, and Empire Company Limited, one of Canada’s largest food retailers. Ms. Brooks currently serves as a trustee of RioCan Real Estate Investment Trust, a North American real estate owner and developer; she also serves on the trust’s Investment Committee and on its Nominating and Environmental, Social and Governance Committee. In addition, she is a member of the Order of Canada.
Ms. Brooks has significant experience in the retail industry, including her experience as CEO and President of the Company and of Hudson’s Bay, which has provided her with operational expertise and extensive public company board experience that qualify her to serve on our Board.
- 2023 Proxy Statement	13

■	PROPOSAL 1 Election of Directors
Nominees for Election

Janice L. Fields, 67

Skills and Qualifications:
 •  Former President and Former EVP and COO of McDonald’s USA, LLC
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance and Nominating Committee Chair
 •  Alimentation Couche-Tard Inc., Human Resources and Corporate Governance Committee
Former Directorships: • Taubman Centers, Inc. • Buffalo Wild Wings, Inc. • Monsanto Company • Welbilt, Inc.
Janice L. Fields has been a director since 2013. She served as President of McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation (“McDonald’s”), a quick-service chain operator and franchiser with $38 billion in sales per year, from January 2010 until her retirement in November 2012. Ms. Fields held numerous other roles at McDonald’s, having started her career as a crew member. Prior to serving as President, she held several executive positions within McDonald’s USA, including U.S. Division President for the Central Division from 2003 through 2006 and Executive Vice President and Chief Operating Officer from 2006 through January 2010.
From 2008 to 2018, Ms. Fields served on the board of directors of Monsanto Company, a leading global provider of agricultural products, and played a key role in navigating Bayer’s acquisition of the company in 2018. From 2017 until 2018, Ms. Fields also served on the board of directors of Buffalo Wild Wings, Inc. where she was appointed Chair in August 2017. As Chair, Ms. Fields played a pivotal role in the acquisition of the company by Arby’s Restaurant Group, Inc. in 2018.
From 2018 to 2022, Ms. Fields served on the board of directors of Welbilt, Inc., a leading global provider of commercial food service equipment. Ms. Fields also served on the board of directors of Taubman Centers, Inc., a real estate investment trust that invests in luxury malls, from 2019 to 2020. In 2020, she was appointed to the board of directors of Alimentation Couche-Tard Inc., a Canadian multinational operator of convenience stores and currently serves on its Human Resources and Corporate Governance Committee.
In addition to her public company service, Ms. Fields serves on the board of directors of Ronald McDonald House Charities, a global nonprofit organization focused on families and children. Previously, Ms. Fields also served on the boards of directors of The Field Museum, a natural history museum, from 2010 through 2012, and United Cerebral Palsy, an international nonprofit service provider for individuals with disabilities, from 2005 through 2013.
Through her numerous executive roles at a Fortune 500 company and board service, Ms. Fields has gained broad financial and operational experience and has demonstrated significant leadership and management skills through her successful implementation of various strategic initiatives. She has developed expertise related to marketing, strategic planning, risk management, production, human resources and mergers and acquisitions, which provides her with valuable insights on operational and strategic matters reviewed by our Board. Ms. Fields’ extensive operational, financial, and strategic planning experience qualifies her to serve on our Board.
14	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Deborah L. Kerr, 51

Skills and Qualifications:
 •  Managing Director of Warburg Pincus
 •  Former Executive Vice President, Chief Product & Technology Officer of Sabre Corporation and FICO
 •  Former Chief Technology Officer of Hewlett-Packard Company
 •  Former Manager, Mission Operations at NASA Jet Propulsion Laboratory
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance and Nominating Committee; Environmental, Social and Governance Committee; Human Resources, Compensation, and Benefits Committee
 •  NetApp, Inc., Audit Committee
 •  Vodafone Group Plc., Audit and Risk Committee
Former Directorships: • International Consolidated Airlines Group, S.A. • D+H Corporation • Mitchell International, Inc. • ExlService Holdings, Inc.
Deborah L. Kerr has been a director since June 2017. Ms. Kerr serves as a Managing Director of Warburg Pincus, a global private equity firm with offices in the United States, Europe, Brazil, China and India. She previously served on the board of directors of International Consolidated Airlines Group S.A., an Anglo-Spanish multinational airline holding company and on the board of directors of ExlService Holdings, Inc., a company that provides business process solutions, integrating operations management, decisions analytics and technology platforms. She also previously served on the board of directors of D+H Corporation, a Canadian company that provides global payments and lending technology, and on the board of directors of Mitchell International, Inc., a company that develops software used by the automotive industry.
From 2013 to 2017, Ms. Kerr was the Executive Vice President, Chief Product & Technology Officer for Sabre Corporation, a software and services technology provider to the travel and transportation industry. From 2009 to 2012, Ms. Kerr served as Executive Vice President and Chief Product & Technology Officer at FICO. Previous roles included leadership roles at Hewlett-Packard Company and at NASA Jet Propulsion Laboratory.
Ms. Kerr also currently serves on the board of directors of NetApp, Inc., a data management company, where she is on the Audit Committee. She also serves on the board of directors of Vodafone Group, Plc, a British telecommunications company, where she is on the Audit and Risk Committee.
Ms. Kerr is a global operating executive, recognized for executing successful transformations, accelerating growth and innovation, and managing risk and change in complex environments. She is also an experienced private and public company director. Her extensive skill set, particularly her product and technology experience, qualifies her to serve on our Board.
- 2023 Proxy Statement	15

■	PROPOSAL 1 Election of Directors
Nominees for Election

Eli M. Kumekpor, 48

Skills and Qualifications:
 •  Vice President, Global General Manager of Jordan Men’s Brand at NIKE, Inc.
 •  Former Vice President, Global Chief Financial Officer of Jordan Brand
 •  Former Vice President of Global Nike Women
 •  Former Chief Financial Officer, CVMD of AstraZeneca
 •  Former Chief Financial Officer, US Oncology at AstraZeneca
Current Directorships:
 •  Chico’s FAS, Inc., Audit Committee; Human Resources, Compensation, and Benefits Committee

Eli M. Kumekpor has been a director since 2022. Since March 2019, Mr. Kumekpor has been employed by NIKE, Inc., a designer, marketer and distributor of athletic footwear, apparel, equipment and accessories, serving as Vice President, Global General Manager, Jordan Men’s Brand since March 2021, and as Vice President, Global Chief Financial Officer, Jordan Brand and Vice President, Global Nike Women prior to that. From April 2015 until February 2018, Mr. Kumekpor held posts with multinational pharmaceutical and biotechnology company AstraZeneca, first as Chief Financial Officer, CVMD (Cardiovascular, Renal and Metabolic Diseases) U.S., and then as Chief Financial Officer, US Oncology. Prior to AstraZeneca, Mr. Kumekpor held various senior financial and corporate development leadership roles with medical company Alcon, including Chief Financial Officer and Head of Finance, US Surgical. He gained prior experience at Life Technologies and Deloitte Consulting LLP. Mr. Kumekpor is a veteran of the United Stated Armed Forces.
Mr. Kumekpor is a global business leader with more than 20 years of financial, strategic, commercial and operational leadership experience across multiple industries, which we are confident will be beneficial to the Company’s future. This experience qualifies him to serve on our Board.
16	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Molly Langenstein, 59

Skills and Qualifications:
 •  CEO and President of Chico’s FAS, Inc.
 •  Former President, Apparel Group of Chico’s FAS, Inc.
 •  Former General Business Manager, Ready-to-Wear at Macy’s, Inc.
 •  Former Chief Private Brands Officer at Macy’s, Inc. and Bloomingdale’s
 •  Former Executive Vice President of Private Brands for Men’s and Children’s Wear at Macy’s, Inc. Private Brands
Current Directorships:
 •  Chico’s FAS, Inc.

Molly Langenstein has been a director since 2020. She is the CEO and President of the Company. Ms. Langenstein joined the Company in August 2019 as the Company’s President, Apparel Group. She transitioned to the role of CEO and President on June 24, 2020. Before joining the Company, she served as General Business Manager, Ready-to-Wear at Macy’s, Inc. (“Macy’s”) from 2017 to 2019. Prior to that, she served as Chief Private Brands Officer of Macy’s and Bloomingdale’s from 2015 to 2017. Ms. Langenstein served as Executive Vice President of Private Brands for Men’s and Children’s Wear at Macy’s Private Brands from 2013 to 2014. In 2012, she was named Executive Vice President, Group Merchandise Manager of Millennial at Macy’s. Earlier, her career at Macy’s included assignments as General Merchandise Manager for Men’s and Kids at Macy’s Florida (Miami), for Millennial at Macy’s West (San Francisco) and for Ready-to-Wear at Macy’s North (Minneapolis). She began her work in the apparel retail industry as a buyer at Burdines. Ms. Langenstein also has served on the Kent State University Advisory Board since 2017.
Ms. Langenstein is a 30-year retail industry veteran with a proven track record of building multiple successful brands. She is an experienced strategist, manager and merchant with a record of success in revitalizing sales and profitability in the retail fashion industry. We believe Ms. Langenstein’s expertise in the retail industry and leadership skills qualify her to serve on our Board.
- 2023 Proxy Statement	17

■	PROPOSAL 1 Election of Directors
Nominees for Election

John J. Mahoney, 71

Skills and Qualifications:
 •  Former CFO and Vice Chairman of Staples, Inc.
 •  Former Partner Global Accounting Firm
 •  Certified Public Accountant
Current Directorships:
 •  Chico’s FAS, Inc., Human Resources, Compensation, and Benefits Committee Chair; Audit Committee
 •  Bloomin’ Brands, Inc., Audit Committee Chair
 •  Burlington Stores, Inc., Board Chair
Former Directorships: • Advo, Inc. • Zipcar, Inc. • The Michaels Companies, Inc.
John J. Mahoney has been a director since 2007. He retired as Vice Chairman of Staples, Inc. (“Staples”), an office supply retail chain, where he also served as Chief Financial Officer from 1996 through 2012. Prior to 1996, Mr. Mahoney was a partner at the accounting firm Ernst & Young LLP. He currently serves as Audit Committee Chair of Bloomin’ Brands, Inc., a company that owns dining restaurant chains. In addition, Mr. Mahoney is Board Chair of Burlington Stores, Inc., a national off-price apparel retailer. He served on the board of directors of Advo, Inc., a leading direct mail marketing services company, from 2001 to 2007, Zipcar, Inc., one of the world’s leading car-sharing services, from 2010 to 2012, and The Michaels Companies, Inc., an arts and crafts retail chain, from 2013 to 2021. Mr. Mahoney has been deemed by the Board to be an Audit Committee Financial Expert.
Mr. Mahoney’s extensive experience in finance and strategic planning, public company governance and executive compensation, and his deep knowledge of the various issues that retail companies currently face, qualify him to serve on our Board.
18	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Kim Roy, 64

Skills and Qualifications:
 •  Former Group President of Ralph Lauren North America
 •  Former Group President of Ralph Lauren, Lauren Brands
Current Directorships:
 •  Chico’s FAS, Inc., Environmental, Social and Governance Committee Chair; Merchant Committee Chair; Audit Committee
Former Directorships: • Weight Watcher’s International, Inc. (now WW International, Inc.)
Kim Roy has been a director since February 2019. Ms. Roy brings more than 30 years of experience in the retail industry developing and leading iconic American brands.
Ms. Roy is currently President of Kim Roy Consulting LLC, a consulting advisory firm established by Ms. Roy to provide professional consulting services to businesses. Previously, Ms. Roy held several senior leadership positions at Ralph Lauren Corporation. As Group President, North America she was responsible for Polo, Lauren and Chaps brands for men, women, children and home from 2014 to 2016. Prior to that, Ms. Roy was Group President Lauren Brands, leading the company’s portfolio of women’s brands from 2008 to 2014. Ms. Roy joined Ralph Lauren in 2003 to launch its first-owned women’s brand, Lauren, and was Lauren President until 2008.
Prior to her years at Ralph Lauren, Ms. Roy was President of Ann Taylor, Group President, Liz Claiborne, Inc. and Senior Vice President General Merchandise Manager at Associated Merchandising Corporation. Ms. Roy began her career at Abraham & Straus. Ms. Roy served as a member of the board of directors of Weight Watchers International, Inc. (now WW International, Inc.) and was a member of its Audit Committee. She has been a trustee for Skidmore College, her alma mater, since 2008; Ms. Roy currently serves on its Executive Committee, is Co-Chair for its Compensation Committee and is a member of its Marketing and Communications Committee. Ms. Roy is also a director for Catholic Guardian Services, serving on its Strategic Planning, Finance and Investment Committees.
Ms. Roy led several industry leading multi-brand portfolios, particularly in women’s apparel. She has significant strategic, branding, merchandising, and operating expertise. Ms. Roy’s expertise in the retail industry, particularly in women’s apparel and merchandising, and leadership skills qualify her to serve on our Board.
- 2023 Proxy Statement	19

■	PROPOSAL 1 Election of Directors
Nominees for Election

David F. Walker, 69

Skills and Qualifications:
 •  Former Partner Global Accounting Firm
 •  Advanced Degree
 •  Certified Public Accountant
 •  Certified Fraud Examiner
 •  Former NACD Board Leadership Fellow
 •  Former Director of the Accountancy Program at the University of South Florida
Current Directorships:
 •  Chico’s FAS, Inc., Audit Committee Chair; Environmental, Social and Governance Committee
 •  Commvault Systems, Inc., Audit Committee Chair
Former Directorships: • CoreLogic, Inc. • Paradyne Networks • Technology Research Corporation • First Advantage Corporation
David F. Walker has been a director since 2005. He served as Board Chair from 2015 to 2020. Mr. Walker currently serves on the board of directors of Commvault Systems, Inc., a data management software company, and he is the company’s Audit Committee Chair. He formerly served on the boards of CoreLogic, Inc., Paradyne Networks, Technology Research Corporation and First Advantage Corporation. In addition, he was the Director of the Accountancy Program at the University of South Florida from 2002 through 2009 and led the school’s Program for Social Responsibility and Corporate Reporting. Mr. Walker was a partner at Arthur Andersen LLP from 1986 until 2002 and led the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is a certified public accountant and certified fraud examiner. He has been deemed by the Board to be an Audit Committee Financial Expert, and he was recognized as an NACD Board Leadership Fellow from 2015 to 2021.
Mr. Walker’s experience on other public company boards, his distinguished former role in academia, his governance expertise, and his former service at a global accounting firm, provide the Board with significant leadership, financial and public company oversight experience and qualify him to serve on our Board.
If elected, Mr. Mansell, Ms. Brooks, Ms. Fields, Ms. Kerr, Mr. Kumekpor, Ms. Langenstein, Mr. Mahoney, Ms. Roy, and Mr. Walker will continue their service on the Board beginning after the Annual Meeting, and all will serve on the Board until the Annual Meeting in 2024, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Unless otherwise directed, the persons named as proxies intend to vote such proxy “FOR” the election of Mr. Mansell, Ms. Brooks, Ms. Fields, Ms. Kerr, Mr. Kumekpor, Ms. Langenstein, Mr. Mahoney, Ms. Roy and Mr. Walker as directors of the Company.
None of the nominees are related to any of the other directors, other nominees for director, or any executive officer of the
Company by blood, marriage or adoption. There are no arrangements or understandings between any director or director nominee and any other person pursuant to which such director or director nominee was or is to be selected as a director.
Each of the nominees for election as director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, it is intended that shares represented by the proxies voted for such nominee will be voted for such other person as our Board shall designate to replace such nominee. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve.
Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES.
20	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Director Nominations and Qualifications

Director Nominations and Qualifications
Responsibility for Selection of Director Candidates
The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Governance Committee, with the expectation that other members of the Board and executives take part in the process as appropriate. The Governance Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration.
Director Criteria, Board Refreshment and Diversity
The Governance Committee is responsible for initial review and assessment of the skills, experience and background required of each of the Company’s directors in the overall context of the business and current composition of the Board, and the Governance Committee and the Board regularly assess overall Board composition based on these considerations. When evaluating potential nominees, including incumbent directors, the Governance Committee and the Board take into account our requirement that a substantial majority of Board members be independent; the diversity of experiences and backgrounds represented on the Board; the need for financial, business, academic, public company and other expertise on the Board and its committees; and the need to have directors who will work diligently and collegially to represent the best interests of the Company and its shareholders, associates, customers and communities. While the focus and priorities may change from time to time, this assessment includes an evaluation of a potential nominee’s experience in areas relevant to our business and our strategy. Furthermore, we believe that the process used to identify and select nominees has resulted in a balanced, diverse, and well-rounded Board that possesses the skills, experiences, and perspectives necessary for its critical oversight role. Below is a summary of areas of experience our Board has determined are currently most relevant to our business and corresponding Board representation:
Summary of Director Expertise/Skills
Director	Audit Committee Experience / Audit Committee Financial Expert*	CEO / CFO Experience	Corporate Governance / Other Public Company Board Service	ESG	ERM (including IT & Cybersecurity)	Executive Compensation / Human Resources / Human Capital Management	Fashion Merchandising / Vertical Retail / Product Development	Omnichannel Retail (including Stores, Digital Commerce & Social Media)	Marketing (including Digital, Social & Direct Mail)	Operations (including Supply Chain, Sourcing & Distribution)	Real Estate
Kevin Mansell	√	√	√	√	√	√	√	√	√	√	√
Bonnie R. Brooks		√	√	√		√	√	√	√		√
Janice L. Fields		√	√	√		√			√	√	√
Deborah L. Kerr			√	√	√	√			√	√
Eli M. Kumekpor	√	√		√		√		√	√	√
Molly Langenstein		√					√	√	√	√
John J. Mahoney	√*	√	√		√	√		√
Kim Roy	√		√	√			√	√	√	√	√
David F. Walker	√*		√
*	Indicates an Audit Committee Financial Expert in addition to Audit Committee Experience
Our Board is exceptionally diverse, which provides us a broad spectrum of experience and expertise to promote the presentation and consideration of differing points of view. By “diversity,” we mean differences of viewpoint, professional experience, education, international experience, skills and other individual qualities and attributes that contribute to board heterogeneity, including but not limited to, self-identified diversity characteristics such as gender, race, and ethnicity, as well as tenure on the Board and age. The Board and the Governance Committee believe that these varying perspectives are important to the effectiveness of the Board’s oversight of the Company. The Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all potential nominees and continuing directors.
Ultimately, decisions on director candidates are based on merit and the contributions each candidate can make to the Board, with due regard for the benefits of having a diverse Board.
- 2023 Proxy Statement	21

■	PROPOSAL 1 Election of Directors
Director Nominations and Qualifications

BOARD SIZE AND INDEPENDENCE

7
2
Independent
Not Independent

DIRECTOR TENURE
Avg. ~7 years

4
2
1
2
<0-4 Years
5-9 Years
10-15 Years
>15 Years

DIRECTOR AGE
Avg. 63.1 years

3
1
4
1
<60 Years
61-65 Years
66-70 Years
>70 Years

GENDER DIVERSITY
56%

5
4
Female
Male

RACIAL DIVERSITY
11%

1
8
Diverse
Non-Diverse

Directors should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to prepare for, attend and participate in Board and Board committee meetings, to ask direct questions and require straight-forward answers, and to meet as frequently and for as long as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other commitments do not materially interfere with the member’s service as a director. In accordance with our Governance Guidelines, service on other boards and other commitments are considered by the Governance Committee when reviewing candidates for election and re-election.
The Company does not have term limits for its directors. However, as noted above, under the Company’s Governance Guidelines, a non-management director who will attain the age of 75 prior to the next annual meeting of shareholders is required to submit a letter of resignation to the Board effective, if accepted, as of the next annual meeting of shareholders. The Governance Committee and the Board will consider the resignation in the context of whether such director’s continued service contributes to the right mix of tenured and newer directors in light of requirements of the Board at that time. If the Board determines not to accept the director’s resignation, the Governance Committee and the Board will reconsider the issue the following year, if necessary. The Board believes that, in addition to its ongoing review of the overall composition of the Board, this policy promotes Board refreshment and is considered as part of overall director succession planning.
The Board and its Governance Committee believe the skills, qualities, attributes, and experience of our current directors provide the Company with the business acumen and diverse range of perspectives needed to engage each other and management, to address effectively the Company’s evolving needs, and to represent the best interests of the Company’s shareholders.
Identifying and Evaluating Nominees
The Governance Committee annually determines whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing viewpoints and other qualities necessary for the Board to direct the Company based on the list of relevant skills and expertise discussed above. Furthermore, the Governance Committee regularly engages in Board succession planning by assessing the need for additional Board members to fill vacancies or to expand the size or expertise of the Board and the likelihood that the potential nominee can satisfy the applicable criteria for directors. The Governance Committee engages third-party search firms to assist in identifying and evaluating potential Board nominees and uses Board members’ contacts within the business community. When the Governance Committee seeks a new candidate for directorship, it seeks an individual whose skills and experience will complement the attributes and perspectives of the other members of the Board. The Governance Committee takes into consideration whether particular individuals satisfy the independence criteria established by the Company, which standards meet or exceed those set forth in the New York Stock Exchange (“NYSE”) listing standards, together with any special criteria applicable to serve on various committees of the Board. The Governance Committee also considers the diversity of particular individuals, including differences of viewpoint, professional experience, education, international experience, skills and other individual qualities and
22	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Committees of the Board

attributes that contribute to Board diversity, including but not limited to, self-identified diversity characteristics, such as gender, race, and ethnicity. The information learned through the Board’s evaluation process, including any identified areas for development on the Board, is also used by the Governance Committee when considering the need for new directors and individual director nominees.
Once the Governance Committee has identified a potential nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Governance Committee with the recommendation of the potential candidate, as well as the Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others.
If the Governance Committee determines, in consultation with the independent Chair of the Board (or Lead Independent Director),
and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the potential nominee’s background and experience and to report the findings to the Governance Committee. The Governance Committee then evaluates the potential nominee against the criteria set out in the Company’s Governance Guidelines.
In connection with this evaluation, the Governance Committee determines whether to interview the potential nominee. If warranted, the Chair of the Governance Committee, one or more of the independent directors, as well as the CEO and others as appropriate, interview the potential nominee. Thereafter, the Governance Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.
Shareholder Nominees
The policy of the Governance Committee is to consider written recommendations from shareholders for positions on the Board. A shareholder who wishes to recommend a potential nominee for the Board should notify the Corporate Secretary of the Company or any member of the Governance Committee in writing with supporting material the shareholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating the nominations, the Governance Committee uses the same criteria as for other candidates recommended by the committee, other Board members, or other persons. In addition, shareholders may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Articles.
In addition, a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of the Company’s stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Bylaws. The Board believes that the provisions adopted in our Bylaws appropriately balance the benefits shareholders gain under proxy access against the potential disruption that could be created by regular proxy contests, the corresponding turnover of a number of Board seats, and the challenges of on-boarding and integrating new directors.
Committees of the Board
The Board has the following standing committees: (a) Corporate Governance and Nominating Committee (“Governance Committee”), (b) Audit Committee, (c) Human Resources, Compensation and Benefits Committee (“Compensation Committee”), (d) Merchant Committee, and (e) Environmental, Social and Governance Committee (“ESG Committee”). Each of these committees has a charter under which it operates. These charters may be accessed on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The members of the Board as of the date of this Proxy Statement, and the committees of the Board on which they currently serve, are identified below:
Director	Corporate Governance and Nominating Committee	Audit Committee	Human Resources, Compensation and Benefits Committee	Merchant Committee	Environmental, Social and Governance Committee
Kevin Mansell	✗		✗
Bonnie R. Brooks				✗
Janice L. Fields
Deborah L. Kerr	✗		✗		✗
Eli M. Kumekpor		✗	✗
Molly Langenstein
John J. Mahoney		✗
Kim Roy		✗
David F. Walker					✗
✗ = Members, = Chair
- 2023 Proxy Statement	23

■	PROPOSAL 1 Election of Directors
Committees of the Board

Board Responsibilities
The primary responsibility of the Board is to provide oversight, counseling, and direction to the Company’s senior executive management with regard to the long-term interests of the Company and its shareholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider other factors it deems relevant, including the social, economic, legal or other effects of the Company’s business and operations, and its constituents, which include associates, suppliers, customers and the communities in which we do business. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the CEO through the Compensation Committee, and providing counsel and oversight on the selection, evaluation, development and compensation of other executive officers; (b) providing oversight of the Company’s culture and policies and strategies related to human capital management and diversity and inclusion programs through the Compensation Committee; (c) reviewing, monitoring, and, where appropriate, approving the Company’s major strategic plans and financial objectives, operating and capital plans, and other significant actions or operations; (d) overseeing the Company’s strategic, operational, legal, regulatory, and reputational risk, including management’s identification and assessment of major risks facing the Company, and assisting in developing mitigation strategies; (e) planning for succession with respect to the CEO, and monitoring and advising on management’s succession planning for other executive officers; (f) overseeing the conduct of the Company’s business to evaluate whether the business is being properly and ethically managed and whether proper internal controls are in place and effective; (g) overseeing the Company’s ESG policies and practices, and its processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures, compliance with law and ethics, its relationships with customers and suppliers, and its relationships with other stakeholders through the ESG Committee and the Compensation Committee; (h) monitoring, through the Governance Committee, possible conflicts of interest and related party transactions; and (i) planning for the succession of the Board’s own members, including leadership roles.
The Board has delegated to the CEO, working with the Company’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various committees with respect to significant actions to be undertaken by the Company.
Corporate Governance and Nominating Committee
The Governance Committee held five meetings during fiscal 2022. The Governance Committee is responsible for developing, assessing, maintaining, recommending and implementing policies and practices relating to corporate governance, including reviewing and monitoring compliance with the Company’s Governance Guidelines. In addition, in its nominating role, the Governance Committee’s principal responsibilities also include interviewing, evaluating, nominating, and recommending individuals for membership on, and to serve as Chair of, the Company’s Board and each of its committees. The Governance Committee also coordinates the Board’s annual review of director independence and oversees the evaluation process for reviewing the performance of the Board, each of its members, its committees, and management, as appropriate. The Governance Committee is also responsible for reviewing and overseeing any related party transactions (as defined in the Company’s Related Party Transactions Policy) and, after reviewing such related party transactions, for approving or disapproving the entry into such transaction. All current members of the Governance Committee are, and all of the members of the Governance Committee during fiscal 2022 were, independent within the meaning of the NYSE listing standards and the Company’s Governance Guidelines.
Audit Committee
The Audit Committee held six meetings during fiscal 2022. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of our accounting, financial reporting, financial risk assessment, internal control processes, and audit function and related risk management. The Audit Committee is directly responsible for, among other things: (a) the appointment, engagement, compensation, and oversight of the work of the Company’s independent certified public accountants; (b) reviewing the annual financial results and the annual audit of the Company’s financial statements; (c) recommending whether the audited financial statements should be included in the Company’s Form 10-K; and (d) preparing the Audit Committee Report required under applicable securities laws. The Audit Committee also reviews the Company’s quarterly financial results and each Form 10-Q, and meets with the independent accountants and the Vice President of Internal Audit at least quarterly in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between the Audit Committee and the independent accountants is held separately without management present. The Audit Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants.
All current members of the Audit Committee are, and all of the members of the Audit Committee during fiscal 2022 were,
24	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Committees of the Board

independent within the meaning of the listing standards of the NYSE, the Company’s Governance Guidelines, and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). SEC regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the Chair of the Audit Committee, and
Mr. Mahoney each qualify as an Audit Committee Financial Expert within the meaning of the regulations of the SEC and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Although the Board has determined that Mr. Walker and Mr. Mahoney each has the requisite attributes defined under the rules of the SEC, their respective responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time associates of any audit firm. The SEC has determined that an audit committee member who is designated as an Audit Committee Financial Expert will not be deemed to be an “expert” for any purpose as a result of being identified as an Audit Committee Financial Expert. (See the Audit Committee Report on page 86 for further information.)
Human Resources, Compensation and Benefits Committee
The Compensation Committee held five meetings during fiscal 2022. The principal responsibilities of the Compensation Committee are to: (a) review and make recommendations to the Board concerning the Company’s compensation philosophy and compensation plans to ensure alignment with the Company’s corporate goals and objectives; (b) evaluate the CEO’s performance against corporate goals and objectives established for the CEO and to approve the compensation of the CEO in light of her or his performance; (c) periodically review and approve the compensation of the executive officers of the Company; (d) oversee and evaluate management’s and, when applicable, the Company’s outside consultants’ assessment of the risks related to the Company’s compensation programs at least annually; (e) review and make recommendations with respect to, and administer, the Company’s existing and proposed annual and long-term incentive compensation and equity compensation plans; (f) oversee and periodically review the Company’s culture and policies and strategies related to attraction, development and retention of human resource talent and evaluate and monitor Company culture and leadership quality, morale and development; (g) oversee and periodically review the Company’s diversity and inclusion programs and policies, as well as the results of those programs and policies; and (h) review and discuss with management the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement, recommend to the Board whether it should be included in such filing, and prepare the Compensation Committee Report required to be included in the Company’s annual proxy statement. The Compensation Committee also participates in management succession planning processes with the Board and the CEO.
In addition, the Compensation Committee is responsible for evaluating and recommending compensation to be paid to our non-employee directors, including retainers, fees, benefits and perquisites. To support best practices in governance and transparency in connection with director compensation, under its charter, the recommendations of the Compensation Committee relating to director compensation must be reviewed by third parties as the Compensation Committee deems appropriate, which may include the Company’s independent compensation consultant, Chief Human Resources Officer and other human resources personnel and the Corporate Secretary. Furthermore, the 2020 Omnibus Plan includes an annual per director limit on cash and equity compensation paid to our directors for their service as directors, and, as described more fully in Proposal 4, the Amended and Restated 2020 Omnibus Plan continues to include this annual per director limit. The Compensation Committee also reviews, makes recommendations with respect to, and monitors compliance with the Company’s Stock Ownership Guidelines.
All current members of the Compensation Committee are, and all of the members of the Compensation Committee during fiscal 2022 were, independent within the meaning of the listing standards of the NYSE and the Company’s Governance Guidelines. (See the Human Resources, Compensation and Benefits Committee Report on page 69 for further information.)
Merchant Committee
The Merchant Committee held twelve meetings during fiscal 2022. The Merchant Committee is primarily responsible for providing oversight and advice to the appropriate officers of each of the Company’s brands on matters concerning the Company’s products. The Merchant Committee provides advice and insight relating to merchandise and related matters, including product development and competitive and consumer insights, to the Company’s brands at each critical stage of product development.
- 2023 Proxy Statement	25

■	PROPOSAL 1 Election of Directors
Committees of the Board

ESG Committee
The ESG Committee held two meetings during fiscal 2022. The ESG Committee is primarily responsible for the following: (a) assisting the Board in overseeing the Company’s attention to matters relating to ESG, including, but not limited to, health and safety, environmental sustainability, human rights, philanthropy and other social and public matters of significance to the
Company and (b) providing oversight of the Company’s policies and practices with respect to such matters, including, but not limited to, overseeing the Company’s charitable giving policies and programs. The ESG Committee is also responsible for overseeing and reviewing any reports the Company prepares and publishes related to ESG matters.
Board, Committee and Individual Director Evaluations
Strengthening our Board’s effectiveness is a high priority, and we conduct robust annual evaluations to assess our directors’ strengths and identify areas for improvement. Each year, the Board conducts an evaluation process coordinated by the Governance Committee Chair and delivered by the Chair of the Board and other committee chairs. A full Board evaluation is conducted to assess how well the Board functions and performs, and committee evaluations are conducted to assess the membership, leadership, roles and performance of each committee. Each director also completes a director peer and self-assessment pursuant to which the directors examine their peers’ and their own skill sets and contributions to the Board and committees. The evaluations assess criteria that the Board and its advisors have determined to be important to the success of the Board and Company. In advance of the meeting in which the evaluation occurs, the Board and committees collect materials and information to assist in their evaluation discussions. They review the qualifications and experience the Board has identified as important for Board effectiveness and how its membership stacks up against those criteria. They also review the number of Board and committee meetings for the prior fiscal year and attendance records for individual directors. They consider the various responsibilities of the Board or the particular committee set out in our governing documents, and they examine whether those responsibilities were met. They review a summary of their accomplishments, actions and areas of focus over the year, including any open items. Members of the Board and members of each committee also complete a comprehensive questionnaire relating to the Board’s performance, each committee’s performance, each director’s performance and their own individual performance. The data collected from the Board and committee questionnaires is tabulated, compared to the prior year and shared with the relevant Chairs (of the Board and each committee) to use in the in-person evaluation discussions.
The Board or committee, in private session, then engages in focused, candid and thoughtful discussion about their performance. Directors who may not feel comfortable raising an issue in open session are encouraged to speak privately with the relevant Chair (of the Board or committee), the CEO or General Counsel. Following the evaluation process, the Chair of the Board or the relevant committee chair reports to the Board, the CEO and/or the General Counsel (as appropriate) regarding the assessments generally and any desired management or Board action, change in procedure, or required follow-up resulting from the discussion.
The data collected from director peer and self-assessment questionnaires is tabulated and shared with the Chair of the Board and the Governance Committee Chair to use in one-on-one discussions with individual directors as needed to discuss feedback regarding key areas, such as director performance, Board engagement and communication, strategic and operational matters, Board and committee composition and structure, Board oversight, governance and meeting conduct.
Board Leadership Structure
The Board annually elects a Chair after taking into account the Governance Committee’s recommendation that follows its annual review of the Company’s Board leadership structure. The Company’s governing documents provide the Board with flexibility to determine the appropriate Board leadership structure for the Company. In determining the appropriate Board leadership structure, the Board considers a number of factors, including the Company’s strategic goals, the risks and opportunities the Company faces, the Company’s business and operating environment, the experience and skills of the Company’s directors, and the interests of the Company’s shareholders. The Company does not require the separation of its Chair and CEO positions.
Currently, the positions of Chair and CEO are separate, with Mr. Mansell serving as the Chair of the Board, and
Ms. Langenstein serving as CEO. Mr. Mansell is an independent director, and consequently, he performs the functions of a lead independent director in his capacity as independent Chair of the Board. The Board has determined this leadership structure is in the best interests of the Company and its shareholders at this time. The Board believes that separating the Chair and CEO positions is a robust governance practice that contributes to the Board’s independence from management, which helps to facilitate an appropriate level of independent Board oversight, responsibility, leadership and engagement. Separating the Chair and CEO positions also allows the CEO to focus primarily on the day-to-day leadership, operations and strategic goals of the Company, while the Chair oversees corporate governance and operational Board matters.
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PROPOSAL 1 Election of Directors	■
Environmental, Social and Governance Matters

As Chair, Mr. Mansell performs, among other things, the functions noted below.
■	Provides strong leadership
○	fosters a cooperative atmosphere where directors are encouraged to openly discuss, debate and question matters – in a constructive and productive fashion – that require Board attention
○	builds consensus around the Company’s strategic goals
○	provides direction regarding how the Board operates
○	provides leadership to the Board in responding to any director’s reported conflicts of interest or potential conflicts of interest
○
reviews Board meeting agendas and meeting schedules – in consultation with other directors, the CEO and the Corporate Secretary – to ensure that sufficient time is allotted for discussion of all agenda items, and, where appropriate, to ensure sufficient information is provided to the Board to enable it to fully discuss and consider matters requiring Board attention

■	Facilitates independent oversight of management by directors
○	ensures that the independent directors of the Board meet in separate, independent director sessions
○	engages with other independent directors to identify matters for discussion during independent director sessions
○	leads independent director sessions and meetings
○	serves as an informational resource for other directors
■	Promotes communication between the Board and management
○	engages with the CEO and other senior members of management to debrief on decisions reached, and suggestions made, at Board meetings and at independent director sessions
○	acts as an advisor to the CEO, as requested and/or as required
○	monitors the relationship between the independent directors and the CEO
○	facilitates communication between the independent directors, on the one hand, and the CEO and other senior members of management, on the other
○	shares feedback from shareholders and other stakeholders with directors, the CEO and other senior members of management
■	Leads Board oversight of key governance matters
○	works with the Governance Committee to oversee the Board and director peer and self-assessment processes
○	works with the Governance Committee to oversee Board composition, refreshment and diversity, as well as director succession planning
○	facilitates Board oversight of CEO succession planning, performance evaluations and compensation decisions, as well as management succession planning for other executive officers
■	Engages with shareholders
○	leads the Annual Meeting of Shareholders
○	speaks, as appropriate, on behalf of the Board, including by engaging with shareholders and other stakeholders who want to communicate directly with the Board
If the Chair of the Board is not independent, the independent directors elect a lead independent director to serve as the focal point for communicating with the CEO and management, thereby facilitating information flow and communications among independent directors, and coordinating feedback to the CEO and management on behalf of the independent directors regarding business issues, the Company’s strategic goals, and overall Board management.
Environmental, Social and Governance Matters
We believe that caring for our planet, our communities and our people is at the core of our values and that our focus on ESG creates long-term value for our Company. For more than 35 years, our Passion for FASHION and desire to inspire confidence and joy in our customers and in our associates have been guiding the design and creation of our women’s clothing, intimates and accessories. This commitment and dedication emanate from our loyal and devoted customers and associates, who are equally motivated and inspired by our Vision and Purpose.
From this foundation, we have refined our strategy over the past few years to four key pillars: Customer Led, Product Obsessed, Digital-First and Operationally Excellent. We have also identified key ESG focus areas that serve to support each of the pillars and inspire actions that continue to create positive impacts.

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■	PROPOSAL 1 Election of Directors
Environmental, Social and Governance Matters

Additional information regarding our ESG practices and initiatives, including our short- and mid-term goals, may be found on our website, including in our 2021 Impact Report. Specifically, our 2021 Impact Report may be accessed by going to www.chicosfas.com and clicking on “Responsibility” and then “Social Responsibility.” Nothing on our websites and the information contained on, or that can be accessed through, our websites referenced in this Proxy Statement, including without limitation, our 2021 Impact Report, shall be deemed to be incorporated by reference herein unless indicated otherwise, and is not considered part of, this Proxy Statement.
Oversight of ESG Matters
The Board believes that effective oversight of ESG matters is important to its risk oversight function, driving sustainable practices and responsible stewardship, and providing value to shareholders and benefiting the communities we serve. In 2021, the Board approved the establishment of a Board-level ESG Committee. The ESG Committee oversees and advises on our ESG policies and practices and receives regular updates from the Company’s ESG Steering Committee. The Governance Committee oversees policies, practices and risks related to corporate governance, business conduct and ethics. The Compensation Committee oversees the Company’s human capital management, including our culture, human resources programs and policies, and compensation and benefits philosophy, and receives updates on talent, succession planning, diversity and inclusion and other strategies related to our human capital management. The Audit Committee oversees the Company’s legal and regulatory compliance, as well as major risk exposures, including ESG risks. Each of the committees regularly reports to, and advises, the full Board on the matters overseen by the committee.
The Company’s ESG Steering Committee, established in 2021, is responsible for overseeing the Company’s ESG Task Force. The ESG Task Force is responsible for reinforcing the Company’s strategic goals, incorporating its initiatives into the Company’s processes and procedures and reporting its progress to the Board. The Company’s associate-led ESG Task Force is our cross-functional team comprised of members from across the organization, including, among others, sourcing, compliance, legal, human resources, and IT. Led by our Senior Director – Corporate Counsel, the Task Force drives our ESG stewardship efforts, including by researching, providing input, implementing, monitoring and reporting on our ESG initiatives and goals. We also have an Inclusion & Diversity Council, which is led by our VP of Human Resources and is comprised of associates from across our brands and departments. The role of the Council is to (i) create an understanding of the power of individuality and inclusion, (ii) promote inclusion and diversity initiatives throughout our value chain and (iii) execute on our inclusion and diversity roadmap and the Council’s three pillars of Attraction & Retention, Education & Training and Customer Focus.
Customer Led
We strive to create exceptional and memorable customer and associate experiences that combine our customer-centric Most Amazing Personal Service with our inclusive associate-focused Most Amazing Place to Work, Learn and Grow philosophies to bring our Passion for FASHION to life and build community engagements that uplift others and generate value over a lifetime.
Women’s Empowerment
As a company of brands founded by women, led by women and for women, we are on a mission to empower every woman to wear her confidence and never compromise.
Recruitment and Growth Development.
We believe that our associates and teams are what make the Company an amazing place to work. Our recruitment and onboarding strategies lay the foundation. From there, we build upon each other’s strengths and identify opportunities through our talent development and performance management programs.
With stores throughout the U.S., Puerto Rico and the U.S. Virgin Islands and franchise locations in Mexico, as well as an online presence for each of our brands, it takes sophisticated technology, resources and infrastructure to ensure our continued success. From finance and accounting to technology, human resources and merchandising careers, we offer diverse opportunities for talented professionals. We remain committed to and focused on attracting talent that is product and customer obsessed like us. We are an equal opportunity employer, and we seek to be inclusive in our recruitment efforts.
We believe that ongoing learning is a vital component of our associates’ success. We provide associates access to FASU, which is an online platform that provides access to programs and tutorials that can be voluntarily completed or assigned based on one’s role, each covering a variety of topics, such as leadership, personal development and compliance best practices, product knowledge and core competencies, among others.
Total Rewards
We believe it is important to provide competitive compensation, benefits, and services that help meet the varying needs of our associates. We strive to provide market-competitive compensation for our salaried and hourly associates. A portion of our eligible associates participate in our short- and long-term incentive programs, which are designed to reward performance that meets personal and corporate objectives.
Fostering Engagement
We value our associates and recognize the importance of their contributions. We believe that a well-informed and engaged community is a key to our success and the achievement of our strategic pillars and goals.
We strive to create a workplace that fosters communication through our “open-door, open-communication” philosophy. We host Company-wide events through our All Hands meetings, which include Q&As with our executives, and we use our intranet as a repository for our latest news and communications, training, human resources, location information and other business operations resources. We also conduct associate engagement that inquire about a range of engagement drivers, including organizational culture and career growth opportunities.
Inclusion and Diversity
We value the diverse experiences, perspectives, and backgrounds of our associates and customers. We are committed to fostering an inclusive environment that celebrates
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PROPOSAL 1 Election of Directors	■
Environmental, Social and Governance Matters

individuality, influences our culture, and helps to innovate the way we work. Our Board, largely through its ESG Committee and Compensation Committee, oversees our diversity and inclusion efforts, including aligning on corporate goals and receiving regular updates from internal stakeholders. The Company continues to focus on building a culture that supports fair compensation and advancement opportunities for all associates regardless of gender, race or ethnicity.
We have three main inclusion and diversity priorities: Attraction and Retention, Education and Training, and Customer Focus:
■
Attraction and Retention – We believe that it is currently appropriate to focus our attraction strategy on enhancing the skills of our recruitment team members, improving and leveraging digital tools to reach a more diverse audience, and expanding the reach of our partnerships. To increase retention, we believe associates must have a sense of belonging, not only on their individual teams but within the Company. We promote a variety of opportunities, recognition, and associate networking groups to enhance our culture and provide a sense of belonging for associates.

■
Education and Training – Our full-time associates and certain other associates participate in training on unconscious bias, the impact of inclusion, cultural awareness and racial equity. Associates are able to access and complete other inclusion and diversity trainings through FASU.

■	Customer Focus – We strive to be inclusive in our designs, marketing and customer service.
Product Obsessed
We strive to deliver distinct, innovative, premium, best-in-class products and services that generate beautiful solutions, exude confidence and joy and elevate social and environmental sustainability.
Responsible Supply Chain
Supply Chain Engagement
We strive to support stable, long-term relationships with vendors that align with our core values. It is important to us to engage with our own supply chain and our third-party brands to elevate responsible and sustainable social and environmental practices. Each of our Tier 1 vendors must contractually agree to comply with our Global Vendor Code of Conduct, which is based on standards and guidance of the International Labour Organization (ILO) and the UN Guiding Principles on Business and Human Rights. In turn, we require our Tier 1 vendors to hold their value-chain partners (e.g., factories, mills, laundry facilities and raw materials providers) to the same standards. At all times, our vendors are required to comply with all environmental, health and safety requirements in the governmental jurisdictions where our branded products are sourced, manufactured and processed. As a supplement to the Global Vendor Code of Conduct and legal controls, we have implemented written guidelines and formal processes for our vendors to follow, coupled with management oversight and regular monitoring and audits of their operations for compliance.
Our monitoring and auditing programs track our supply chain partners’ compliance on issues pertaining to labor, health and safety, the environment, human rights, ethics and security issues.
We believe that our supply chain partners’ performance and approach to tackling these challenges is a key component of our success and is something we are consistently seeking to enhance. Our Global Compliance Department actively engages in communication with, and education of, our suppliers using tools such as our Vendor Portal, field visits, monthly conference calls with key suppliers, participation multi-brand compliance summits and worker engagement programs.
Chemicals Management
We take a hazard-based approach to our chemicals management, which emphasizes awareness, minimization and/or avoidance of substances with potential adverse impacts. We work to ensure that our branded products are sourced in compliance with applicable restricted chemical regulations in the countries in which they are produced, as well as in our own market. In addition, each of our vendors is required to confirm that our products, including the components and raw materials, comply with the most current version of the AAFA’s Restricted Substance List. We regularly verify compliance and review chemicals management as part of our routine factory audit process. Certain of our finished products have received third-party certification for the testing of harmful substances.
Sustainable and Ethically Sourced Materials
Our approach to responsible material sourcing focuses on the identification and introduction of materials that embody ethical practices in terms of the welfare of the people producing them, the treatment of the physical environment or livestock from which it is harvested and the overall environmental impact. We also consider the location from which the materials are acquired, and the procurement practices involved.
Circularity
From design conception, material selection and product packaging, we are working to find new ways to integrate, revitalize and extend the life of our merchandise and the resources used to make and deliver our final products. Our brands have introduced fabric innovations, technology and other efficiencies that reduce our footprint.
Each of our brands also has a long-standing commitment to extending the life of our products. We routinely collect and donate gently used clothing to charities, extending their lives for use by women in need, and participate in initiatives that recycle certain of our materials and their components.
Digital-First
We leverage technology and think digitally with the aim of strengthening the experiences of our customers, associates and business partners and improving the impact of our products and services.
Sustainable Innovations
Our adoption of new technological solutions is spurring an evolution in our supply chain activities. Along the way, these solutions are helping to decrease our waste and enhance our production efficiencies.
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■	PROPOSAL 1 Election of Directors
Environmental, Social and Governance Matters

Each of our brands has been increasing the penetration of 3D technology in its design process and increasing its use of digital printing. The use of digital printing and laser finishing techniques across our brands reduces our reliance on resource-heavy traditional techniques and helps to reduce our environmental impact.
Information Security and Privacy
The Company has a comprehensive Cybersecurity Program that has been developed to align with industry standards and best practices and that is designed to comply with currently applicable regulatory requirements. The Cybersecurity Program considers the full lifecycle of our information security. We employ the NIST Framework for Improving Critical Infrastructure Cybersecurity to identify, manage and reduce our risks and protect our networks and data.
Our cybersecurity framework is actualized through the implementation of strong security practices focused on continuous monitoring, threat evaluations and response protocols. The programs and policies we have established are designed to safeguard the Company and its stakeholders and to comply with the PCI Data Security Standards and currently applicable regulatory obligations. We ensure that our programs address the use and security of the devices, systems, network and data of our associates, contractors, temporary staff and any others with authorized access to our systems. We have established rules governing the use, retention, access, transmission and monitoring of electronic communication and sensitive information. We protect data privacy with authorization protocols, password requirements, multi-factor authentication, encryption and other data loss prevention solutions.
We conduct routine security checks, perform upgrades and assess the integrity of our systems through internal and third-party vulnerability and penetration tests and various tabletop exercises. We practice industry-standard data access and disclosure protections and environment segmentation to improve our protections and limit data exposure in the event of a potential breach. We also reinforce our practices with regularly-scheduled associate training and awareness campaigns. The Company maintains cybersecurity insurance as part of its risk management process. The Company has also implemented an incident reporting and response plan designed to address and remediate potential critical security incidents.
Our Technology Groups, which include the IT Security and Compliance departments, along with supply chain and logistics, work with other departments and leaders, such as our General Counsel and our Chief Human Resources Officer, to support Company-wide compliance and awareness. The Board and its committees also serve an important role in managing privacy and information security risks. The Board receives updates from senior management multiple times a year covering the Company’s cybersecurity strategy and current cyber trends. The Audit Committee also oversees the adequacy and effectiveness of our information security and technology risk management policies and internal controls. Three members of our Board have expertise in IT and cybersecurity. These directors are Mr. Mansell, Ms. Kerr and Mr. Mahoney.
We expect all of our associates to play an active role in maintaining the integrity and security of our information systems and have robust privacy and information training requirements.
We also have ongoing training and awareness efforts that include anti-phishing campaigns, company-wide alerts, training videos and published policies and standards.
Operationally Excellent
We approach our business through prudent management and oversight, acting with integrity, a commitment to sustainable and ethical practices and with a focus on transparency and accountability.
Sustainable Operations
Our commitment to environmental sustainability extends beyond our supply chain and merchandise to our own physical footprint. By examining how we rely on and use physical resources within our stores, distribution center and corporate headquarters, we are better positioned to actively identify ways to minimize our overall impact and adopt more conscientious practices. Over the past few years, we have focused on the waste we produce, the energy we consume and the water we use.
These factors are managed by our operations and asset protection teams who oversee our corporate headquarters, distribution center and store facilities. We also educate and encourage our associates to support our sustainability efforts in their everyday activities.
Ethics and Integrity
Our Code of Ethics and Global Vendor Code of Conduct form the basis of our day-to-day expectations and serve as the minimum standards of ethical behavior. These policies are broad in scope, addressing matters such as conflicts of interests, fair dealing, bribery and fraud, employment laws, health and safety and environmental protection.
Within the first 30 days, associates are required to complete six mandatory training courses on areas that include our Code of Ethics, compliance, information and data security and proper conduct. Additional training is assigned on an as-needed basis, and can vary depending on an associate’s role and position. We require annual retraining and certification to help reinforce our collective commitment to compliance, ethics and integrity.
Our executive team and Board set the tone and advise on our ethics and compliance activities. Our Legal Department, under the guidance of our General Counsel, manages our ethics and compliance policies.
We provide an independent third-party operated Open Door and Ethics Hotline that is available 24 hours, 7 days a week, 365 days a year and a Loss Prevention Hotline for anonymous reporting of any suspected activity or threatening situation. These channels, and others, are kept as confidential as possible and are supported by our non-retaliation policy to safeguard those who make a report or who may participate in an investigation.
Philanthropy
The Company strives to positively impact our customers, associates and the communities in which we live and do business through community service and giving back. Our brand and corporate cause-related initiatives are focused on raising awareness and funds through local, regional and national
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PROPOSAL 1 Election of Directors	■
Governance

partnerships. We support community-based philanthropic causes and disaster relief efforts by encouraging associate volunteerism and customer philanthropy, including through our Soma® Bra Donation program.
Our Chico’s FAS Cares Volunteer Days create moments for our associates to help our communities and give back by donating time to support local charities. Additionally, each year our associates are eligible for paid time to serve as volunteers to community organizations.
Governance
Our Board operates within a strong set of governance principles and practices, which reflects discussions with our shareholders and monitoring suggestions by recognized governance experts and the governance practices of other public companies. Our governance policies generally align with the corporate governance principles for U.S. companies developed by ISG. Some of our key governance principles and practices include:
Board Accountability to Shareholders
■
Majority Voting and Director Resignation Policy. Incumbent directors up for re-election to our Board who fail to receive a majority of the votes cast in an uncontested election must tender their resignation;

■	Declassified Board. Our Board is fully declassified, meaning the full Board is elected annually;
■	Proxy Access. Our Bylaws include a proxy access provision to make it easier for shareholders to nominate director candidates;
■	Right to Call Special Meetings. Our Articles and Bylaws include a mechanism for shareholders to call special meetings of shareholders;
■	Public Governance Documents. The Company discloses its corporate governance documents and its Code of Ethics on the Company’s website;
■	Shareholder Communication Mechanism. The Company provides a mechanism for shareholders to communicate with the Board; and
■	No Poison Pill. The Company does not have a “poison pill” or other similar shareholder rights provisions in its governance documents.
Shareholders’ Voting Rights
■	One-Share One-Vote. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting;
■	One Class of Stock. Shares of common stock are the only outstanding voting securities of the Company; and
■
Amendments to Articles and Bylaws. Amendments to our Articles do not require a super majority vote, except for changes to the provisions regarding the election and removal of directors and shareholder meetings. Our Bylaws may be amended by a vote of the shareholders, and shareholders may prescribe in any bylaw approved by them that such bylaw may not be amended by the Board.

Independent Leadership Structure
■
Seven of Nine Current Directors are Independent. All but two members of our current Board are independent, and if all nine director nominees are elected at the Annual Meeting, seven of our nine continuing directors will be independent following the Annual Meeting;

■	Separate Board Chair and CEO. The CEO and Chair of the Board are currently separate;
■	Independent Board Leadership Structure. The Board currently has an independent Chair;
■	Independent Committees. Each of the Audit Committee, Compensation Committee and Governance Committee has all independent members and an independent chair;
■	Annual Leadership Structure Review. The Board’s leadership structure is reviewed annually by our Governance Committee;
■
Independent Directors Executive Sessions. Independent directors regularly meet in executive session, over which Mr. Mansell as independent Chair of the Board presides, at regularly scheduled Board meetings and the independent Chair of the Board communicates any concerns to the CEO or management; and

■	Audit Executive Sessions. The Audit Committee regularly conducts executive sessions with independent auditors, internal audit, the General Counsel and the CFO.
Structures and Practices that Enhance Board Effectiveness
■
Experience Mix. As described above, our Board is comprised of directors with a diverse and appropriate mix of experience and skills relevant to the Company’s business and strategy and to its status as a public company;

■
Diversity. The Board reflects, and seeks in its searches for new directors, diversity of experience and of personal and professional backgrounds, and self-identified diversity characteristics, including gender, race and ethnicity;

■
Risk Oversight. The Board oversees the Company’s ERM program, which is reviewed at least annually, and has allocated its various risk management and oversight responsibilities among itself and its Audit, Governance, Compensation and ESG Committees to ensure adequate time and resources are allocated to effectively monitor Company risk;

■	Resignation/Retirement Policy. Individual directors are required to offer their resignation on certain triggers, including changes in professional circumstances or the attainment of the age of 75;
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■	PROPOSAL 1 Election of Directors
Governance

■	Annual Evaluations. The Board and its committees engage in a robust annual evaluation process, which includes having each director complete a director peer and self-assessment, described above;
■
Board Refreshment and Succession Planning. The Governance Committee is responsible for identifying new director candidates, reviewing the composition of the Board and making recommendations to the Board on these matters and overseeing the evaluation process for reviewing the performance of individual directors, the Board and its committees;

■
Overboarding and Other Significant Activities. The Company’s Governance Guidelines contain provisions limiting directors’ service on other boards of directors and their committees, as well as limiting directors from undertaking business activities that result in significant time commitments or that may create conflict of interest or independence issues;

■	Majority Voting for Mergers. Mergers require the affirmative vote of a majority of the outstanding shares of the Company;
■	Board Size and Director Vacancies. The size of the Board can be changed from time to time and vacancies on the Board can be filled by a majority vote of the Board;
■	Directors Removable Only for Cause. Our Articles provide that directors may be removed only for cause by shareholders; and
■
Annual Review of Governance Guidelines. Many of the governance policies of the Company are contained in our Governance Guidelines which are reviewed annually and provided on our website (see discussion of the Governance Guidelines below).

Compensation and Incentive Structure Alignment with Company Goals and Strategy
■	Stock Ownership Guidelines. The Company has robust stock ownership guidelines in place for our directors and our senior officers;
■
Anti-Hedging and Anti-Pledging Policies. The Company’s Insider Trading Policy prohibits officers and directors from engaging in certain speculative transactions, such as short-term trading, short sales, trading on margin and certain stock pledges;

■
Clawback Policy. The Company has an incentive compensation clawback policy in place that authorizes the Company to recoup past incentive compensation from our executive officers in the event of a material restatement, regardless of fault;

■	Third-Party Compensation Review. The Compensation Committee engages an independent third party to evaluate the level of compensation provided to our executive officers;
■
Incentive Compensation Practices Align with Long-Term Goals. As described more fully in our compensation discussions below, the Company has incentive compensation practices to ensure alignment with its long-term goals; and

■
Equity Compensation Practices Align with Long-Term Goals. The 2020 Omnibus Plan generally requires a minimum of one-year vesting on grants, prohibits the “recycling” of shares related to stock option exercises, and limits the annual amount of cash and equity compensation that can be granted to non-employee directors for their service as directors. In addition, beginning in 2018, our annual long-term performance equity grants have a 3-year performance period based on Company performance against specific RONA goals. Moreover, beginning with grants in 2020, any dividends declared would not be paid on any equity grants, either performance units or time-based awards, prior to vesting. The Company is seeking shareholder approval of the Amended and Restated 2020 Omnibus Plan as described more fully in Proposal 4. The Amended and Restated 2020 Omnibus Plan continues to include the general minimum one-year vesting requirement, the recycling prohibition for stock option exercises, the limits on non-employee director compensation and the flexibility to award long-term performance equity grants with a 3-year performance period. The Amended and Restated 2020 Omnibus Plan also continues to prohibit payment of dividends on any equity grants prior to vesting.

Corporate Governance Guidelines and Other Materials
As noted above, the Company has adopted Governance Guidelines. The Governance Guidelines, together with the charters of the Board’s committees and other governance documents, provide the framework for the governance of the Company that is designed to promote the Board’s independence from management where appropriate, to establish an environment where the Board is able to adequately perform its function as the overseer of management, and to align the interests of the Board and management with the interests of the Company’s shareholders.
The Governance Guidelines may be accessed on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” In addition to the Company’s Governance Guidelines, other information relating to corporate governance at the Company is available on the Governance Documents & Charters section of the Company’s website, including:
■	Audit Committee Charter
■	Human Resources, Compensation and Benefits Committee Charter
■	Corporate Governance and Nominating Committee Charter
■	Merchant Committee Charter
■	ESG Committee Charter
■	Articles of Incorporation
■	Bylaws
■	Code of Ethics
■	Policy on Granting Equity Awards
■	Stock Ownership Guidelines
■	Complaint Procedures for Accounting Matters
■	Insider Trading Policy
The Company’s shareholders may also obtain printed copies of these documents by writing to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.
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Governance

Corporate Governance Structure
A corporate governance structure is typically defined as the system that allocates duties and authority among a company’s shareholders, board of directors, and management. The shareholders elect the Board and vote on certain governance matters. The Board has the ultimate decision-making authority for the Company, except with respect to those matters specifically reserved for the shareholders. The Board has responsibility for the Company’s long-term strategic plans, for establishing broad corporate policies, for hiring, overseeing and evaluating executive management, particularly the CEO, and for our overall performance and direction, but the Board is not directly involved in our day-to-day operations. The day-to-day operations of the Company are conducted by its management, under the direction of the CEO. Board members keep informed about our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided by Company management during and between Board meetings and through discussions with our CEO and associates. The Board conducts its business through meetings and through actions taken by written consent in lieu of meetings. Our Board currently consists of nine directors, including seven independent directors, as well as our former Executive Chair and CEO, the latter two of whom are not independent. If all of the nominees for election are elected, following the Annual Meeting, the Board will be comprised of seven independent directors and two non-independent directors.
Shareholder Engagement
Our Board and management value and consider our shareholders’ perspectives. To help ensure we understand and focus on the priorities that matter most to our shareholders, we proactively conduct investor outreach. In addition to discussing business results, initiatives, strategy and capital structure, we engage our shareholders on various other matters integral to our business and the Company, such as governance practices, risk management and ESG. Our management is directly involved in our investor engagement efforts. Every quarter during fiscal 2022, our management had outreach discussions with some of our largest shareholders. Furthermore, our Chair of the Board is involved in annual shareholder discussions. Feedback received during these discussions is carefully considered and evaluated by our Board and our management.
Code of Ethics
The Company and the Board believe that the long-term success of the Company is dependent upon maintaining an ethical business environment and complying with all legal and regulatory requirements. As part of its oversight in that regard, the Company maintains a Code of Ethics that applies to all directors and associates of the Company, including the CEO, the principal financial officer and the principal accounting officer. The Code of
Ethics may be accessed on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s CEO, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.
Affirmative Determination Regarding Director Independence
Under our Governance Guidelines, a substantial majority of the directors serving on our Board is required to be comprised of independent directors. In general, our Board determines independence on the basis of criteria established by the Company and set forth in the Governance Guidelines, which standards meet or exceed those set forth in the NYSE listing standards, and other facts and circumstances it considers relevant. It is the responsibility of the Governance Committee to evaluate whether each director and each director candidate satisfies these independence standards and to make its findings and recommendations to the Board. In making the independence determination, the Governance Committee and the Board consider all relevant facts, circumstances, and material relationships with the Company, including its affiliates (either directly or indirectly or with an organization of which the director is an officer, shareholder, member or a partner) that may interfere with the exercise of a director’s independence from management. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In addition, under the Governance Guidelines and the NYSE listing standards a director is not independent if:
■	The director is, or has been within the last three years, employed by the Company.
■	An immediate family member of the director is, or has been within the last three years, an executive officer of the Company.
■
The director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes the following: (1) Board and committee fees, pensions, or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); and (2) any compensation received for former service as interim Chair, interim CEO or other interim executive officer.

- 2023 Proxy Statement	33

■	PROPOSAL 1 Election of Directors
Board’s Role in the Risk Management Process

■
An immediate family member of the director has received more than $120,000 in direct compensation from the Company (excluding for purposes of this computation any direct compensation received as a non-executive associate of the Company) during any twelve-month period within the last three years.

■	The director or an immediate family member of the director is a current partner of the Company’s internal or external auditor.
■	The director is a current employee of the Company’s internal or external auditor.
■	An immediate family member of the director is a current employee of the Company’s internal or external auditor and participates in the Company’s audit.
■
Within the last three years, the director or immediate family member of the director, was a partner or associate of the Company’s internal or external auditor and personally worked on the Company’s audit.

■
The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that other company’s compensation committee.

■
The director is a current associate, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

Directors who are designated as independent directors are expected to promptly inform the Company of any anticipated changes in their circumstances or relationships that may impact their designation as an independent director or their qualifications to serve on any Board committee to which they have been appointed.
The Board, based on the evaluation, findings and recommendations of the Governance Committee, has concluded that all of the director nominees – other than Bonnie R. Brooks, our former Executive Chair, and Molly Langenstein, our current CEO and President – are, and all directors serving during fiscal 2022 other than Ms. Brooks and Ms. Langenstein, were, independent of the Company and its management under the independence standards set forth in the Governance Guidelines, the NYSE independence standards, and the independence standards set forth in Rule 10A-3 under the Exchange Act. These independent directors are: Kevin Mansell, Janice L. Fields, Deborah L. Kerr, Eli M. Kumekpor, John J. Mahoney, Kim Roy, David F. Walker and former director Stephen E. Watson. The Board also has affirmatively determined that the members of the Audit, Compensation, and Governance Committees are all, and the members who served on these committees during fiscal 2022 were, all independent directors during such committee service. Members of the Compensation Committee also qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.
Board’s Role in the Risk Management Process
Our Board and its committees serve an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to the Company’s business, financial condition and results of operations over the short, medium and long-term. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, ESG, Governance, and Merchant Committees. The Board, as a whole, is involved in providing feedback on significant risks and overseeing the risk mitigation plans relating to the ERM program. The ERM program facilitates Board oversight of the most significant risks facing the Company and helps establish a Company-wide approach to evaluating and mitigating these significant areas of risk. The goal of the ERM program is to identify emerging, significant risks and address them appropriately to enable the Company to make better business decisions and reach its business objectives. Through the ERM program, we seek to provide ongoing review across the Company to identify and assess risks, monitor risks and create and monitor mitigation plans. The Board also generally oversees certain risk issues that are not overseen by other committees. For more information about the Board’s oversight of cybersecurity risks, see “Environmental, Social and Governance Matters – Information Security and Privacy.”
The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, certain legal and regulatory compliance, and our audit, accounting and financial reporting processes. The Audit
Committee also periodically reviews with our General Counsel any legal and regulatory matters that may have a material adverse impact on our financial statements. Further, the Audit Committee periodically discusses with management the Company’s major risk exposures (including product risk, financial and financial reporting risks, supply chain risk, information security and privacy risk, cybersecurity and technology risks, ESG risks and other risks identified by management), and the steps management has taken or should consider taking to assess, monitor and control such risks.
The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. In April 2022 and in February 2023, the Compensation Committee asked management to review our compensation policies and practices for all associates to identify general areas of risk and to communicate with the Compensation Committee’s independent compensation consultant concerning the design and structure of our executive compensation program. Management performed its review and discussed areas of potential risk. Management concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they include multiple incentives, balancing sales, earnings, margin, expense control and RONA, and include certain compensation awards that are designed to encourage a longer-term focus. In addition, the design and structure of our compensation programs are generally the same across all business units such that the compensation policies and practices
34	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Board’s Role in the Risk Management Process

throughout the organization do not vary significantly from the overall risk and reward structure of the Company as a whole. Finally, the Company has adopted several policies which further mitigate any risk that the compensation programs could impose on the Company, including stock ownership guidelines, a robust clawback policy, and anti-hedging and anti-pledging policies. The Compensation Committee reviewed management’s assessments and conclusions and discussed them with management.
The Governance Committee oversees risks associated with corporate governance, business conduct and ethics, and Board membership, leadership and structure.
The Merchant Committee is responsible for overseeing risks relating to the Company’s products. The Merchant Committee reviews with the appropriate officers of each of the Company’s brands merchandising and related matters at the critical stages of product development. The Merchant Committee also considers such issues as competition and consumer sentiment.
The ESG Committee assists the Board in overseeing ESG risks, including, but not limited to, health and safety, environmental sustainability, human rights, diversity and inclusion, corporate governance, philanthropy and other social and public matters of significance to the Company. The ESG Committee also oversees the Company’s policies, practices and reports with respect to these matters. For more information about oversight of ESG, see “Environmental, Social and Governance Matters –Oversight of ESG Matters.”
As part of the oversight process, each committee receives reports from members of management concerning the areas of material risk to the Company that are within the purview of that committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each committee is responsible for assisting the Board in evaluating and overseeing certain risks, the entire Board is kept apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Board and Committee Meetings/Annual Meeting
Board and Committee Meetings
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. It is the Company’s policy that directors should attend each meeting of the Board and each meeting of the committees on which they serve. The Board held five regularly scheduled meetings during fiscal 2022. Each incumbent director attended 100% of the aggregate of the total number of Board meetings and meetings of committees on which he or she served.
During fiscal 2022, the non-management directors of the Board met without the former Executive Chair and CEO or other members of management present at five of its regularly scheduled Board meetings.
Director Attendance at Annual Meeting
The Company expects all of its directors to attend its annual meeting of shareholders. Nine of our ten then-serving directors attended the 2022 Annual Meeting of Shareholders. The only director that did not attend was Stephen E. Watson, whose term ended at the 2022 Annual Meeting.
Communications to Non-Management Directors
Our Board highly values shareholder input and regularly engages in calls and in-person meetings with shareholders. Our Board is also available to talk with shareholders at our annual meetings of shareholders. Further, our Board has established a process for shareholders and other interested parties to communicate with the Board. Shareholders and other interested parties who desire to communicate with members of the Board, individually or as a group (such as our Board Chair or Lead Independent Director, as applicable, or the independent or non-management directors) may do so by writing to the Company’s Corporate Secretary at: Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966, or via email to legal@chicos.com. The Corporate Secretary will forward such communications to the intended recipient(s). Any communication directed to the independent directors or non-management directors as a group will be forwarded to our Board Chair or the Lead Independent Director, as applicable. The Corporate Secretary will keep a file with copies of such communications (including a log thereof) and may also provide the Board with summaries of all such communications. Directors may at any time review the log or file of such communications and may request copies of any such communications. Solicitations or matters unrelated to the Company will not be forwarded. Communications pertaining to non-executive officer personnel issues or seeking to do business with the Company will be forwarded to the proper business unit within the Company. Our shareholder communication process is explained on our website at www.chicosfas.com/investors/investor-resources/faq.
A separate process has been established for dealing with concerns or complaints regarding the Company’s accounting, internal accounting controls, auditing, improper use of the Company’s assets, or ethical improprieties. Shareholders, associates, and other parties with such concerns or complaints may report these concerns anonymously through the third-party hotline that has been established by the Company by calling (1-888-361-5813) or by submitting such concerns or complaints through www.chicosfasopendoor.ethicspoint.com. Such parties may also report their concerns directly to the Company’s Audit Committee via the Corporate Secretary as described above. Associates may also report their concerns on these matters
- 2023 Proxy Statement	35

■	PROPOSAL 1 Election of Directors
Compensation of Directors

internally to the Human Resources, Internal Audit or Legal Departments. However submitted, these reports will promptly be forwarded to the Chair of the Audit Committee and separately to the Executive Vice President - Chief Human Resources Officer, Senior Vice President - General Counsel, Corporate Secretary & Chief Compliance Officer and Vice President - Internal Audit, and
will be handled in accordance with procedures established by the Audit Committee. See “Complaint Procedures for Accounting Matters” on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.”
Compensation of Directors
General. Our Company is fortunate to have directors whose commitment to Board service is substantial, as reflected in their active engagement with management.
Under our Governance Guidelines, only our non-management directors are entitled to receive compensation for serving on the Board. The Compensation Committee is responsible for reviewing and recommending director compensation to the Board, which it does at least annually. Through July 2021, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”), and beginning in August 2021, the Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Meridian”), as outside independent consultants, to assist the Compensation Committee in its analysis and recommendations. As part of the consulting services and utilizing data from the Compensation Peer Group (as defined in the “Compensation Discussion and Analysis”), FW Cook provided the Compensation Committee with a review and analysis of the prevailing outside director compensation structures for that portion of fiscal 2021 through July 2021, whereas Meridian performed the same review and analysis for fiscal 2022, as well as that portion of fiscal 2021 beginning in August 2021. FW Cook’s and Meridian’s reviews indicated that the Company’s annual non-employee director compensation, as reported in the Company’s proxy statement filed in 2022, was positioned between the 25th percentile and the median of the Compensation Peer Group. The Compensation Committee shared that review and analysis with the full Board as part of its recommendation.
The reviews and analyses discussed above were used in connection with implementing the compensation arrangements described below.
Indemnification. We indemnify our directors to the fullest extent permitted by law so that they will serve free from undue concern for personal risk. This indemnification is authorized under our Bylaws, and accordingly we have signed agreements with all Board members obligating us to provide this indemnification to them.
Base Compensation and Non-Equity Benefits. During fiscal 2022, each non-employee director received an annual retainer of $90,000. The Lead Independent Director received an additional annual pro rata retainer of $35,000. The Chair of the Board received an additional annual pro rata retainer of $150,000. Mr. Mansell served as Lead Independent Director from January 30, 2022 to June 23, 2022, and he has served as Chair of the Board since June 23, 2022. In addition, the directors who served as the Chairs for the Audit Committee, Compensation Committee, Governance Committee, Merchant Committee, and ESG Committee received additional annual retainers of $20,000, $20,000, $15,000, $40,000 and $11,250, respectively.
The Board determined the Merchant Committee Chair retainer upon recommendation from the Compensation Committee based on the frequency of the Merchant Committee’s meetings and the associated amount of time necessary to prepare for these meetings. To fulfill its role of providing key insights and support for each of the Company’s brands in the areas of merchandising, product development, assortment architecture, competitive insights and consumer insights, the Merchant Committee meets with brand management at the critical stages of product development. During fiscal 2022, these meetings were important to the Company’s strategy, and we anticipate that a similar or greater number of meetings will be necessary in fiscal 2023 for the Merchant Committee to successfully fulfill its role.
All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and committee meetings and until the changes described below, non-employee directors were also entitled to elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents, with the cost thereof paid by the Company. In February 2017, the Board voted to discontinue offering participation in the Company’s health insurance program to new Board members and to current non-participating Board members. Those Board members participating in the program as of that date were grandfathered so that their participation could continue. During the last fiscal year, Ms. Fields, Mr. Mahoney, and Mr. Walker participated in this health insurance program. In addition, Board members are eligible to participate in the same merchandise discount program as all of our associates.
Restricted Stock. The Board has the discretion to make equity awards to non-employee directors. It is anticipated that each year around the time of the Annual Meeting of Shareholders, at the discretion of the Board, each continuing non-employee director will be awarded either a determined number of shares or grant value of restricted stock or restricted stock units (“RSUs”) that would vest on the earlier of one year following the grant date or the date of the next Annual Meeting of Shareholders if such meeting is held at least fifty (50) weeks after the Annual Meeting held around the grant date. For fiscal 2022, the Board approved a non-employee director equity grant value of $145,000. On June 23, 2022, for their respective service as directors, Mr. Mansell, Ms. Fields, Ms. Kerr, Mr. Mahoney, Ms. Roy, and Mr. Walker each received a grant of 27,672 shares of restricted equity under the 2020 Omnibus Plan, which was equivalent to approximately $145,001 in grant value, which vests on June 22, 2023.
36	- 2023 Proxy Statement

PROPOSAL 1 Election of Directors	■
Compensation of Directors

Director Compensation Table
The following table provides information on the compensation for non-employee directors for fiscal 2022.
Name(1)	Fees Earned or Paid in Cash(3)(6) ($)	Stock Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Kevin Mansell	194,602	145,001	—	339,603
Janice L. Fields	105,000	145,001	15,731	265,732
Deborah L. Kerr	90,000	145,001	—	235,001
Eli M. Kumekpor	84,560	145,001	—	229,561
John J. Mahoney	110,000	145,001	11,401	266,402
Kim Roy	141,250	145,001	—	286,251
David F. Walker	110,000	145,001	16,484	271,485
Stephen E. Watson(2)	35,852	—	—	35,852
(1)
Ms. Langenstein as CEO and President, received no additional compensation for her service as a member of the Board during fiscal 2022 and is omitted from the table. Compensation received by Ms. Langenstein for her service as an executive officer of the Company is reported in the Summary Compensation Table. During her time serving as Executive Chair of the Board during fiscal 2022, Ms. Brooks received no additional compensation for her service as a member of the Board and is omitted from the table. Compensation received by Ms. Brooks for her service as an executive officer of the Company until June 23, 2022 and thereafter as a director of the Company is reported in the Summary Compensation Table.

(2)	Mr. Watson did not stand for re-election in 2022 and his service as a director ended June 23, 2022.
(3)
Mr. Mansell served as Lead Independent Director from January 30, 2022 to June 23, 2022 and as Chair of the Board beginning June 23, 2022. The amounts in this column reflect that his retainer as Lead Independent Director and retainer as Chair of the Board was prorated for his time in each of those roles. Mr. Kumekpor became a director of the Company on February 21, 2022.

(4)
The amounts included in the “Stock Awards” column represent the grant date fair value of restricted equity awards granted to directors in fiscal 2022, computed in accordance with FASB ASC 718. The grant date fair value for shares granted to each non-employee director on June 23, 2022 was $5.24 per share. Each then-serving non-employee director (other than Ms. Brooks, whose compensation is reported in the “Executive Compensation Tables” beginning on page 70) held 27,672 shares of restricted stock as of January 28, 2023.

(5)	For Ms. Fields, Mr. Mahoney, and Mr. Walker, the amount in this column represents Company-paid premiums for health insurance coverage.
(6)
The following table shows the breakdown of the Fees Earned or Paid in Cash between the Annual Retainer and Chair of the Board, Lead Independent Director and Committee Chair Fees, which are paid quarterly, in arrears. See note (3) regarding Mr. Mansell’s service as Chair of the Board and as Lead Independent Director.

Name	Annual Retainer Fees ($)	Chair of the Board, Lead Independent Director and Committee Chair Fees ($)	Total Fees Earned or Paid in Cash ($)
Kevin Mansell	90,000	104,602	194,602
Janice L. Fields	90,000	15,000	105,000
Deborah L. Kerr	90,000	—	90,000
Eli M. Kumekpor	84,560	—	84,560
John J. Mahoney	90,000	20,000	110,000
Kim Roy	90,000	51,250	141,250
David F. Walker	90,000	20,000	110,000
Stephen E. Watson	35,852	—	35,852
- 2023 Proxy Statement	37

■	PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Summary of the Advisory Resolution
The Company is asking you to approve the compensation of our NEOs as described in this Proxy Statement (“say-on-pay” vote). The Company’s NEOs are identified in the Summary Compensation Table on page 70 in the Executive Compensation section and the accompanying tables contained in this Proxy Statement on pages 56-68. While the Board and its Compensation Committee will carefully consider the shareholder vote, the vote is advisory in nature and will not be binding on the Board or the Company.
The Company has long demonstrated its commitment to sound executive compensation practices and corporate governance principles, working to ensure that its practices protect and further the interests of shareholders. We believe that our executive compensation program, as described more fully in the Executive Compensation section of this Proxy Statement, is structured (i) to promote a performance-based culture which links the interests of management and shareholders; (ii) to support our business objectives; and (iii) to align our programs with recognized corporate governance best practices because:
■	Our compensation programs strongly support our key business objectives and our focus on increasing shareholder value.
■
The target compensation mix for our executive officers is comprised of base salary, annual incentive bonus, and long-term incentives, representing a mix that is not overly weighted to annual incentives.

■	Our incentive compensation plans use Company-wide measures which encourage focus on the achievement of objectives for the overall benefit of the Company and prevent overemphasis on any one metric.
■	Our long-term incentives are 100% equity-based, and our annual PSUs are subject to a three-year performance period with annual RONA performance goals.
■	Annual incentive awards and PSUs are capped at 200% and 175% of target, respectively.
■	A significant portion of NEO compensation is “at risk” so that if the value we deliver to our shareholders declines, so does the compensation we deliver to our NEOs.
■
We set our annual performance goals for the annual cash incentive bonus at the beginning of the fiscal year (and during fiscal 2022 set related quarterly targets aligned to the annual goals at the beginning of each fiscal quarter) so that the determination as to whether the goals have been achieved is based on objective criteria and so that, at the time the goals are set, there remains sufficient uncertainty as to whether they will be achieved so as to more effectively motivate performance.

■	We monitor and compare the compensation programs and pay levels of executives at peer companies so that our compensation programs are competitive and within the range of market practices of our peers.
■
We conduct an annual risk assessment of our compensation programs; as a result of our most recent assessment, we determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

■	We require non-employee directors and senior officers to maintain meaningful Company stock ownership levels.
■	Officers and directors are not permitted to pledge their Company stock as collateral for a loan, hedge their economic exposures to Company stock, or trade our stock on margin.
■
We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our executive officers in the event of a material financial restatement, regardless of fault.

■	We do not provide significant perquisites or personal benefits to NEOs.
■
As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other non-performance-based retirement benefits to our NEOs, other than the tax-qualified 401(k) defined contribution plan available to all associates and the now frozen and partially terminated deferred compensation plan, for certain highly-compensated associates.

■	Our severance policies historically have aligned with that of our peers, and we do not provide tax gross-ups.
As noted below, our compensation philosophy emphasizes pay for performance and places a significant percentage of NEO compensation “at risk.” For fiscal 2022, between 52% - 85% of our executive compensation opportunity was at risk, subject to performance.
In addition, the Company has in the past sought and received shareholder approval for the equity incentive plan, most recently the 2020 Omnibus Plan (initially approved by shareholders in 2020), which we use to motivate, retain, and reward our executives. The Company is seeking shareholder approval to amend and restate the 2020 Omnibus Plan, as described more fully in Proposal 4. Compensation provided pursuant to shareholder-approved plans makes up a significant portion of the pay that the Company provided to its NEOs in 2022.
At our 2022 Annual Meeting of Shareholders, we received approximately 91% approval of our executive compensation for fiscal 2021.
38	- 2023 Proxy Statement

PROPOSAL 2 Advisory Resolution to Approve the Compensation of Our Named Executive Officers	■

Accordingly, the Board recommends that the shareholders approve the following advisory resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to compensation disclosure rules of the
Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion.
We anticipate that the next opportunity for our shareholders to vote to approve the compensation of our named executive officers will be at our 2024 Annual Meeting.
Recommendation
The Board encourages shareholders to endorse the executive compensation program by voting in favor of this resolution. Although the say-on-pay vote is non-binding, the Board and its Compensation Committee, which is comprised entirely of independent directors, will consider the voting results, as well as other communications from shareholders relating to our compensation practices, and will take such results and communications into account in future determinations our executive compensation program.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
- 2023 Proxy Statement	39

■	PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Summary of the Advisory Vote
The Company is seeking your input regarding the frequency of future shareholder advisory votes on our executive compensation program (“say-on-frequency” vote). In particular, we are asking for a non-binding advisory vote on whether the advisory say-on-pay vote should occur every year, every two years, or every three years. At the Company’s 2017 Annual Meeting of Shareholders, shareholders voted on our say-on-frequency proposal, indicating a preference for holding such vote every year. Accordingly, the Board decided that the advisory say-on-pay vote would be held every year, at least until the next advisory say-on-frequency vote. The Board continues to believe an annual advisory vote on our executive compensation program is the best approach for the Company. An annual say-on-pay vote gives shareholders a formal mechanism for providing timely input on our compensation philosophy, policy and practices, as disclosed in our proxy statement each year. An annual advisory vote is also consistent with our desire to engage constructively with our shareholders on important issues such as executive compensation.
The next opportunity for our shareholders to vote on the frequency of future advisory votes to approve the compensation of our named executive officers will be at our 2029 Annual Meeting.
Recommendation
The Board encourages shareholders to support a frequency of “1 year” for future, non-binding, say-on-pay votes. Although the say-on-frequency vote is non-binding, the Board and the Compensation Committee, which is comprised entirely of independent directors, will consider the voting results and take them into account when determining the frequency of future advisory say-on-pay votes.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” ON THIS PROPOSAL.
40	- 2023 Proxy Statement

■	PROPOSAL 4. PROPOSAL TO APPROVE THE CHICO’S FAS, INC. AMENDED AND RESTATED 2020 OMNIBUS STOCK AND INCENTIVE PLAN

Overview
The Company is asking you to approve the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan, as amended and restated June 22, 2023 (also referred to as the “Amended and Restated 2020 Omnibus Plan”). The plan was originally established as the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan (“2020 Omnibus Plan”), which was approved by shareholders and became effective on June 25, 2020 and which replaced the Company’s prior Amended and Restated 2012 Omnibus Stock and Incentive Plan (“2012 Omnibus Plan”). On April 18, 2023, upon recommendation of the
Compensation Committee, the Board approved and adopted the Amended and Restated 2020 Omnibus Plan described in this proposal, subject to shareholder approval. If approved by our shareholders, the Amended and Restated 2020 Omnibus Plan will become effective as of June 22, 2023.
The Board recommends that you vote for the approval of the Amended and Restated 2020 Omnibus Plan described in this proposal.
Summary of Amendments
The Amended and Restated 2020 Omnibus Plan includes the following amendments to the 2020 Omnibus Plan, which have been approved by the Board, subject to approval by our shareholders:
■	increases the maximum number of shares that can be granted under the plan (since inception on June 25, 2020) by 5,750,000 shares;
■	extends the plan's term for granting awards to June 21, 2033, from the current expiration date of June 24, 2030;
■
for award types other than incentive stock options (which are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”)), updates the definition of Company subsidiary to generally include any entity that is at least 50% owned by the Company or another of its subsidiaries; and

■	clarifies certain administrative provisions of the Amended and Restated 2020 Omnibus Plan.
The 2020 Omnibus Plan is the only equity incentive compensation plan under which the Company currently grants equity incentive awards to employees and members of the Board who are not employees (“non-employee directors”). As of April 12, 2023, the Company had 1,418,994 shares of common stock authorized under the 2020 Omnibus Plan remaining available to be granted in connection with awards under the plan. The number of shares remaining available to be granted in connection with awards under the 2020 Omnibus Plan depends in part on the number of shares associated with awards that were outstanding under the 2012 Omnibus Plan and the Amended and Restated 2002 Omnibus Stock and Incentive Plan (collectively, the “Prior Plans”) at the time the 2020 Omnibus Plan became effective on June 25, 2020, because shares associated with such awards that ultimately are forfeited, expire, are settled in cash or are canceled on or after June 25, 2020 are available to be granted in connection with awards under the 2020 Omnibus Plan. As of April 12, 2023, there were 283,750 shares associated with outstanding awards under the Prior Plans; the Company cannot determine how many, if any, of such awards will ultimately be forfeited, expire, be settled in cash or be canceled.
The Company may continue to grant awards under the 2020 Omnibus Plan prior to the Annual Meeting. As discussed more fully under the heading “Anticipated Awards under the 2020 Omnibus Plan Prior to the Annual Meeting” below, the Company anticipates granting restricted stock or restricted stock units under the existing terms of the 2020 Omnibus Plan on June 21, 2023 to each non-employee director (subject to forfeiture if the vesting requirements of the award are not met, including upon failure to be re-elected at the Annual Meeting) with a grant value of $145,000 per director and with the number of shares or units determined based on the closing price of the Company’s common stock on the grant date. Accordingly, the number of shares or units anticipated to be granted to each non-employee director cannot be determined until the grant date.
If shareholders do not approve the Amended and Restated 2020 Omnibus Plan, the Company may continue to grant awards after the Annual Meeting under the existing terms of the 2020 Omnibus Plan as approved by shareholders on June 25, 2020, although the shares remaining available under the 2020 Omnibus Plan may not be sufficient for the Company’s future needs.
If the Amended and Restated 2020 Omnibus Plan is approved by shareholders, the Company intends to register the 5,750,000 additional shares reserved under the plan with the SEC pursuant to a registration statement on Form S-8 shortly after the Annual Meeting and prior to granting awards in connection with such shares.
- 2023 Proxy Statement	41

■	PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan

Why You Should Vote For the Amended and Restated 2020 Omnibus Plan
The Board believes that the Amended and Restated 2020 Omnibus Plan is important to the long-term success of the Company and that increasing the number of shares reserved for issuance is necessary for the Company to continue to offer a competitive compensation program in accordance with our compensation philosophy that emphasizes pay for performance and places a significant percentage of executive compensation “at risk.” The Board believes its approach to equity compensation reflects a prudent use of these limited resources and promotes a strong alignment with shareholder interest while appropriately managing equity dilution and annual share usage, or “burn rate.” Additional information about the Company’s current equity awards outstanding, potential dilution levels and historical burn rate is set forth under the heading “Key Data” below.
Equity awards, designed to align executives’ focus with shareholder value and with the long-term future performance of the Company, are a fundamental component of the Company’s executive compensation program, as discussed further in the Compensation Discussion and Analysis found on pages 56-68 of this Proxy Statement. Based on our historical compensation practices, the Compensation Committee anticipates that the additional shares of common stock that will be available for awards under the Amended and Restated 2020 Omnibus Plan if shareholders approve this proposal will provide the Company with flexibility to grant equity awards under the Amended and
Restated 2020 Omnibus Plan for approximately two to four years following the Annual Meeting. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares awarded in any one year or from year to year may change based on any number of factors, such as the value of the Company’s common stock (since higher stock prices generally require fewer shares to be issued to produce awards of the same value), changes in the Company’s equity grant practices, changes in the number of employees who participate in the plan, whether and to what extent vesting conditions applicable to equity-based awards are satisfied, the number of shares that become available for new awards pursuant to the terms of the plan (for example, as a result of forfeitures), and changes in how the Company chooses to balance the elements of our compensation program.
If shareholders approve the Amended and Restated 2020 Omnibus Plan, the Company may grant awards under the Amended and Restated 2020 Omnibus Plan until June 21, 2033. If shareholders do not approve the Amended and Restated 2020 Omnibus Plan, the Company may continue to grant awards under the existing terms of the 2020 Omnibus Plan as previously approved by shareholders until June 24, 2030; although the shares remaining available under the 2020 Omnibus Plan may not be sufficient for the Company’s future needs.
Amended and Restated 2020 Omnibus Plan Highlights
The Amended and Restated 2020 Omnibus Plan generally will be administered by the Compensation Committee, but awards made to non-employee directors will be approved by the entire Board. The Amended and Restated 2020 Omnibus Plan continues to provide the Company with the flexibility to design compensatory awards that are responsive to the Company’s needs.
The Company believes the design of the Amended and Restated 2020 Omnibus Plan illustrates the Company’s commitment to best practices in equity compensation, prudent use of these limited resources and the promotion of a strong alignment with shareholder interest. Examples of best practice provisions and key features of the Amended and Restated 2020 Omnibus Plan that enable the Company to continue to maintain sound governance practices in granting equity awards include:
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No Evergreen Provision: The Amended and Restated 2020 Omnibus Plan does not contain an “evergreen” provision that will automatically increase the number of shares authorized for issuance under the Amended and Restated 2020 Omnibus Plan.

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Minimum Vesting Periods: The Amended and Restated 2020 Omnibus Plan generally requires a minimum one-year vesting period for stock option awards and stock appreciation right awards and a minimum one-year period of restriction for restricted stock awards, restricted stock unit awards and performance awards, with the exception of up to 5% of the shares available for grant under the plan and certain other limited exceptions, subject to applicable provisions regarding accelerated vesting.
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No “Liberal” Share Recycling for Stock Options and Stock Appreciation Rights: The Amended and Restated 2020 Omnibus Plan prohibits recycling of shares of common stock used to satisfy the applicable tax withholding obligation in connection with the exercise of a stock option award or stock appreciation right award. In addition, the Amended and Restated 2020 Omnibus Plan counts the full number of shares associated with a stock option exercise or stock appreciation right exercise, and not just the net shares issued upon exercise, against the aggregate plan limit. The Amended and Restated 2020 Omnibus Plan also prohibits shares of common stock purchased on the open market with cash proceeds from a stock option exercise from being added to the aggregate plan limit.

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No Discounted Stock Options or Stock Appreciation Rights: The Amended and Restated 2020 Omnibus Plan prohibits the grant of stock option awards and stock appreciation right awards with an exercise price less than the fair market value of the Company’s common stock on the grant date.

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No Repricing or Cash Buyouts of Stock Options or Stock Appreciation Rights: The Amended and Restated 2020 Omnibus Plan generally prohibits repricing stock option awards and stock appreciation right awards without shareholder approval, including canceling a stock option or

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stock appreciation right when the exercise price exceeds the fair market value of the underlying shares in exchange for another award or for cash.
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No Dividends or Dividend-Equivalent Payments on Unearned Awards: The Amended and Restated 2020 Omnibus Plan permits the granting of dividends in connection with restricted stock awards and the granting of dividend equivalents in connection with restricted stock unit awards or performance awards, but any such dividends and dividend equivalents will be accumulated and subject to vesting requirements and will only be paid to the extent the underlying award is earned under the plan. In addition, the Amended and Restated 2020 Omnibus Plan prohibits the payment of dividends or dividend equivalents on stock option awards and stock appreciation right awards.

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Clawback Provision: Our incentive compensation clawback policy applies to awards granted to executive officers under the Amended and Restated 2020 Omnibus Plan and authorizes the Compensation Committee to adjust, cancel or recover incentive-based awards or payments to our executive officers in the event of a material financial restatement, regardless of fault, to ensure that cash and equity incentive-based compensation is based on accurate financial data. The Amended and Restated 2020 Omnibus Plan subjects all awards granted under the plan to any additional clawback that may be required under applicable law, regulation or stock exchange requirement.

■	Provides Flexible Default Double-Trigger Acceleration in Certain Change in Control Situations: The Amended
and Restated 2020 Omnibus Plan provides a flexible default “double-trigger” change in control acceleration for outstanding awards. This means that in the event of a change in control of the Company, unless the award agreement or Compensation Committee or Board provide otherwise, vesting for outstanding awards will only accelerate if either (i) the successor company does not assume, convert, continue, or otherwise replace the outstanding award on proportionate and equitable terms, or (ii) the participant is terminated without cause within 24 months following the change in control.
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Independent Committee Administration: Awards granted to executive officers under the Amended and Restated 2020 Omnibus Plan are approved by the Compensation Committee, which is composed entirely of independent directors.

■	Term of the Amended and Restated 2020 Omnibus Plan: No awards may be granted under the Amended and Restated 2020 Omnibus Plan more than ten years from the date of the most recent shareholder approval.
The terms of the Amended and Restated 2020 Omnibus Plan will not be effective unless and until approved by shareholders at the Annual Meeting. Prior to such approval, the existing terms of the 2020 Omnibus Plan, as approved by shareholders on June 25, 2020, remain in effect.
Key Data
As of April 12, 2023, the per-share closing price of our common stock as reported on the New York Stock Exchange was $5.27.
Overhang
The following table provides certain additional information regarding all equity incentive compensation plans under which awards are outstanding and the total equity awards outstanding as of April 12, 2023.
April 12, 2023(1)
Total number of outstanding, unvested full-value awards(2)	10,621,752
Shares available for grant under the existing terms of the 2020 Omnibus Plan(3)	1,418,994
Additional shares being requested under the Amended and Restated 2020 Omnibus Plan	5,750,000
Basic common shares outstanding	123,516,798
(1)	No stock options or stock appreciation rights were outstanding as of April 12, 2023.
(2)
The number of shares of outstanding Performance Share Units (PSUs) assumes performance at maximum performance level. The number of shares earned with respect to PSUs between January 28, 2023 and April 12, 2023 was 753,078.

(3)
The 2020 Omnibus Plan is the only equity incentive compensation plan under which the Company currently grants equity incentive awards. The number of shares remaining available for future grant under the 2020 Omnibus Plan as of April 12, 2023 reflects outstanding PSUs at maximum payout. In addition, as of April 12, 2023, there were 283,750 shares associated with outstanding awards under the Prior Plans. The Company cannot determine how many, if any, of such awards will ultimately be forfeited, expire, be settled in cash or be canceled such that those shares would become available again for future awards.

Potential dilution is equal to the number of shares associated with outstanding grants plus the number of shares available for future grants under a plan divided by the sum of (a) the total number of shares of common stock outstanding and (b) the total outstanding and available shares under the plan. As of April 12, 2023, the Company’s potential dilution under the 2020 Omnibus Plan was approximately 8.9%. If the Amended and Restated 2020 Omnibus Plan is approved by shareholders, the potential dilution from awards authorized for issuance will increase by 3.7% to approximately l2.6%. While the Company is aware of the potential dilutive effect of equity awards, it also recognizes the significant motivational and performance benefits that may be achieved in connection with making such awards.
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■	PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan

Burn Rate
The following table sets forth information to calculate the Company’s burn rate under the 2012 Omnibus Plan and the 2020 Omnibus Plan (which replaced the 2012 Omnibus Plan on June 25, 2020) for the last three fiscal years. The burn rate for a year has been calculated as follows:
All Stock Options Granted in the Applicable Year (N/A for the Company)	+
All Full Value Awards Granted or Vested in the Applicable Year (time-based restricted stock awards and restricted stock unit awards counted when granted and performance-based performance share unit awards counted when earned/vested)

Weighted Average Number of Shares of Common Stock Outstanding for the Applicable Year
Burn Rate
Award Type		2022	2021	2020	3-Yr. Avg.
A)	Time-Based Restricted Stock and Restricted Stock Unit Awards (Granted)	2,820,840	4,254,741	2,789,938
B)	Performance-Based Performance Share Unit Awards (Earned)(1)	1,472,130	—	29,320
C)	Total Grants	4,292,970	4,254,741	2,819,258
D)	Weighted Average Basic Shares Outstanding	119,935,000	117,100,000	115,994,000
Burn Rate (C / D)		3.58%	3.63%	2.43%	3.21%
(1)	Performance-based performance share unit awards granted at target were 923,478, 1,171,170 and 1,722,187 in the 2022, 2021 and 2020 fiscal years, respectively.
In addition, the following table sets forth information regarding the Company’s performance share unit activity under the 2012 Omnibus Plan and the 2020 Omnibus Plan (which replaced the 2012 Omnibus Plan on June 25, 2020) for the last three fiscal years.
Performance-Based Performance Share Unit Awards	Number of Units
Unvested at February 1, 2020	2,042,138
Granted	1,722,187
Vested	(29,320)
Forfeited	(952,548)
Unvested at January 30, 2021	2,782,457
Granted	1,171,170
Vested	—
Forfeited	(219,420)
Unvested at January 29, 2022	3,734,207
Granted	923,478
Vested	(1,472,130)
Forfeited	(489,106)
Unvested at January 28, 2023	2,696,449
Summary Description of the Amended and Restated 2020 Omnibus Plan
A summary of the provisions of the Amended and Restated 2020 Omnibus Plan is set forth in question and answer format below. The full text of the Amended and Restated 2020 Omnibus Plan appears as Annex A to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of the Amended and Restated 2020 Omnibus Plan.
Who may participate?
Employees of the Company and its subsidiaries and members of the Board of the Company or the boards of directors of its subsidiaries may be selected by the Compensation Committee or Board, as applicable, to receive awards under the Amended and Restated 2020 Omnibus Plan. If shareholders approve this proposal, approximately 145 employees and eight non-employee directors, as of April 12, 2023, would be eligible to receive awards under the Amended and Restated 2020 Omnibus Plan. The Company employs approximately 14,261 full-time and part-time employees as of April 12, 2023, although based on its historic compensation practices, the Company expects that approximately 150 to 200 persons annually will receive awards under the Amended and Restated 2020 Omnibus Plan.
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What shares are authorized for awards under the Amended and Restated 2020 Omnibus Plan?
Subject to approval by our shareholders, the aggregate number of shares authorized and reserved for issuance under the Amended and Restated 2020 Omnibus Plan (since inception on June 25, 2020) is the sum of (i) 13,350,000 shares of common stock; (ii) 3,655,355 shares of common stock, which is the number of shares of common stock that were available for future awards under the 2012 Omnibus Plan as of June 25, 2020; and (iii) any shares of common stock that are represented by awards granted under the Prior Plans that are forfeited, expire, settled in cash or are canceled without delivery of shares of common stock to participants on or after June 25, 2020. As of April 12, 2023, the Company had 1,418,994 shares of common stock authorized under the 2020 Omnibus Plan remaining available to be granted in connection with awards under the plan. As of April 12, 2023, there were 283,750 shares associated with outstanding awards under the Prior Plans. The Company cannot determine how many, if any, of such awards will ultimately be forfeited, expire, be settled in cash or be canceled such that those shares would become available to be granted under the Amended and Restated 2020 Omnibus Plan if shareholders approve this proposal.
The Company may continue to grant awards under the 2020 Omnibus Plan prior to the Annual Meeting. As discussed more fully under the heading “Anticipated Awards under the 2020 Omnibus Plan Prior to the Annual Meeting” below, the Company anticipates granting restricted stock or restricted stock units under the existing terms of the 2020 Omnibus Plan on June 21, 2023 to each non-employee director (subject to forfeiture if the vesting requirements of the award are not met, including upon failure to be re-elected at the Annual Meeting) with a grant value of $145,000 per director and with the number of shares or units determined based on the closing price of the Company’s common stock on the grant date. Accordingly, the number of shares or units anticipated to be granted to each non-employee director cannot be determined until the grant date.
In general, if any award granted under the Amended and Restated 2020 Omnibus Plan expires, is forfeited or canceled or is settled in cash (in each case without delivery of shares to the participant), the shares associated with such award will be available for future awards under the plan. In addition, if any shares associated with a restricted stock award, restricted stock unit award or performance award granted under the Amended and Restated 2020 Omnibus Plan or any Prior Plan are not delivered to a participant because they are used to satisfy the applicable tax withholding obligation, or if the participant tenders shares of common stock to the Company to satisfy the applicable tax withholding obligation associated with such restricted stock award, restricted stock unit award or performance award, such shares will be available for future awards under the Amended and Restated 2020 Omnibus Plan.
In contrast, if any shares associated with a stock option award or a stock appreciation right award granted under the Amended and Restated 2020 Omnibus Plan or any Prior Plan are not delivered to a participant because they are used to satisfy the applicable tax withholding obligation, such shares will not be available for future awards under the Amended and Restated 2020 Omnibus Plan. Further, the full number of shares associated with a stock option exercise or stock appreciation right exercise, and not just the net shares issued upon exercise, will not be available for future awards under the Amended and Restated 2020 Omnibus Plan. Any shares of common stock purchased on the open market with cash proceeds from a stock option exercise will not be added to the aggregate plan limit.
Who administers the Amended and Restated 2020 Omnibus Plan?
The Amended and Restated 2020 Omnibus Plan generally will continue to be administered by the Compensation Committee, except that awards made to non-employee directors will be approved by the entire Board. The Compensation Committee has the authority to interpret the Amended and Restated 2020 Omnibus Plan and awards granted under the plan, to prescribe, amend and rescind rules and regulations relating to the plan and awards granted under the plan, to determine the terms and conditions of awards granted under the plan and the related award agreements, to amend any outstanding award agreement, to construe and interpret the plan and the award agreements, and to make all other determinations for the administration of the plan and the awards.
With respect to non-employee directors, the authority described above rests with the Board and not the Compensation Committee.
The Board or the Compensation Committee, in its discretion, may delegate to any of the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer of the Company all or part of the Compensation Committee’s authority and duties with respect to awards to employees who are not executive officers. Under the existing terms of the 2020 Omnibus Plan as approved by shareholders on June 25, 2020, the Compensation Committee has delegated to management the authority to grant certain awards to employees who are not executive officers; those delegations will remain in effect under the Amended and Restated 2020 Omnibus Plan if shareholders approve this proposal.
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■	PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan

Are there limits on awards to individual participants or other award limits?
Yes. The number of shares of common stock issued under the Amended and Restated 2020 Omnibus Plan upon the exercise of incentive stock options (since inception on June 25, 2020) will not exceed 13,350,000 shares of common stock.
In addition, the aggregate value of cash compensation from the Company under the Amended and Restated 2020 Omnibus Plan and outside of the Amended and Restated 2020 Omnibus Plan and the grant date fair value of awards under the Amended and Restated 2020 Omnibus Plan to any non-employee director for his or her service as a non-employee director during any fiscal year generally shall not, combined, exceed $750,000. The independent members of the Board may make exceptions to this limit for an executive or non-executive Chair of the Board or in other extraordinary circumstances for individual non-employee directors, provided that the Chair of the Board or the non-employee director, as applicable, receiving such additional compensation may not participate in the decision to award such compensation.
These limits are subject to adjustments for stock splits, reverse stock splits, stock dividends, recapitalizations and other similar transactions or events.
What types of awards may be granted?
Awards under the Amended and Restated 2020 Omnibus Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Performance awards include both cash-based and stock-based awards, including performance share units as one type of stock-based performance award.
Upon what terms may options be awarded?
Stock options entitle the optionee to purchase shares of common stock at a price equal to or greater than the fair market value of the underlying common stock on the grant date. Options may be either incentive stock options or nonqualified stock options, but only employees may be granted incentive stock options. At the time of grant, the Compensation Committee will fix the exercise price of a stock option granted to an employee and the Board will fix the exercise price of a stock option granted to a non-employee director. Other than in connection with substitute awards, the option price must not be less than the fair market value of the common stock on the grant date. The option may specify that the option price is payable (i) in cash, (ii) by the delivery to the Company of unrestricted shares of common stock already owned by the optionee, (iii) by withholding shares of common stock otherwise issuable in connection with the exercise of the option, (iv) with any other legal consideration the Compensation Committee or the Board, as the case may be, may deem appropriate or (v) any combination of the foregoing. To the extent permitted by applicable law and regulations, the Compensation Committee or the Board, as the case may be, may also permit a participant to pay the option price through a broker-assisted cashless exercise. No stock option may be exercised more than ten years from the grant date. Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable, provided that a participant will become fully vested with regard to a stock option award in the event the participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Compensation Committee or its delegee) while still employed by or in service to the Company.
In addition, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the underlying common stock on the grant date (or 110% of the fair market value in the case of an incentive stock option granted to a person at a time when such person owns, within the meaning of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the employer corporation (or a parent or subsidiary of such corporation within the meaning of Section 424 of the Code), and such option must be exercised within five years of the grant date). The value in incentive stock options, based on the underlying shares’ fair market value on the grant date, that can be exercisable for the first time by any participant in any calendar year under the plan and under all other incentive stock option plans of the Company and any parent and subsidiary corporations of the Company (as those terms are defined in Section 424 of the Code) shall not exceed $100,000, provided that if incentive stock options that can be exercisable for the first time by any participant in any calendar year exceed such amount, the excess stock options will be treated as nonqualified stock options to the extent permitted by law.
Upon what terms may stock appreciation rights be granted?
Stock appreciation rights represent the right to receive an amount equal to the difference between the base “SAR price” established for such rights and the fair market value of the common stock on the date the rights are exercised. Payment of the amount may be made in shares of common stock, in cash, or in a combination thereof as specified in the stock appreciation right agreement. At the time of grant, the Compensation Committee or the Board, as applicable, will fix the SAR price. Other than in connection with substitute awards, the SAR price must not be less than the fair market value of the common stock on the grant date. The
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PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan	■

participant does not pay anything upon exercise of the stock appreciation right (except for required tax withholding). No stock appreciation right may be exercised more than ten years from the grant date. Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock appreciation right or any portion thereof will become exercisable, provided that a participant will become fully vested with regard to a stock appreciation right award in the event the participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Compensation Committee or its delegee) while still employed by or in service to the Company.
Upon what terms may restricted stock be awarded?
An award of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of common stock in return for the performance of services. Restricted stock is subject to forfeiture and generally may not be transferred by a participant until the restrictions established by the Compensation Committee or the Board, as the case may be, lapse. The restrictions may take the form of a period of continuous employment or service with the Company or any subsidiary (i.e., time-based vesting) or the achievement of stock price goals and performance or other goals (i.e., performance-based vesting). Upon grant, holders of restricted stock will have voting and other ownership rights in such shares during the restriction period, provided that any dividends on unvested restricted stock will be accumulated and subject to vesting requirements and will only be paid to the extent the underlying award is earned under the plan. The grant may be made without payment of additional consideration by the participant other than the performance of future services.
Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Compensation Committee or the Board, as the case may be, on the grant date.
Upon what terms may restricted stock units be granted?
An award of restricted stock units granted under the Amended and Restated 2020 Omnibus Plan represents the right to receive a specific number of shares of common stock or a cash equivalent at the end of a specified restriction period. The restrictions may take the form of a period of continuous employment or service with the Company or any subsidiary (i.e., time-based vesting) or the achievement of stock price goals and performance or other goals (i.e., performance-based vesting), as established by the Compensation Committee or the Board, as the case may be. During the restriction period, the participant has no right to vote the shares of common stock represented by the units. The Compensation Committee or the Board, as the case may be, may provide for payment of dividend equivalents in connection with restricted stock units, but any such dividend equivalents will be accumulated and subject to vesting requirements and be paid only in accordance with Section 409A of the Internal Revenue Code (“Code Section 409A”) and only to the extent the restricted stock unit award is earned under the plan. The grant of restricted stock units will be made without any consideration from the participant other than the performance of future services.
Upon what terms may performance awards be granted?
A performance award may be denominated in shares of common stock or in cash, and each grant will specify one or more performance goals, established by the Compensation Committee or the Board, as the case may be, to be met within a specified period (“performance period”), to receive the common stock or cash. If by the end of the performance period the participant has achieved the specified performance goals, then the participant will be deemed to have fully earned the performance award. To the extent earned, the performance award will be paid to the participant at the time and in the manner determined by the Compensation Committee or the Board, as the case may be, and can be paid in cash, shares of common stock or any combination thereof. The Compensation Committee or the Board, as the case may be, may provide for payment of dividend equivalents in connection with performance awards, but any such dividend equivalents will be accumulated and subject to vesting requirements and be paid only in accordance with Code Section 409A and only to the extent the performance award is earned under the plan. The grant of performance awards will be made without any consideration from the participant other than the performance of future services.
What are the performance goals for restricted stock awards, restricted stock unit awards and performance awards?
The Amended and Restated 2020 Omnibus Plan provides that with respect to grants of restricted stock, restricted stock units and performance awards conditioned on the achievement of one or more performance goals, the Compensation Committee or the
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■	PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan

Board, as the case may be, shall establish the performance period and one or more performance goals to be achieved in connection with the award, which may include, but shall not be limited to, net sales; comparable sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); free cash flow; return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; achievement of strategic performance objectives or other strategic objectives; implementation, management or completion of critical projects or processes; implementation, completion, or attainment of measurable objectives with respect to research, development, products, projects or recruiting or maintaining personnel; and any combination of the foregoing business criteria. The performance goals may be expressed in terms of absolute growth, cumulative growth, percentage growth, a designated absolute amount, percentage of sales, or per share value of common stock outstanding. In addition, the performance goals may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance measured against or in relationship to one or more companies, a pre-established target, the Company’s budget or budgeted results, previous period results, an index covering multiple companies, a designated comparison group of other companies comparably, similarly or otherwise situated, individual performance, or any combination thereof. The Compensation Committee or the Board, as the case may be, may also exclude charges related to an event or occurrence which the Compensation Committee or the Board, as the case may be, determines should appropriately be excluded, including but not limited to (a) restructurings, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, the impact of material litigation or claim judgments or settlements or insurance settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual or non-recurring charges, (b) an event or series of events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the impact of changes to comply with the new lease accounting standard, or (d) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The Compensation Committee or the Board, as the case may be, shall determine the performance period during which a performance goal must be met, and attainment of performance goals shall be subject to certification by the Compensation Committee or the Board, as the case may be. Except to the extent limited by the award agreement, the Compensation Committee or the Board, as the case may be, may, in its sole discretion, adjust the compensation or economic benefit due upon attainment of performance goals and adjust the performance goals themselves and/or the length of the performance period in which one or more performance goals must be achieved.
Are there minimum vesting requirements for awards under the Amended and Restated 2020 Omnibus Plan?
Yes. In general, no portion of an award shall vest prior to the first anniversary of the grant date. The Amended and Restated 2020 Omnibus Plan provides that the one-year minimum vesting requirement does not apply to substitute awards, shares of common stock delivered under the plan in lieu of fully-vested cash obligations, awards to non-employee directors that vest on the earlier of the first anniversary of the grant date and the next annual meeting of shareholders (provided the next annual meeting of shareholders is at least fifty (50) weeks after the immediately preceding year’s annual meeting of shareholders), and any additional awards granted under the Amended and Restated 2020 Omnibus Plan with respect to a maximum of 5% of the shares of common stock authorized under the plan. The Compensation Committee or the Board, as the case may be, reserves discretion to provide for accelerated vesting or exercisability of awards.
How are awards under the Amended and Restated 2020 Omnibus Plan treated in the event of a termination of employment or service?
A participant will become fully vested with regard to a stock option award or a stock appreciation right award in the event the participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Compensation Committee or its delegee) while still employed by or in service to the Company. With respect to other types of awards and other termination events, the Compensation Committee or the Board, as the case may be, may provide for partial or full vesting in connection with the termination of a participant’s employment or service on such basis as it deems appropriate.
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PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan	■

How are awards under the Amended and Restated 2020 Omnibus Plan treated in the event of a change in control of the Company?
In the event of a “change in control” (as defined in the Amended and Restated 2020 Omnibus Plan), the Compensation Committee or the Board, as applicable, may, subject to compliance with Code Section 409A, take such action as it deems appropriate in its sole discretion and without the consent of any participant. These actions may include, without limitation, the following: (i) provide for the purchase, settlement or cancellation of any award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of a participant’s rights had the award been currently exercisable or payable, (ii) adjust outstanding awards as the Compensation Committee or Board deems appropriate to reflect the change in control and retain the economic value of the award, or (iii) cause any outstanding award to be assumed, or new rights substituted therefor, by the successor company in such change in control.
In connection with a change in control, the Compensation Committee or the Board, as applicable, may provide for acceleration of the vesting, delivery and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an outstanding award and for the replacement of a stock-settled award with a cash-settled award.
In the event of a change in control of the Company, unless the award agreement or the Compensation Committee or Board provide otherwise, vesting for outstanding awards will only accelerate if either (i) the successor company does not assume, convert, continue, or otherwise replace the outstanding award on proportionate and equitable terms, or (ii) the successor company assumes, converts, continues, or otherwise replaces the outstanding award on proportionate and equitable terms and the participant is terminated without cause within 24 months following the change in control.
The provision that awards that are assumed by the successor company (or otherwise converted, continued or replaced in connection with a change in control) will experience accelerated vesting only if the participant experiences a qualifying termination is commonly referred to as a “double-trigger” acceleration provision. The Company believes that providing for a flexible default double-trigger provision is a good governance practice. While the Company recognizes the benefits of double-trigger acceleration in certain change in control circumstances and has included the provision described above for this reason, the Board also believes it is appropriate to retain flexibility and to avoid restricting the range of available alternatives for structuring equity compensation opportunities for the Company’s executives, other employees and non-employee directors. As a result, the double-trigger provision is a default provision that can be modified by the award agreement or the Compensation Committee or the Board.
Are awards under the Amended and Restated 2020 Omnibus Plan transferable?
Except as provided below, no award under the Amended and Restated 2020 Omnibus Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant. The
Compensation Committee or the Board, as the case may be, may expressly provide in an award agreement that the participant may transfer restricted stock to a trust that the Compensation Committee or the Board may approve. No transfer of an award or of any right or interest in an award may be made for consideration.
How can awards under the Amended and Restated 2020 Omnibus Plan be adjusted?
In the event of any increase or decrease in the outstanding shares of the Company’s common stock resulting from a stock split, reverse stock split or other division or consolidation of shares, the payment of a stock dividend on shares of common stock, or similar change in the number of outstanding shares of the Company’s common stock without any receipt of consideration by the Company, then the number of shares of common stock that remain available under the Amended and Restated 2020 Omnibus Plan, the number of shares covered by each outstanding stock option or stock appreciation right, the exercise price for each outstanding stock option or stock appreciation right, the purchase price per share and the number and any purchase price for any other outstanding awards involving common stock (or equivalents) and any other relevant provision of the plan or any award agreement, in each case, shall be proportionately and appropriately adjusted by the Compensation Committee or the Board.
Similarly, subject to any required action by our shareholders, if any change occurs in the Company’s common stock by reason of any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Company’s common stock, then the number of shares of common stock that remain available under the Amended and Restated 2020 Omnibus Plan, the number and type of shares of common stock then covered by each outstanding stock option or stock appreciation right, the exercise price for each outstanding stock option or stock appreciation right, and the purchase price per share and the number and any purchase price for any other outstanding awards involving common stock (or equivalents) and any other relevant provision of the plan or any award agreement, in each case, shall be proportionately and appropriately adjusted by the Compensation Committee or the Board.
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■	PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan

Other than as provided in the Amended and Restated 2020 Omnibus Plan in connection with an equitable adjustment as described above or in connection with a change in control, the Compensation Committee and the Board shall not, without the approval of the shareholders of the Company, (i) lower the exercise price of an outstanding stock option or stock appreciation right, (ii) cancel an outstanding stock option or stock appreciation right when the exercise price exceeds the fair market value of the underlying shares of common stock in exchange for another award or cash, or (iii) take any other action with respect to an outstanding stock option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal stock exchange on which the common stock is traded.
How can the Amended and Restated 2020 Omnibus Plan be amended or terminated?
The Amended and Restated 2020 Omnibus Plan may be amended by the Board, but no amendment may materially adversely affect a participant’s rights without the participant’s consent. The Board may amend the Amended and Restated 2020 Omnibus Plan without shareholder approval except to the extent such shareholder approval is required by applicable law, rule, regulation or listing standard. Notwithstanding the foregoing, the Board may amend the Amended and Restated 2020 Omnibus Plan without shareholder approval to incorporate or conform to requirements imposed by and amendments made to the Internal Revenue Code or regulations promulgated thereunder which the Board deems to be necessary or desirable to preserve (A) incentive stock option status for outstanding incentive stock options and to preserve the ability to issue incentive stock options pursuant to the Amended and Restated 2020 Omnibus Plan, and (B) the status of any award as exempt from registration requirements under any securities law for which the award was intended to be exempt.
The Board may terminate or suspend the Amended and Restated 2020 Omnibus Plan or any portion thereof at any time, but no suspension or termination shall materially impair the rights of a participant under an outstanding award without the consent of the affected participant.
What is the duration of the Amended and Restated 2020 Omnibus Plan?
Unless terminated sooner by the Board as described above, the Amended and Restated 2020 Omnibus Plan shall be of unlimited duration to facilitate administration of awards issued under the plan, but no award will be granted under the Amended and Restated 2020 Omnibus Plan after June 21, 2033.
Are awards under the Amended and Restated 2020 Omnibus Plan subject to clawback?
Yes. The Company has a formal incentive compensation clawback policy that applies to awards granted to executive officers under the Amended and Restated 2020 Omnibus Plan and authorizes the Compensation Committee to adjust, cancel or recover incentive-based awards or payments granted to our executive officers in the event of a material financial restatement, regardless of fault, to ensure that cash and equity incentive-based compensation is based on accurate financial data. In addition, the Amended and Restated 2020 Omnibus Plan subjects all awards granted under the plan to any additional clawback that may be required pursuant to any applicable federal or other law or regulation or any applicable listing standard of any securities exchange on which the common stock is then listed or reported.
What are the tax consequences of the Amended and Restated 2020 Omnibus Plan?
The following is a brief summary of certain of the general U.S. federal income tax consequences of certain awards under the Amended and Restated 2020 Omnibus Plan. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this Proxy Statement and is not a complete description of the U.S. federal income tax laws.
In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).
An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within the later of two years after the grant date or one year after the date the shares were exercised, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of
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PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan	■

either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.
A recipient of a stock appreciation right generally will not recognize income upon the grant of a stock appreciation right. Upon exercising a stock appreciation right, the recipient generally will recognize ordinary income in the amount by which the fair market value of the shares on the date of exercise exceeds the SAR price, if any. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain (or loss), which may be short-term or long-term capital gain (or loss) depending on the holding period.
A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within thirty days of the grant date of the restricted stock will recognize ordinary income on the grant date of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. Thereafter, if the shares are forfeited and the recipient has made a Section 83(b) election, the recipient will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares. Dividends on restricted stock generally will be treated as compensation that is taxable as ordinary income to the recipient and will be deductible by the Company when paid. If, however, the recipient has made a Section 83(b) election, the dividends will be taxable as ordinary income to the recipient but will not be deductible by the Company.
A recipient generally will not recognize income upon the grant of restricted stock units. A recipient of restricted stock units generally will not recognize income until cash and/or shares of common stock are delivered to the recipient at the end of the restriction period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the recipient generally will recognize as ordinary income an amount equal to the amount of any cash received (for units payable in cash) and the fair market value of any unrestricted shares of common stock received (for units settled in stock). No Section 83(b) election is permitted with respect to restricted stock units. For each share of common stock received in respect of a restricted stock unit, the taxation of the post-settlement appreciation or depreciation upon a subsequent disposition is generally treated as short-term or long-term capital gain (or loss) depending on the holding period.
A recipient generally will not recognize income upon the grant of performance awards. Upon payment of performance awards in cash and/or shares of common stock, the recipient generally will recognize as ordinary income an amount equal to the amount of any cash received (for awards payable in cash) and the fair market value of any unrestricted shares of common stock received (for awards settled in stock). For each share of common stock received in respect of a performance award, the taxation of the post-settlement appreciation or depreciation upon a subsequent disposition is generally treated as short-term or long-term capital gain (or loss) depending on the holding period.
To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the recipient performs services generally will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code. The Company will only be entitled to a deduction with regard to an incentive stock option if the employee makes a disqualifying disposition of the underlying shares.
The Compensation Committee may grant awards that are either exempt from or subject to Code Section 409A. Code Section 409A imposes certain requirements on non-qualified deferred compensation arrangements, including requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Code Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Code Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.
Under current Internal Revenue Service guidance, certain awards under the Amended and Restated 2020 Omnibus Plan are excluded from non-qualified deferred compensation to which Code Section 409A applies. These excluded awards are stock options under which shares of common stock are issued, stock appreciation rights under which shares of common stock are issued, restricted stock, restricted stock units that are paid at or shortly after vesting, and performance awards that are paid at or shortly after vesting. Other awards under the Amended and Restated 2020 Omnibus Plan may be treated as non-qualified deferred compensation to which Code Section 409A applies, and in such case, it is generally the Company’s intent that such awards be designed to comply with the election timing, payment timing, and other requirements of Code Section 409A.
If an award is subject to and fails to satisfy the requirements of Code Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Code Section 409A fails to comply with the provisions of Code Section 409A, Code Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary
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■	PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan

income, as well as possible interest requirements with respect to such amounts, and the Company will have certain withholding requirements.
The foregoing is only a summary of the effect of federal income taxation upon the Company and upon participants, is not complete and does not discuss the federal employment taxes, tax consequences of any participant’s death or the income tax laws of any municipality, state, or foreign country in which a participant may reside. The foregoing is not legal or tax advice.
Where can I get a copy of the Amended and Restated 2020 Omnibus Plan?
This summary is not a complete description of all provisions of the Amended and Restated 2020 Omnibus Plan. A copy of the Amended and Restated 2020 Omnibus Plan, as proposed to be adopted, is attached hereto as Annex A.
New Plan Benefits
Participation and the types of awards granted under the Amended and Restated 2020 Omnibus Plan are subject to the discretion of the Compensation Committee or the Board, as the case may be, and no awards may be granted under the Amended and Restated 2020 Omnibus Plan unless and until shareholders approve the Amended and Restated 2020 Omnibus Plan at the Annual Meeting. No determination has been made as to the awards, if any, that any individuals who would be eligible to participate in the plan will be granted in the future under the Amended and Restated 2020 Omnibus Plan. Therefore, the benefits or amounts that will be received by any participant or groups of participants if the Amended and Restated 2020 Omnibus Plan is approved are not currently determinable.
Anticipated Awards under the 2020 Omnibus Plan Prior to the Annual Meeting
The Company anticipates granting restricted stock or restricted stock units to the non-employee directors under the existing terms of the 2020 Omnibus Plan on June 21, 2023. For administrative reasons, these anticipated awards will be granted under the 2020 Omnibus Plan. As part of the Company’s director compensation program described above under the heading “Compensation of Directors,” the Board has the discretion to make equity awards to non-employee directors and generally makes such awards each year around the time of the Annual Meeting of Shareholders. The Board anticipates granting restricted stock or restricted stock units under the existing terms of the 2020 Omnibus Plan on June 21, 2023 to each non-employee director (subject to forfeiture if the vesting requirements of the award are not met, including upon failure to be re-elected at the Annual Meeting) with a grant value of $145,000 per director and with the number of shares or units determined based on the closing price of the Company’s common stock on the grant date. The aggregate dollar value of the restricted stock or restricted stock unit awards anticipated to be granted under the existing terms of the 2020 Omnibus Plan on June 21, 2023 to the eight non-employee directors is $1,160,000; the number of shares or units anticipated to be granted to each non-employee director cannot be determined until the grant date. Consistent with the Company’s historical compensation practices, the anticipated awards to the non-employee directors relate to the non-employee directors’ service for the upcoming year, will vest on the earlier of one year following the grant date or the date of the 2024 Annual Meeting of Shareholders if such meeting is held at least fifty (50) weeks after the Annual Meeting, and will be subject to forfeiture if the vesting requirements are not met, including upon failure to be re-elected at the Annual Meeting.
Equity Compensation Plan Information
The following table shows information concerning our equity compensation plans as of January 28, 2023, the end of our most recent fiscal year:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders(1)	5,083,988	$—	5,695,160
Equity compensation plans not approved by security holders	—	—	—
Total	5,083,988	$—	5,695,160
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PROPOSAL 4. Proposal To Approve The Chico’s FAS, Inc. Amended And Restated 2020 Omnibus Stock And Incentive Plan	■

(1)
Consists of the 2012 Omnibus Plan, 2020 Omnibus Plan and the 2021 Employee Stock Purchase Plan. This table does not include the additional 5,750,000 shares of common stock to be reserved as a portion of the aggregate number of shares authorized and reserved for issuance under the Amended and Restated 2020 Omnibus Plan if shareholders approve the Amended and Restated 2020 Omnibus Plan at the Annual Meeting.

(2)
There were no outstanding stock options as of January 28, 2023. The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock, restricted stock units or performance share units, which have no exercise price.

(3)
Consists of (i) 3.8 million shares that were available for future issuance under the 2020 Omnibus Plan as of January 28, 2023 and (ii) 1.9 million shares that were available for future issuance under the 2021 Employee Stock Purchase Plan as of January 28, 2023, including shares subject to purchase during the current offering period.

Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CHICO’S FAS, INC. AMENDED AND RESTATED 2020 OMNIBUS STOCK AND INCENTIVE PLAN.
- 2023 Proxy Statement	53

■	EXECUTIVE OFFICERS
The following table sets forth certain information regarding the Company’s current executive officers.
Executive Officers	Age	Positions	Years with the Company
Molly Langenstein	59	Chief Executive Officer, President and Director	3
Patrick J. Guido	50	Executive Vice President - Chief Financial Officer	1
Kristin M. Gwinner	54	Executive Vice President - Chief Human Resources Officer	10
Joseph R. Topper, Jr.	62	Executive Vice President - Chief Digital Officer	2
David M. Oliver	65	Senior Vice President - Finance, Controller and Chief Accounting Officer	11
Wendy L. Hufford	61	Senior Vice President - General Counsel, Corporate Secretary & Chief Compliance Officer	1
Non-Director Executive Officers
Patrick J. Guido (“PJ”) is Executive Vice President - Chief Financial Officer of Chico’s FAS, Inc., having joined the Company in September 2021. PJ was previously Chief Financial Officer of Asbury Automotive, one of the largest automotive retailers in the United States. Prior to Asbury, he worked with lululemon athletica inc., a multinational designer, distributor, and retailer of healthy lifestyle inspired athletic apparel and accessories, where he served as Chief Financial Officer. Mr. Guido also spent seven years at VF Corporation, a global leader in branded lifestyle apparel, footwear and accessories with a portfolio of brands that included The North Face, Vans and Timberland. During his tenure at VF Corporation, he served as Treasurer and Vice President of Corporate Development, managing capital allocation strategies, mitigating global financial risk, and executing on multiple strategic initiatives for the company. Mr. Guido has also served in key financial roles within Treasury, Financial Planning and Operations at The Home Depot, Inc. and Saks Incorporated. Mr. Guido received his MBA from Vanderbilt University, and he holds a BS from Georgetown University.
Kristin M. Gwinner is Executive Vice President - Chief Human Resources Officer of Chico’s FAS, Inc., having joined the Company in December 2012. Ms. Gwinner has over 20 years of Human Resources experience within the retail and telecommunications industries. She has held multiple leadership roles within Chico’s FAS, Inc. leading to her current position as Executive Vice President - Chief Human Resources Officer. Ms. Gwinner initially joined Chico’s FAS, Inc. as Vice President, Human Resources, followed by the roles of Vice President of Talent, Development, and Diversity and Inclusion and Senior Vice President of Human Resources. Previously, Ms. Gwinner served as head of human resources in the role of Vice President, Human Resources for PacSun, a specialty retailer that offers a cross-section of emerging brands and trending fashion based in Anaheim, California from 2010 to 2012. Prior to joining PacSun, Ms. Gwinner served as Sr. Director, Human Resources for T-Mobile US, Inc. a national provider of wireless voice, messaging, and data services. During her time with T-Mobile US, she held numerous positions of increasing scope and worked through several mergers and acquisitions in the telecommunications industry. Ms. Gwinner holds a Masters in Human Resources Management from Troy State University, a
Bachelor’s in Business Management from Florida State University, is SPHR certified, and is a certified Executive Coach (Center for Executive Coaching). Ms. Gwinner currently serves on the Diversity and Inclusion Leadership Council of RILA, the Retail Industry Leaders Association, and on the Board for the Foundation for Lee County Schools.
Joseph R. Topper, Jr. (“Jay”) is Executive Vice President - Chief Digital Officer of Chico’s FAS, Inc., having joined the Company in March 2021. Prior to joining the Company, Mr. Topper served as Chief Digital Officer at FTD® from 2018 to 2020, where he was instrumental in driving the company’s e-commerce business, products and technology functions, supply chain and e-commerce operations, and as Chief Information and Chief Technology Officer from 2016 to 2018. Before that, Mr. Topper served as Chief Information Officer and Chief Technology Officer (“CTO”) at Vitacost.com from 2013 to 2014, where he led technology, fulfillment, distribution, social media and customer service and was the first CTO to re-invigorate and re-architect the company’s technology ecosystem. He has served, since January 2023, on the board of directors of Logicbroker, Inc., an eCommerce Software as a Service (SaaS) platform, whose business-to-business (B2B) and direct-to-consumer (D2C) offerings provide suppliers and retailers the ability to automate their dropship and marketplace strategies. Mr. Topper is a former Commissioned Officer in the United States Coast Guard and holds a master’s degree in Telecommunications and Computing Management from the NYU Tandon School of Engineering and a bachelor’s degree in Mathematical Sciences from the United States Coast Guard Academy.
David M. Oliver is Senior Vice President - Finance, Controller and Chief Accounting Officer of Chico’s FAS, Inc., having joined the Company in March 2012. Mr. Oliver has held multiple leadership roles within Chico’s FAS, Inc. leading to his current position. He initially joined the Company as Vice President - Finance and Controller, followed by the role of Group Vice President - Finance, Controller, Chief Accounting Officer and Treasurer. Most recently, Mr. Oliver served as Interim Chief Financial Officer and Senior Vice President - Controller. Prior to joining the Company, he held various finance roles with SUPERVALU Inc., a retail and wholesale grocery chain, including Chief Financial Officer - Supply Chain
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EXECUTIVE OFFICERS	■
Non-Director Executive Officers

Services, Vice President, Corporate Controller and Vice President, Investor Relations from 2004 to 2012. Mr. Oliver also served as an executive finance officer at the Arden Group, Inc. and The Vons Companies, Inc., both food supermarket retailers, as well as Audit Manager and CPA at the accounting firm Arthur Andersen.
Wendy L. Hufford is Senior Vice President - General Counsel, Corporate Secretary and Chief Compliance Officer of Chico’s FAS, Inc., having joined the Company in September 2021. Ms. Hufford was previously the Founder and President of Effective Dispute Management, LLC, a consulting firm that specialized in process improvement, cost optimization and dispute resolution, where she has had been since 2020. Prior to that, from October 2018 to April 2020, she served as Senior Vice President - General Counsel and Corporate Secretary at Ascena Retail Group, Inc., a Fortune 500 multi-brand retail company, where she was responsible for leading legal, compliance, risk and government affairs of the company. Ascena Retail Group, Inc. filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in July 2020. From 2015 to 2018, Ms. Hufford was Chief Legal Operating Officer and Vice President - US, Litigation, Risk & Human Resources at Boehringer Ingelheim, the largest private pharmaceutical company in the world, where she was responsible for law department operations and all litigation, government investigations, information governance, risk management and human resources counseling functions. Ms. Hufford is a graduate of Colgate University and The Yale Law School.
None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2022 are related to one another. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by, and serve at the discretion of, the Board.
- 2023 Proxy Statement	55

■	COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes the material elements of the Company’s executive compensation program, how it is designed to support the achievement of our key strategic and financial objectives, and the compensation decisions the Compensation Committee made under the program for our NEOs, as such term is defined under SEC rules. The following were our NEOs for fiscal 2022:
Named Executive Officers	Current Title
Bonnie R. Brooks	Former Executive Chair of the Board
Molly Langenstein	Chief Executive Officer, President and Director
Patrick J. Guido	Executive Vice President - Chief Financial Officer
Kristin M. Gwinner	Executive Vice President - Chief Human Resources Officer
Joseph R. Topper, Jr.	Executive Vice President - Chief Digital Officer
David M. Oliver	Senior Vice President - Finance, Controller and Chief Accounting Officer
Executive Summary
The below Compensation Discussion and Analysis provides an overview of our business performance for fiscal 2022, highlights the key components and structure of our executive compensation program, discusses the principles underlying our compensation policies and procedures, and addresses other matters we believe explain and demonstrate our performance-based compensation philosophy and our executive compensation for fiscal 2022.
Strategic Highlights
In fiscal 2022, the Company was focused on driving profitable growth through four strategic pillars of being customer led, product obsessed, digital-first, and operationally excellent.
■	By being customer led, we are focused on building community engagement, creating exceptional customer experiences, and increasing customer lifetime value.
■
We are product obsessed, delivering best-in-class merchandise to our Chico’s, WHBM, and Soma customers, offering beautiful solutions that inspire confidence and joy. At each brand, we are focused on elevating average unit retail and driving full-priced sales growth.

■
Digital-first means we want to strengthen our core platform and data-driven insights, as well as our decision-making. We are leveraging technology to engage and deliver to our customers across channels and brands.

■
To be operationally excellent, we are continually focused on diligently managing our inventory, cost of sales, supply chain, expenses, and real estate; generating healthy cash flow; and delivering a strong bottom line.

The Company’s fiscal 2022 business highlights include:
■
Consistent strong results: The Company posted $0.88 net income per diluted share for fiscal 2022, an increase of 138% over fiscal 2021, driven by strong comparable sales growth, significant gross margin expansion and diligent expense control.

■	Powerful portfolio performance: For fiscal 2022, total Company net sales grew 18.3% and comparable sales increased 19.6% versus fiscal 2021, led by the Company’s “Apparel Group,” which refers collectively to the Company’s Chico’s and WHBM brands. Chico’s and WHBM comparable sales grew 30.8% and 25.7%, respectively, in fiscal 2022 versus fiscal 2021.
■
Continued customer growth: Elevated products, strategic marketing efforts, and our relaunched loyalty programs continued to drive more customers to the Company’s brands, with total year-over-year customer count up mid-single digits, spend per customer up over fiscal 2021 and the average age of new customers continuing to trend younger.

■	Meaningful gross margin improvement: Occupancy leverage, higher average unit retail and lower inbound air freight drove 240 basis points of gross margin improvement during the year.
■	Diligent expense management: Continued disciplined expense control and a lean cost structure led to 50 basis points of selling, general and administrative expense (“SG&A”) leverage in fiscal 2022.
■
Solid operating income: Fiscal 2022 income from operations was $142 million, or 6.6% of net sales, compared to $67 million, or 3.7% of net sales, in the prior year. Year-over-year operating income more than doubled, driven by strong sales and gross margin performance and expense control.

■	Strong balance sheet: The Company ended the year with $178 million in cash and marketable securities, after repaying $50 million of long-term debt during the year.
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COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Philosophy and Objectives

Financial Highlights
Net income per diluted share for fiscal 2022 was $0.88 compared to $0.37 in fiscal 2021. Results for fiscal 2021 include the unfavorable impact of legal settlement charges of $4 million. Actual RONA achieved in fiscal 2022 was 41.3%. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets.
Compensation Philosophy and Objectives
The goal of our executive compensation program is the same as our goal for the Company: to motivate executives to achieve multi-year financial and strategic goals and to create long-term shareholder value. To this end, we have designed and implemented a compensation program intended to attract, motivate, and retain highly skilled executive officers and reward them for results that increase shareholder value through sustained, profitable financial performance and outstanding leadership that reflects our values and unique culture.
The Company structures our executive compensation program and decisions on the same basic objectives that guide us in establishing all our compensation programs:

■
Attract and Retain Talented Executives. Compensation should reflect the value of the particular job in the marketplace and should be at the levels necessary to attract and retain the high-caliber talent required to lead our Company. We believe these levels are generally the market median of similarly situated companies.

■	Pay for Performance. Compensation should reward performance that achieves our strategic and financial objectives and enhances shareholder value.
○
Our compensation programs are structured so that if performance exceeds target levels, an NEO’s total compensation may similarly exceed target levels. Likewise, where performance falls short of established goals, our compensation programs will deliver lower levels of compensation.

○
Performance-based programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.

■
Long-Term Focus and Alignment with Shareholders. Associates at higher levels should receive an increasing portion of their compensation in the form of equity-based incentives, where value is tied to long-term shareholder value creation.

- 2023 Proxy Statement	57

■	COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives

Compensation Highlights
Compensation Elements
Our compensation program balances all aspects of pay for an executive’s responsibilities: a base salary for day-to-day work, a cash incentive bonus for shorter-term results linked to annual
Company performance, and a long-term equity program for aligning the executive’s focus with shareholder value and the long-term performance of the Company.
The table below provides a summary of the direct compensation elements of our executive compensation program, their principal contribution to our compensation objectives, and the key actions and decisions made with respect to each element for fiscal 2022.
	Compensation Element	Objectives and Key Features	Highlights for Fiscal 2022
FIXED	Base Salary
■ Provides appropriate fixed cash compensation necessary to attract and retain executives
■ Reflects position’s relative value in the marketplace, the executive’s scope and breadth of responsibility, as well as the executive’s contribution

■ In fiscal 2022, base salaries for our NEOs increased 0-5.0% from fiscal 2021. This increase was made based on the recommendations received from our compensation consultant and reviewed with the Compensation Committee.
■ In fiscal 2022, Ms. Brooks’ salary was prorated based on the time she served as Executive Chair of the Board.

AT RISK	Annual Cash Incentive
■ Provides incentive for short-term performance across multiple metrics
■ Focuses executives on achieving specific annual financial and operating results aligned with our business strategies
■ Uses performance measures we believe are key drivers of shareholder value

■ Earned awards for fiscal 2022 were tied to Company-specific metrics related to total Company sales and total Company earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals established at the beginning of the annual performance period (with related quarterly targets aligned to the annual goals also established at the beginning of each quarter).
■ Based on our performance-against-goals established at the beginning of the performance period for fiscal 2022, bonuses could be earned from 0% to 200% of a target percentage of earned salary.
■ Ms. Brooks’ bonus was prorated through June 23, 2022, the time she was in the Executive Chair position.
■ Based on Company performance versus the goals for fiscal 2022, bonuses were funded at approximately 133% of target, resulting in payouts of 67% - 196% of earned salary for each of our NEOs.

Long-Term Equity Incentives
■ Provides incentive for long-term performance
■ Links compensation earned to the creation of long-term shareholder value
■ Aligns interests of management with those of shareholders
■ Supports retention of key talent

■ In fiscal 2022, equity awards to Ms. Brooks and Ms. Langenstein consisted of a 50/50 mix of time-based restricted stock, or RSUs in the case of Ms. Brooks, and performance share units (“PSUs”). For Mr. Guido, Ms. Gwinner, Mr. Oliver, and Mr. Topper, fiscal 2022 equity awards consisted of a 75/25 mix of time-based restricted stock and PSUs.
■ Fiscal 2022 restricted stock, or RSUs in the case of Ms. Brooks, vest in three equal annual installments.
■ Fiscal 2022 PSUs may be earned from 0% to 175% of a target number of units based on Company performance against pre-established RONA goals for a three-year period from fiscal 2022 through fiscal 2024. Three one-year performance goals are set at the beginning of the three-year performance period; performance is measured annually and then averaged at the end of the three-year performance period to determine the final earned award, if any. Based on Company performance for fiscal 2022, our NEOs had 175% achievement for the first year of the three-year performance period. This PSU grant will cliff vest on the third anniversary of the grant date based on the average RONA performance achieved for fiscal 2022 through fiscal 2024.

58	- 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Philosophy and Objectives

Target Pay Mix
There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or between short-term and long-term incentive compensation. Our total direct compensation mix is designed to provide more upside potential and downside risk for our NEOs because they have substantial influence on and accountability for our performance.
The decisions that the Compensation Committee makes on NEO compensation are performance-based and market-driven. In making compensation decisions, the Compensation Committee reviews all compensation components for our NEOs and compares each element of compensation against a peer group of publicly traded retailers. In setting the various elements of NEO compensation, the Compensation Committee believes that a significant portion of an individual NEO’s compensation should be (a) “at-risk,” which we define as the bonus opportunity under our management bonus plan and the grant-date fair value of equity awards, and (b) “performance-based,” which we define as the bonus opportunity and the performance share unit value. Thus, the Compensation Committee, with the advice of its independent compensation consultant and with the desire to have a significant portion of our NEO compensation at risk, establishes an overall compensation opportunity for each NEO designed to deliver a specific, market-competitive value when our target goals are achieved.
The following chart and graphics describe the percent of pay at-risk for our NEOs, based on annualized base salary and target bonus opportunity, in fiscal 2022:
Named Executive Officer	2022 Pay At-Risk (%)
Bonnie R. Brooks	66
Molly Langenstein	85
Patrick J. Guido	62
Kristin M. Gwinner	63
Joseph R. Topper, Jr.	63
David M. Oliver	52

- 2023 Proxy Statement	59

■	COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives

Compensation Risk Mitigation and Governance Highlights
In addition to the items discussed in the table summarizing our direct compensation elements of executive compensation (page 58), we also maintain various compensation policies that align our compensation program with recognized corporate governance best practices:
WHAT WE DO		WHAT WE DON’T DO
✔	Align Pay to Performance: Our compensation program for our NEOs emphasizes variable pay over fixed pay to ensure a linkage to the Company's short and long-term financial performance.	✗	Don’t Offer Significant Perquisites: We do not provide significant perquisites or personal benefits to our NEOs.
✔
Retain Meaningful Stock Ownership Requirements: We require senior officers and non-employee directors to maintain certain Company stock ownership levels in order to align their interests with those of our shareholders.
✗
Don’t Offer Supplemental Executive Retirement Plans: As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other retirement benefits to our NEOs, other than the tax-qualified 401(k) defined contribution plan also available to all associates and a deferred compensation plan also available to certain highly compensated associates. As of December 31, 2021, the deferred compensation plan was frozen and partially terminated.

✔
Provide Formal Clawback Policy: We have a compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our executive officers in the event of a financial restatement, regardless of fault, to ensure that incentive-based compensation is based on accurate financial data.
✗
Don’t Permit Hedging or Pledging: Our NEOs and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin and pledging our stock as collateral for a loan.

✔
Mitigate Undue Risk: We conduct an annual risk assessment of all our compensation policies and practices. After reviewing the 2022 compensation risk assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
		✗	Don’t Provide Excise Tax Gross-Ups: We do not provide excise tax gross-ups on change-in-control severance payments.
✔	Maintain Committee Oversight: The Compensation Committee has the authority to determine, and reduce if appropriate, compensation provided to our NEOs.
✔	Retain an Independent Compensation Consultant: The Compensation Committee retains an outside independent compensation consultant.
✔
Conduct Quarterly Shareholder Outreach: We conduct quarterly outreach sessions with some of our largest shareholders on a range of topics, including executive compensation practices; in this area, we have historically discussed our alignment of pay to performance in order to ensure that our practices are aligned with shareholder expectations and interests.

60	- 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Response to Our Annual Say-on-Pay Vote

Pay for Performance
We have confidence that our pay for performance compensation program is functioning as we intended. The following graph shows the three-year (fiscal year 2020 through fiscal year 2022) aggregate pay for Ms. Langenstein, our CEO in office at the end of fiscal year 2022, based first on target and then based on what was realized. The difference of approximately $7.9 million, or 151% of target, appropriately reflects the Company’s performance over that time period.

Response to Our Annual Say-on-Pay Vote
At our 2022 Annual Meeting of Shareholders, we conducted our annual say-on-pay vote where we asked our shareholders to vote to approve, on an advisory basis, the fiscal 2021 compensation paid to our NEOs. Our shareholders approved our NEO compensation, with approximately 91% of votes cast in favor of our say-on-pay resolution.
We are committed to an open dialogue with shareholders and regularly seek and consider shareholder feedback, including the annual shareholder vote on the compensation paid to our NEOs. We conduct quarterly outreach sessions with some of our largest shareholders on a range of topics, including executive compensation practices; in this area, we have historically discussed our alignment of pay to performance in order to ensure that our practices are aligned with shareholder expectations and interests.
Role of the Compensation Committee and the Executive Officers
The Compensation Committee, in consultation with its independent compensation consultant, reviews, evaluates, and determines the various components of compensation for our CEO, and in 2022, for the Executive Chair, including establishing base salary, the terms under which cash incentive bonuses may be earned, and the grant value of and terms under which long-term equity incentive awards may be earned. The General Counsel and the Chief Human Resources Officer may assist the Compensation Committee with gathering relevant data but do not participate in recommending or setting the CEO’s compensation, and in 2022, did not participate in recommending or setting the Executive Chair’s compensation.
The Compensation Committee also determines the amount and terms of the cash-based and stock-based compensation for the other NEOs, considering recommendations on individual compensation levels and performance evaluation input from the CEO, the Chief Financial Officer, the Chief Human Resources Officer, and in 2022, the Executive Chair. No other NEO had an active role in the evaluation, design, or administration of the 2022 executive officer compensation program. Each NEO, however, provides input on individual compensation levels for their respective direct reports.
- 2023 Proxy Statement	61

■	COMPENSATION DISCUSSION AND ANALYSIS
Response to Our Annual Say-on-Pay Vote

Role of Independent Compensation Consultant
For fiscal 2022, the Compensation Committee engaged Meridian, a nationally recognized compensation consulting firm, as its independent compensation consultant. The Compensation Committee considered whether Meridian was independent from management utilizing, among other things, the independence factors required by the SEC and incorporated into NYSE Listing Standards. Based on this review, the Compensation Committee determined that Meridian was independent from Company management and, further, that Meridian’s work did not create any conflicts of interest under Rule 10C-1(b)(4)(i)-(vi) of the Exchange Act.
Meridian’s work for the Compensation Committee included gathering and analyzing data, performing market assessments, providing information on executive compensation trends and regulatory developments and preparing reports and recommendations. Representatives from Meridian attended Compensation Committee meetings, when requested by the Compensation Committee, and the Compensation Committee Chair interacted with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Compensation Committee meetings, and to obtain the consultant’s opinion and perspective on proposals prepared by management.
The Compensation Committee considered the input from Meridian in making NEO compensation decisions. The Compensation Committee also considered information and analyses received from management, as well as the Compensation Committee’s own judgment and experience.
Setting Executive Compensation — Comparative Data
Meridian provided the Compensation Committee with relevant market and comparative data and strategic alternatives to consider when making fiscal 2022 compensation decisions and recommendations for our NEOs. The Compensation Committee and Meridian also utilized benchmark data (provided to Meridian by management) from Korn Ferry, another compensation consulting firm, in order to provide data for positions below the NEO level and to supplement the comparative data Meridian provided to the Compensation Committee.
In making compensation decisions, the Compensation Committee reviewed all compensation components for our NEOs, considering tally sheets showing each individual component as well as overall compensation for each NEO. The Compensation Committee also compared each element of total compensation against a peer group of publicly traded retailers (“Compensation Peer Group”), which is reviewed and updated each fall. The Compensation Peer Group generally consists of U.S.-based, publicly traded retailers in the Apparel Retail and Apparel, Accessories and Luxury Goods GICS Industry Codes of generally similar size and scope to us and with which we generally compete for talent and shareholder investment.
In September 2021, Meridian conducted a review of our prior year’s Compensation Peer Group to ensure the companies remained appropriate comparators to inform decisions about fiscal 2022 pay opportunities. As a result of that review, lululemon athletica inc. was removed due to its larger size relative to the Company, and Carter’s, Inc. was added to maintain a Compensation Peer Group of 15 companies.
Peer group selection for the fiscal 2022 compensation analysis focused on companies with revenues between $700 million and $5 billion, which is approximately 0.45x to 3.0x the Company’s latest four quarters of revenue as of the review period. At the time of selection, our trailing four quarters revenue was between the 25th percentile and median of the Compensation Peer Group and our market capitalization was below the 25th percentile of the Compensation Peer Group.
Based on this review, the following 15 companies were selected for inclusion in the Compensation Peer Group used to inform decisions about fiscal 2022 compensation opportunities:
Abercrombie & Fitch Co.	The Cato Corporation	Guess, Inc.
American Eagle Outfitters, Inc.	The Children’s Place, Inc.	Carter’s, Inc.
The Buckle, Inc.	Designer Brands Inc.	Oxford Industries, Inc.
Caleres, Inc.	Express, Inc.	Urban Outfitters, Inc.
Capri Holdings Limited	Genesco, Inc.	Zumiez Inc.
In September 2022, Meridian conducted a review of the Compensation Peer Group to ensure the companies remained appropriate comparators to inform decisions about fiscal 2023 pay opportunities. As a result of that review, Torrid Holdings and J. Jill, Inc. were added to the Compensation Peer Group resulting in an updated Compensation Peer Group of 17 companies.
62	- 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Components of Executive Compensation

Components of Executive Compensation
The principal components of our executive compensation program are: base salary, annual cash incentives, long-term equity incentives, and associate benefit plans.
Base Salaries
Base salaries provide appropriate fixed cash compensation necessary to attract and retain executive talent. Base salaries are intended to be competitive, which we define as the median of the Compensation Peer Group or other relevant data source for the executive’s position. The Compensation Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities. In addition to external market data on base salaries, our
Compensation Committee also considers the following when setting base salaries: (a) the individual executive’s experience, performance and contribution to the Company’s performance, (b) overall Company-wide performance and (c) the individual’s base salary relative to other executive officers. Base salaries for our NEOs increased 0% - 5.0% compared to fiscal 2021, after remaining unchanged since fiscal 2020.
NEO	2021 Base Salary ($)	2022 Base Salary ($)	Increase/(Decrease) (%)
Bonnie R. Brooks(a)	500,000	500,000	—
Molly Langenstein	1,000,000	1,050,000	5.0
Patrick J. Guido	525,000	525,000	—
Kristin M. Gwinner	500,000	515,000	3.0
Joseph R. Topper, Jr.	480,000	494,000	2.9
David M. Oliver	375,000	382,500	2.0
(a)	Ms. Brooks stepped down as Executive Chair of the Board on June 23, 2022. Her salary was prorated for time in Executive Chair of the Board role.
Annual Cash Incentives
The annual cash incentive component of total compensation is intended to provide incentives to achieve the Company’s annual financial and strategic goals and to encourage teamwork in meeting objectives and overcoming challenges. In fiscal 2022, the annual cash incentive component of total compensation for NEOs was determined pursuant to our management bonus plan.
We generally target total cash compensation (base salary plus cash incentive bonus) when target performance goals are achieved, at or near the market median. Variations to this target positioning may occur as a result of performance, the experience level of the individual, and other market factors. This target competitive positioning takes into account our expectations and desires that, over the long-term, we will be able to generate shareholder returns at or above the median of our peer group.
Each executive has a target bonus expressed as a percentage of earned salary. Actual bonuses earned for fiscal 2022 could range from 0% to 200% of this target, with a threshold of 25% of this target, based on performance against the measures and goals determined by the Compensation Committee. In February 2022, in accordance with the Company’s regular practice, the Compensation Committee established the specific performance metrics applicable to the management bonus plan for the 2022 fiscal year as well as the bonus target payment percentage, based on a percentage of earned salary for the fiscal year, for each eligible associate. For fiscal 2022, these measures were total company sales and EBITDA. Given the uncertain nature of fiscal 2022, the Compensation Committee determined quarterly targets for these performance metrics, aligning to the fiscal year goals, would also be established at the beginning of each fiscal quarter and a four-quarter average would determine the annual payout. The annual goals for the 2022 fiscal year were set higher than fiscal 2021 actual results achieved, as we anticipated continuing to achieve increased profitability driven by higher sales. These metrics were chosen because the Compensation Committee believes that these metrics would provide an incentive to focus on key metrics that drive long-term shareholder value.
- 2023 Proxy Statement	63

■	COMPENSATION DISCUSSION AND ANALYSIS
Components of Executive Compensation

The following table outlines the weightings of each performance measure and payouts under the management bonus plan for each NEO for fiscal 2022:
Named Executive Officer	Performance Measures, Weights and Payouts
	Total Company Sales	Total Company EBITDA	Actual Payout (% of Earned Salary)
Bonnie R. Brooks(a)	50%	50%	111%
Molly Langenstein	50%	50%	196%
Patrick J. Guido	50%	50%	106%
Kristin M. Gwinner	50%	50%	106%
Joseph R. Topper, Jr.	50%	50%	106%
David M. Oliver	50%	50%	67%
(a)	Ms. Brooks’ bonus was prorated through June 23, 2022, the time she was in the Executive Chair position.
The fiscal 2022 bonus performance measures, threshold, target and maximum goals, actual performance and payout expressed as a percent of target based on assigned weightings for the management bonus plan are presented below. The quarterly performance metric payouts were averaged to attain the total payout as shown below. The payout percentage noted in the chart below applies to all participants of the management bonus plan.
Performance Measure	Threshold	Target	Maximum	Actual	Payout (% of Target)
	(dollars in millions)
Full year fiscal 2022
Total Company Sales	$1,924.9	$2,115.3	$2,221.0	$2,142.0	127%
Total Company EBITDA	$61.7	$123.4	$246.9	$185.2	139%
Total Payout (% of Target)					133%
The Compensation Committee believed the approved target metrics under the management bonus plan were challenging, but achievable, and dependent on the successful execution of the Company’s strategic business plans. Numerous factors, however, could cause the Company’s actual results to vary from expected results. The Compensation Committee is unable to reliably calculate the exact likelihood of any NEO achieving threshold or target bonus levels. Historically, our NEOs have received bonus payouts ranging from no bonus to target bonus to maximum bonus based on our actual performance. Therefore, the Company seeks to establish goals that will incentivize our NEOs to achieve the Company’s objectives. Payouts in any year above the target level indicate significant accomplishment with performance above expectations.
Long-Term Equity Incentives
We provide long-term equity incentives in the form of stock-based compensation to align the interests of management with those of our shareholders, and to motivate and reward key associates for long-term performance and shareholder value creation. Multi-year vesting of equity compensation provides a strong retention mechanism for key talent, which retention is critical to our long-term success.
The Compensation Committee has established general guidelines for the value of the long-term equity incentives to be granted to each
NEO based upon relevant market and comparative data provided by Meridian for fiscal 2022 and the NEO’s position within the Company. In determining the size of the individual stock-based awards, the Compensation Committee also considers the number of stock-based awards outstanding and previously granted, the number of stock-based awards remaining available for grant under the 2020 Omnibus Plan, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain key talent.
Our annual long-term equity incentives granted in fiscal 2022 consisted of restricted stock, or RSUs in the case of Ms. Brooks, and PSUs, each of which are described in more detail below.
Restricted Stock and Restricted Stock Units (“RSUs”)
Awards of restricted stock and RSUs encourage executives not only to create shareholder value, but also to preserve value. In other words, restricted stock and RSUs have both upside potential and downside risk. The Compensation Committee grants restricted stock or RSUs to further align the interests of management and shareholders and to facilitate the retention of key talent.

Ms. Brooks and Ms. Langenstein received 50% of their fiscal 2022 target long-term grant value as restricted stock, or RSUs in the case of Ms. Brooks. Mr. Guido, Ms. Gwinner, Mr. Topper and Mr. Oliver received 75% of their fiscal 2022 long-term grant value as restricted stock. These awards vest in equal annual installments over a three-year period from the grant date.

64	- 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Components of Executive Compensation

Performance Share Units (“PSUs”)
PSUs tie equity compensation earned to the achievement of corporate performance objectives. PSUs are earned based on financial achievements, as well as continued service. That is, assuming the eligible associates remain employed through the relevant vesting dates, they will only earn the performance shares to the extent the Company achieves the designated performance goal. Because the performance goal requires improved overall financial performance over time, PSUs align our executives’ interests with our shareholders’ interests.

Ms. Brooks and Ms. Langenstein received 50% of their fiscal 2022 target long-term grant value as PSUs. Mr. Guido, Ms. Gwinner, Mr. Topper and Mr. Oliver received 25% of their fiscal 2022 target long-term grant value as PSUs. The fiscal 2022 grants may be earned from 0% to 175% of the targeted number of PSUs, based on the average of the Company’s RONA for the three, one-year periods for fiscal 2022 through fiscal 2024, with goals set by the Compensation Committee at the beginning of the three-year performance period. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. The Compensation Committee selected RONA as the sole metric for the PSUs because it not only measures profitability, but also the efficient use of our assets.

The RONA target for fiscal 2022 was 20%, with a threshold of 15% and a maximum of 25%. Actual RONA achieved in fiscal 2022 was 41.3%, resulting in 175%, or maximum, achievement of the PSU target for fiscal 2022. Fiscal 2022 results will be averaged with fiscal 2023 results and fiscal 2024 results relative to goals established at the beginning of the performance period to determine final shares earned. The average of the three-year performance results supports our pay for performance philosophy and ensures that there is an overall focus on the long-term health of our business.

Granting of Equity Awards
The Company has adopted a “Policy on Granting Equity Awards.” The complete Policy may be accessed on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” This policy is designed to provide some measure of assurance that equity grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Since fiscal 2007, the annual equity grant date for all officers has been on, or shortly after the date on which the trading window period first opens following the public release reporting year-end earnings. This grant date is generally in late February or early March and is established by the Company well in advance. Because the Compensation Committee does not generally meet on this date, the Compensation Committee authorizes the grant values and the methodology for converting the values into restricted stock, or RSUs in the case of Ms. Brooks, and PSUs at its meeting immediately preceding the grant date specifying an effective prospective grant date consistent with this policy. In fiscal 2022 the Compensation Committee approved the annual equity grant for all officers by unanimous written consent effective March 1, 2022.
In accordance with this policy, the Compensation Committee approved long-term awards of restricted stock, or RSUs in the case of Ms. Brooks, and PSUs in fiscal 2022 with March 1, 2022 grant dates. These award values were calculated based on the $4.74 closing price on the grant date.
The Compensation Committee may also make promotional, new hire, and out-of-cycle equity awards to executives, as deemed appropriate. The grant date for such awards is generally the first business day of the month following the date of promotion or hire.
The following table outlines the grants that were made in fiscal 2022 to each NEO:
NEO	Grant Date	Market Price of Stock ($)	Restricted Stock(a) (#)	Restricted Stock Value(a) ($)	Target Performance Share Units (#)	Target PSU Value ($)
Bonnie R. Brooks	3/1/2022	4.74	47,468	224,998	47,468	224,998
Molly Langenstein	3/1/2022	4.74	474,683	2,249,997	474,683	2,249,997
Patrick J. Guido	3/1/2022	4.74	71,202	337,497	23,734	112,499
Kristin M. Gwinner	3/1/2022	4.74	71,202	337,497	23,734	112,499
Joseph R. Topper, Jr.	3/1/2022	4.74	71,202	337,497	23,734	112,499
David M. Oliver	3/1/2022	4.74	35,601	168,749	11,867	56,250
(a)	RSUs in the case of Ms. Brooks.
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■	COMPENSATION DISCUSSION AND ANALYSIS
Retirement and Welfare Benefits

Retirement and Welfare Benefits
401(k) Plan
As a means for all eligible associates at all levels of the Company to accumulate retirement savings, we maintain a 401(k) Plan, as amended and restated on January 1, 2021. Eligible associates can elect to defer up to 75% of their respective compensation, subject to statutory limitations, and have it contributed to the plan. The Company has elected to match associate contributions at 50% on the first 6% of the associates’ compensation that is contributed (contributions limited to 3.5% for NEOs based on Highly Compensated Employee (HCE) status as determined by the IRS).
Employee Stock Purchase Plan
At the 2021 Annual Meeting, shareholders approved the 2021 Employee Stock Purchase Plan (“ESPP”) under which substantially all full-time associates are given the right to purchase shares of our common stock during four specified offering periods each fiscal year. The per-share purchase price for an offering period is the lesser of 85 percent of the value of the stock at the beginning of the offering period or 85 percent of the value of the stock on the purchase date for the offering period. Executive officers are eligible to participate in the ESPP on the same terms as other eligible associates. The initial quarterly offering period under the ESPP began in August 2021 and the first purchases were made in October 2021.
Health and Welfare Benefits
Our executive officers are also eligible to participate in the medical and dental coverage, life and disability insurance, paid time off, and other programs that are generally available to all our full-time associates.
Other Benefits
We do not provide significant perquisites or personal benefits to NEOs. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We offer to pay for an annual physical examination and provide supplemental disability income insurance for all officers, including all NEOs. The annual physical helps to mitigate the risk of losing the services of a member of senior management due to otherwise undetected health issues. The Company believes that the financial security provided to executives through the supplemental disability income insurance is a good investment because it provides a useful tool in the retention of top talent. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.
Deferred Compensation Plan
The Company has a nonqualified deferred compensation plan that permitted participants, which includes certain executive officers and NEOs, to defer current compensation, on a tax-deferred basis (“deferred compensation plan”). Pursuant to the terms of the plan, participants were allowed to defer a portion of their earned salary and were 100% vested in any deferrals. Matching contributions were made under the plan on deferrals from January 1, 2019 through April 4, 2020 and participants vest in matching contributions and related earnings 25% upon 2 years of service and an additional 25% for each year of service thereafter with accelerated vesting upon retirement after age 65, death, disability and change in control. Based upon the participant’s election and subject to special rules upon death, disability or change in control, benefits are typically paid on the earlier of a specified date or at separation from service (subject to a 6-month delay) and either in a lump sum or in installments. A book account was established for each participant to track the amount of deferred compensation and deemed earnings on those amounts based upon the participant’s selection of various available investment options and a grantor trust was established to hold assets sufficient to pay benefits under the plan when they become due. The assets in the grantor trust remain subject to the claims of the Company’s creditors and are not the property of the participant until paid to the participant.
The deferred compensation plan was terminated with respect to participant deferrals and related earnings and frozen with respect to matching contributions, in each case in accordance with Section 409A of the Internal Revenue Code and effective December 31, 2021. The distribution of the terminated portion of the plan took place on January 13, 2023. Earnings will continue to be credited to the matching contributions portion of the plan until all benefits are distributed to participants.
Severance and Change in Control Benefits
The Company offers competitive severance benefits to our NEOs in order to attract and retain highly skilled management talent. Many other retailers historically have offered comparable severance benefits. As a result, the Company adopted an Officer Severance Plan, which has provided severance benefits upon certain terminations of employment. The plan is on file with the SEC, as required, and the material terms are summarized on page 75 of this Proxy Statement.
None of these severance benefits provide for tax gross-ups.
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COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Governance Policies

Compensation Governance Policies
Stock Ownership Guidelines
The Company has adopted stock ownership guidelines for our senior officers, including all NEOs, and directors. Compliance with the ownership guidelines is reviewed by the Compensation
Committee annually. The following table summarizes our current ownership guidelines for executives and non-employee directors:
Position	Ownership Guidelines
CEO	5x Base Salary
Executive Vice Presidents	1.5x Base Salary
Senior Vice Presidents	1x Base Salary
Non-Employee Directors	5x Annual Cash Retainer
Until each officer or non-employee director achieves the applicable ownership level, he or she must retain and hold, on a net after-tax basis, at least 50% of the shares obtained as a result of a stock option exercise, the vesting of restricted shares or the settlement of RSUs or PSUs. Shares counted toward the ownership guidelines include shares owned outright and shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations), shares held in such officer’s account under the Company’s employee stock purchase plan, vested restricted shares granted under any Company equity plan, and deferred but vested RSUs. Unvested restricted and performance shares and unexercised options awarded under any Company equity plan are not counted. All NEOs and non-employee directors are in compliance with the retention requirements of the stock ownership guidelines.
Hedging and Pledging Prohibition
Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own and are not permitted to trade our stock on margin. NEOs, directors and other “insiders” are prohibited from pledging their shares of the Company’s stock.
Clawback Policy
The Company has a “clawback” policy that applies to our executive officers. Under this policy, in the event the Company is required to prepare an accounting restatement, due to material noncompliance of the Company with any then-applicable financial reporting requirement under the securities laws, regardless of fault, the Company may seek recovery of any overpayment of cash and equity incentive-based compensation that was granted after adoption of the policy, and that was based on the financial statements prepared during the three completed fiscal years prior to any such restatement.
Deductibility of Executive Compensation
As a general matter, the Compensation Committee considers tax deductibility pursuant to Section 162(m) of the Internal Revenue Code when setting compensation for our NEOs. Section 162(m) generally sets a limit of $1 million on the amount of compensation that we could deduct for federal income tax purposes in any year with respect to the compensation of each of our NEOs. The Compensation Committee has considered Section 162(m)’s conditions for deductibility, as one of several relevant factors, when structuring compensation arrangements for our executive officers, including our NEOs. However, the Compensation Committee believes it needs flexibility to pursue incentive and retention objectives, even if this means that we would not be able to deduct a portion of executive compensation.
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■	COMPENSATION DISCUSSION AND ANALYSIS
CEO Pay Ratio

CEO Pay Ratio
Chico’s FAS, Inc. is a Florida-based fashion company founded in 1983 on Sanibel Island, Florida with a portfolio of three omnichannel brands. In addition to our online presence, we operated 1,269 stores in the U.S. as of January 28, 2023. As of November 4, 2022, our associate population totaled approximately 14,450 associates. Approximately 90% of our workforce is compensated on an hourly basis, and approximately 70% of our workforce is part-time.
Our store associates are the primary ambassadors of our brands with our customers, and we offer market-based wages, a sales-based bonus and competitive benefits to ensure we attract and retain people who will enable us to deliver our Most Amazing Personal Service to our customers.
Our CEO pay ratio for 2022, which was our last completed fiscal year, was estimated and calculated in compliance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.
Methodology
The median associate we identified for our 2021 CEO pay ratio had a change in pay during fiscal 2022 that we believe would result in a significant change in our CEO pay ratio disclosure. Accordingly, we identified a new median associate for 2022. To do this, we utilized the following methodology:
■	We determined that, as of November 4, 2022, our associate population consisted of approximately 14,450 full-time, part-time and temporary associates.
■
We determined our median associate by analyzing the total gross wages paid (salary and bonus) between January 1, 2022, and November 4, 2022, to each associate, other than our CEO, employed as of November 4, 2022.

■	Using the methodology described above, we concluded that for 2022, our median associate was a part-time retail sales lead working at a boutique in Louisiana.
That median associate’s annual total compensation was calculated using the same methodology required for disclosure of compensation to the CEO, under the requirements established by the SEC in the Summary Compensation Table. Accordingly,
■	Our median associate’s fiscal 2022 annual total compensation was $7,881.
■	Our CEO’s fiscal 2022 annual total compensation was $7,598,190.
■	The ratio of our CEO to Median Associate Compensation is 964:1.
Our pay ratio is influenced by the fact that approximately 70% of our associates work on a part-time basis. If only full-time associates were used, then the ratio would change materially.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
68	- 2023 Proxy Statement

HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE REPORT	■

■	HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Human Resources, Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company’s equity compensation plans, the deferred compensation plan, and other management incentive, benefit, perquisite and severance programs. Management has the primary responsibility for the disclosure of executive compensation in the Company’s financial statements and reporting process. With this in mind, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 56 to 68 of this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation and recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.
MEMBERS OF THE HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE

John J. Mahoney, Chair
Kevin Mansell
Deborah L. Kerr
Eli M. Kumekpor
- 2023 Proxy Statement	69

■	EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

■	EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table includes information concerning compensation for fiscal years 2022, 2021 and 2020 in reference to our NEOs, which consists of the person who served during fiscal 2022 as the Company’s principal executive officer, the person who served during fiscal 2022 as the Company’s principal financial officer, the three most highly compensated executive officers of the Company other than the principal executive officer and the principal financial officer who were serving as executive officers at the end of fiscal 2022, and one former executive officer. A description of the material terms of the employment agreements for each of our NEOs, including a description of potential post-employment payments, appears below under the headings “Employment Agreements for Named Executive Officers” and “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4)(5) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Bonnie R. Brooks(8) Former Executive Chair of the Board	2022	238,462	—	449,997	—	263,811	—	59,365	1,011,635
	2021	500,000	—	2,560,000	—	877,630	—	673	3,938,303
	2020	703,031	—	—	—	548,259	—	—	1,251,290
Molly Langenstein Chief Executive Officer and President	2022	1,041,346	—	4,499,994	—	2,043,946	—	12,904	7,598,190
	2021	1,000,000	100,000	2,560,000	—	2,106,312	—	14,274	5,780,586
	2020	844,808	—	1,386,406	—	544,529	—	164,415	2,940,158
Patrick J. Guido(9) Executive Vice President - Chief Financial Officer	2022	525,000	—	449,996	—	557,823	—	12,833	1,545,652
	2021	191,827	25,000	400,032	—	269,365	—	40,441	926,665
Kristin M. Gwinner Executive Vice President - Chief Human Resources Officer	2022	512,404	—	449,996	—	545,665	—	21,922	1,529,987
	2021	500,000	80,000	729,600	—	702,104	—	5,748	2,017,452
	2020	437,500	—	380,000	—	210,573	—	4,910	1,032,983
Joseph R. Topper, Jr.(10) Executive Vice President - Chief Digital Officer	2022	491,577	—	449,996	—	523,454	—	24,988	1,490,015
	2021	415,385	—	325,000	—	583,286	—	132,053	1,455,724
David M. Oliver(11) Senior Vice President - Controller and Chief Accounting Officer	2022	378,317	—	224,999	—	251,614	—	7,518	862,448
	2021	475,000	80,000	281,600	—	329,111	—	3,192	1,168,903
	2020	437,525	—	237,250	—	98,526	—	6,433	779,734
(1)
For 2022, the amounts in this column include compensation that Ms. Brooks, Ms. Langenstein, Ms. Gwinner, Mr. Topper and Mr. Oliver contributed to the Company’s 401(k) defined contribution plan. For 2021, the amounts in this column include compensation that Ms. Brooks, Ms. Gwinner, Mr. Topper and Mr. Oliver contributed to the Company’s 401(k) defined contribution plan. For 2020, the amounts in this column include compensation that Ms. Gwinner and Mr. Oliver contributed to the Company’s 401(k) defined contribution plan and nonqualified deferred compensation plan. For Ms. Brooks, the 2020 amount in this column includes compensation as CEO and President from February 2020 to June 2020 and as Executive Chair of the Board from June 24, 2020 to June 23, 2022. For Ms. Langenstein, the 2020 amount in this column includes compensation as President, Apparel Group from February 2020 to June 2020 and as CEO and President beginning June 24, 2020. For Mr. Oliver, the 2021 and 2020 amounts in this column include supplemental pay of $10,000 per month for service as Interim CFO.

(2)
For 2021, the amount in this column consists of Ms. Langenstein, Ms. Gwinner and Mr. Oliver’s retention bonus to ensure stability and business continuity and Mr. Guido’s sign-on bonus. For 2019, the amount in this column consists of Ms. Langenstein’s sign-on bonus of $250,000 and minimum guaranteed bonus of $320,000 prorated for time in her role during fiscal 2019.

(3)
The amounts included in the “Stock Awards” column for fiscal years 2022, 2021 and 2020 represent the aggregate grant date fair value of restricted stock, restricted stock units (“RSUs”), and performance share units (“PSUs”) granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with FASB ASC Topic 718, and does not correspond to the Company’s accounting expense for these awards. For a discussion of the valuation of stock awards, see Note 14 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2022. See the Grants of Plan-Based Awards Table for information on restricted stock, RSUs and PSUs granted in fiscal 2022. The amounts included in the “Stock Awards” column include the grant date fair value in accordance with FASB ASC Topic 718 of PSUs and do not reflect the extent to which the PSUs have been earned. The performance period for the fiscal 2022 PSUs runs through the end of fiscal year 2024; the performance period for the fiscal 2021 PSUs runs through the end of fiscal year 2023; and the performance period for the fiscal 2020 PSUs ran through the end of fiscal year 2022.

(4)
The amounts included in the “Stock Awards” column for fiscal years 2022, 2021 and 2020 for PSUs are based on the probable outcome at the time of grant, which was achievement at target. The values of the PSUs at the grant date assuming maximum performance would be achieved are 175% of target for grants made in March of fiscal years 2022, 2021 and 2020, 175% of target for grants made in April 2021 and October 2021, and 150% of target for grants made in July 2020 and September 2020. Based on achievement of the maximum performance level, the grant date fair values would be as follows for the PSUs granted in 2022, 2021 and 2020, respectively, as applicable: Ms. Brooks - $393,747, $2,240,000, $2,268,000; Ms. Langenstein - $3,937,495, $2,240,000, $1,158,554; Mr. Guido - $196,874, $350,028; Ms. Gwinner - $196,874, $257,600, $332,500; Mr. Topper - $196,874, $284,375; and Mr. Oliver - $98,437, $98,560, $222,281.

(5)
The actual amounts that our NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price, the vesting terms of the award and the applicable NEO’s continued employment.

(6)
The amounts in this column consist of annual incentive bonus payments earned by each of our NEOs based on Company performance in fiscal 2022, fiscal 2021 and fiscal 2020. For Ms. Brooks, the 2022 amount in this column is based on compensation received as Executive Chair of the Board through June 23, 2022, and the 2020 amount in this column is based on compensation received as CEO and President from February 2020 to June 2020 and as Executive Chair beginning June 24, 2020. For Ms. Langenstein, the amount in this column is based on compensation received as President, Apparel Group from February 2020 to June 2020 and as CEO and President

70	- 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2022 Grants of Plan-Based Awards

beginning June 24, 2020. For Mr. Oliver, the 2021 and 2020 amounts in this column were based on fiscal 2021 and 2020 compensation excluding supplemental pay as Interim CFO. See “Compensation Discussion and Analysis – Components of Executive Compensation – Annual Cash Incentives.” Amounts earned with respect to the respective fiscal year are accrued as expenses in such fiscal year, even though such bonuses are paid following the end of the respective fiscal year.
(7)
The amounts in this column consist of the Company’s matching contributions to its 401(k) defined contribution plan and deferred compensation plan on behalf of our NEOs, supplemental executive disability premiums paid by the Company on behalf of our NEOs, expenses related to the Company’s executive wellness program, and relocation and travel expenses during the fiscal year, if applicable. In fiscal 2022, “All Other Compensation” includes Ms. Brooks’ fees earned for serving as a non-employee director of the Board beginning June 23, 2022 of $54,148; Ms. Langenstein’s executive wellness expenses of $5,816 and Company-paid premiums for disability coverage of $5,315; Mr. Guido’s Company-paid premiums for disability coverage of $3,009 and relocation expenses of $9,744; Ms. Gwinner’s 401(k) match of $10,944, executive wellness expenses of $5,374 and Company-paid premiums for disability coverage of $4,713; and Mr. Topper’s executive wellness expenses of $15,449 and Company-paid premiums for disability coverage of $1,967. For Mr. Oliver, perks did not equal or exceed $10,000 for 2022.

(8)	Ms. Brooks stepped down as Executive Chair of the Board on June 23, 2022.
(9)	Mr. Guido joined the Company in September 2021.
(10)	Mr. Topper joined the Company in March 2021.
(11)	Mr. Oliver served as Interim Chief Financial Officer and Senior Vice President, Controller from February 2020 until September 2021.
Fiscal Year 2022 Grants of Plan-Based Awards
The following table sets forth certain information with respect to the equity and non-equity incentive awards granted during or for fiscal 2022 to each of our NEOs.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bonnie R. Brooks	N/A	25,000	200,000	400,000	—	—	—	—	—
	3/1/2022	—	—	—	—	—	—	47,468	224,998
	3/1/2022	—	—	—	—	47,468	83,069	—	224,998
Molly Langenstein	N/A	192,488	1,539,902	3,079,805	—	—	—	—	—
	3/1/2022	—	—	—	—	—	—	474,683	2,249,997
	3/1/2022	—	—	—	—	474,683	830,695	—	2,249,997
Patrick J. Guido	N/A	52,500	420,000	840,000	—	—	—	—	—
	3/1/2022	—	—	—	—	—	—	71,202	337,497
	3/1/2022	—	—	—	—	23,734	41,535	—	112,499
Kristin M. Gwinner	N/A	51,240	409,923	819,846	—	—	—	—	—
	3/1/2022	—	—	—	—	—	—	71,202	337,497
	3/1/2022	—	—	—	—	23,734	41,535	—	112,499
Joseph R. Topper, Jr.	N/A	49,158	393,262	786,523	—	—	—	—	—
	3/1/2022	—	—	—	—	—	—	71,202	337,497
	3/1/2022	—	—	—	—	23,734	41,535	—	112,499
David M. Oliver	N/A	23,645	189,159	378,317	—	—	—	—	—
	3/1/2022	—	—	—	—	—	—	35,601	168,749
	3/1/2022	—	—	—	—	11,867	20,767	—	56,250
(1)
These columns show the range of payouts targeted for fiscal 2022 performance under the management bonus plan as described in the section titled “Annual Cash Incentives” in the Compensation Discussion and Analysis. The Threshold amount represents the amount that would have been payable to the executive officer if the Company had achieved just the minimum performance level required for a bonus to be paid to the executive officer for the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company had achieved the targeted performance level for each of the performance measures applicable to the executive officer for the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company had achieved the maximum performance level for each of the performance measures applicable to the executive officer for the fiscal year. Pursuant to the management bonus plan, performance for fiscal 2022 was above the target level for each NEO’s respective performance measures. As a result, bonuses were paid at more than the target amount for fiscal 2022 performance for these NEOs as shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Ms. Brooks’ bonus was prorated through June 23, 2022, during which time she was in the Executive Chair position.

(2)
These columns represent PSUs granted in fiscal 2022 under the 2020 Omnibus Plan, pursuant to which the executives are eligible to earn shares contingent upon the achievement of pre-established metrics. These grants will be earned based on the Company’s RONA that is averaged over a three-year performance period of fiscal 2022 to fiscal 2024. Any shares earned based on the achievement with respect to such goal will vest on March 1, 2025.

(3)
This column represents restricted stock, or RSUs in the case of Ms. Brooks, granted under the 2020 Omnibus Plan. Restricted stock awards and RSUs have no express performance criteria other than continued employment, or continued board service in the case of Ms. Brooks (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock and RSUs have an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award and RSU.

(4)
The amounts in this column represent the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For PSUs, the amount shown is based on the probable outcome at the time of grant, which was target. For a discussion of the valuation of equity awards, see Note 14 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2022.

- 2023 Proxy Statement	71

■	EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at 2022 Fiscal Year End

Outstanding Equity Awards at 2022 Fiscal Year End
The following table outlines outstanding long-term equity-based incentive compensation awards for our NEOs as of January 28, 2023 (last day of fiscal 2022). Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table. None of our NEOs held stock options as of January 28, 2023.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Bonnie R. Brooks	8/20/2019	175,000 (1)	908,250	—	—
	3/3/2021	250,000 (1)	1,297,500	—	—
	3/3/2021	—	—	875,000 (3)	4,541,250
	3/1/2022	47,468 (1)	246,359	—	—
	3/1/2022	—	—	83,069 (4)	431,129
Molly Langenstein	3/2/2020	41,667 (1)	216,252	—	—
	3/2/2020	218,750 (2)	1,135,313	—	—
	7/1/2020	54,688 (1)	283,831	—	—
	7/1/2020	287,109 (2)	1,490,094	—	—
	3/3/2021	250,000 (1)	1,297,500	—	—
	3/3/2021	—	—	875,000 (3)	4,541,250
	3/1/2022	474,683 (1)	2,463,605	—	—
	3/1/2022	—	—	830,695 (4)	4,311,309
Patrick J. Guido	10/1/2021	27,780 (1)	144,178	—	—
	10/1/2021	—	—	72,923 (3)	378,468
	3/1/2022	71,202 (1)	369,538	—	—
	3/1/2022	—	—	41,535 (4)	215,565
Kristin M. Gwinner	3/2/2020	16,667 (1)	86,502	—	—
	3/2/2020	87,500 (2)	454,125	—	—
	3/3/2021	113,750 (1)	590,363	—	—
	3/3/2021	—	—	100,625 (3)	522,244
	3/1/2022	71,202 (1)	369,538	—	—
	3/1/2022	—	—	41,535 (4)	215,565
Joseph R. Topper, Jr.	4/1/2021	33,334 (1)	173,003	—	—
	4/1/2021	—	—	87,500 (3)	454,125
	3/1/2022	71,202 (1)	369,538	—	—
	3/1/2022	—	—	41,535 (4)	215,565
David M. Oliver	3/2/2020	9,375 (1)	48,656	—	—
	3/2/2020	49,219 (2)	255,446	—	—
	3/3/2021	44,000 (1)	228,360	—	—
	3/3/2021	—	—	38,500 (3)	199,815
	3/1/2022	35,601 (1)	184,769	—	—
	3/1/2022	—	—	20,767 (4)	107,783
(1)
Awards represent unvested restricted stock which vests at the rate of 33-1/3% per year beginning on the first anniversary of the grant date, with the exception of Ms. Brooks’ August 20, 2019 grant which vests at the rate of 25% per year beginning on the first anniversary of the grant date, and Ms. Brooks’ March 2021 RSU grant and Ms. Langenstein, Ms. Gwinner and Mr. Oliver’s March 2021 restricted stock grant which vest 50% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 20% on the third anniversary of the grant date.

(2)	Awards represent the number of PSUs that were earned but not yet vested as of January 28, 2023. These awards cliff-vest on March 2, 2023.
(3)
Awards represent the number of PSUs that were unearned and not yet vested as of January 28, 2023. The March 2021, April 2021 and October 2021 PSUs cliff-vest on the third anniversary of the grant date, to the extent earned based on performance over a three-year performance period. The amounts reported are based on achieving the maximum (175%) level of performance for these awards.

(4)
Awards represent the number of PSUs that were unearned and not yet vested as of January 28, 2023. The March 2022 PSUs cliff-vest on the third anniversary of the grant date, to the extent earned based on performance over a three-year performance period. The amounts reported are based on achieving the maximum (175%) level of performance for these awards.

(5)
The amounts in this column represent the aggregate fair market value of the restricted stock, RSUs and PSUs as of January 27, 2023, the last business day of fiscal 2022. The closing price of the Company’s stock was $5.19 on that date.

72	- 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2022 Options Exercised and Stock Vested

Fiscal Year 2022 Options Exercised and Stock Vested
The following table sets forth restricted stock, RSUs and PSUs that vested and the value realized upon vesting with respect to our NEOs during fiscal 2022. None of our NEOs exercised stock options during fiscal 2022. The dollar figures in the table below reflect the value on the applicable vesting date.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bonnie R. Brooks	1,365,301	6,958,555
Molly Langenstein	524,694	2,674,082
Patrick J. Guido	13,890	67,228
Kristin M. Gwinner	204,114	1,011,887
Joseph R. Topper, Jr.	16,666	80,497
David M. Oliver	133,375	649,463
Fiscal Year 2022 Retirement Benefits
The Company does not maintain a defined benefit pension plan for any of its associates, including for any of our NEOs. Thus, there are no accumulated pension benefits for any of its NEOs. The only funded retirement benefits that are provided for the Company’s NEOs are those resulting from contributions made under the Company’s 401(k) defined contribution plan.
Fiscal Year 2022 Nonqualified Deferred Compensation
The following table illustrates the deferred compensation benefits under the deferred compensation plan.
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(1)(2) ($)
Bonnie R. Brooks	—	—	—	—	—
Molly Langenstein	—	—	—	—	—
Patrick J. Guido	—	—	—	—	—
Kristin M. Gwinner	—	—	(39,867)	(300,905)	8,112
Joseph R. Topper, Jr.	—	—	—	—	—
David M. Oliver	—	—	(10,693)	(95,030)	6,096
(1)
From January 1, 2019 through April 4, 2020, the Company matched 50% on associate base salary deferrals up to 2.5% of their salary under the deferred compensation plan. Effective December 31, 2021, the Company made the decision to terminate the deferred compensation plan with respect to participant deferrals and related earnings and to freeze the plan with respect to matching contributions and related earnings in accordance with the deferred compensation plan terms and requirements under applicable tax laws. Matching contributions continue to be credited with earnings based on phantom investments selected by the participant. As of January 28, 2023, participants could choose among several different investment options, including domestic and international equity, income, short-term investment, and blended-fund investment. The Company does not pay above market earnings on accounts under the deferred compensation plan. The aggregate balances shown in this column represent the undistributed Company matching contributions and subsequent earnings and losses.

(2)
$12,765 of the amount shown for Ms. Gwinner and $9,853 of the amount shown for Mr. Oliver was previously reported as compensation earned by Ms. Gwinner and Mr. Oliver, respectively, in the Summary Compensation Table in prior years.

- 2023 Proxy Statement	73

■	EXECUTIVE COMPENSATION TABLES
Employment Agreements for Named Executive Officers

Employment Agreements for Named Executive Officers
Bonnie R. Brooks. Ms. Brooks, who served as Executive Chair of the Board from June 24, 2020 to June 23, 2022, was subject to an at-will employment offer letter dated July 18, 2019. The offer letter contemplated an annual base salary and certain other benefits, as subsequently amended effective June 24, 2020 and February 22, 2021. During fiscal 2022 through June 23, 2022, Ms. Brooks’ base salary was $500,000, and she was also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2022, Ms. Brooks’ aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 25% of her earned salary, a target bonus equal to 100% of her earned salary and a maximum bonus equal to 200% of her earned salary. Ms. Brooks was also eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Starting June 23, 2022, Mrs. Brooks is only eligible for the non-employee director compensation and non-equity benefits and equity awards made to non-employee directors, as described above under “Compensation of Directors” in addition to continued vesting of outstanding equity awards.
Molly Langenstein. Ms. Langenstein, who currently serves as CEO and President, is subject to an at-will employment offer letter dated July 15, 2019. The offer letter contemplates an annual base salary and certain other benefits, as subsequently amended effective June 24, 2020. Ms. Langenstein’s fiscal 2022 base salary was $1,050,000 and is subject to annual increases as determined from time to time by the Board. Ms. Langenstein is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2022, Ms. Langenstein’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 37.5% of her base salary, a target bonus equal to 150% of her base salary and a maximum bonus equal to 300% of her base salary. Ms. Langenstein is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Patrick J. Guido. Mr. Guido, who currently serves as Executive Vice President - Chief Financial Officer, is subject to an at-will employment offer letter dated September 15, 2021. The offer letter contemplates an annual base salary and certain other benefits. Mr. Guido’s fiscal 2022 base salary was $525,000 and is subject to annual increases as determined from time to time by the Board. Mr. Guido is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2022, Mr. Guido’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 20% of his earned salary, a target bonus equal to 80% of his earned salary and a maximum bonus equal to 160% of his earned salary. Mr. Guido is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Kristin M. Gwinner. Ms. Gwinner, who currently serves as Executive Vice President - Chief Human Resources Officer, is subject to an at-will employment offer letter dated November 5, 2012. The offer letter contemplates an annual base salary and certain other benefits, as subsequently amended effective October 1, 2019. Ms. Gwinner’s fiscal 2022 base salary was $515,000 and is subject to annual increases as determined from time to time by the Board. Ms. Gwinner is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2022, Ms. Gwinner’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 20% of her earned salary, a target bonus equal to 80% of her earned salary and a maximum bonus equal to 160% of her earned salary. Ms. Gwinner is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Joseph R. Topper, Jr. Mr. Topper, who currently serves as Executive Vice President - Chief Digital Officer, is subject to an at-will employment offer letter dated March 9, 2021. The offer letter contemplates an annual base salary and certain other benefits. Mr. Topper’s fiscal 2022 base salary was $494,000 and is subject to annual increases as determined from time to time by the Board. Mr. Topper is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2022, Mr. Topper’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 20% of his earned salary, a target bonus equal to 80% of his earned salary and a maximum bonus equal to 160% of his earned salary. Mr. Topper is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
David M. Oliver. Mr. Oliver, who currently serves as Senior Vice President - Finance, Controller and Chief Accounting Officer, is subject to an at-will employment offer letter dated February 24, 2012. The offer letter contemplates an annual base salary and certain other benefits, as subsequently amended effective February 13, 2020. Mr. Oliver’s fiscal 2022 base salary was $382,500. Mr. Oliver is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2022, Mr. Oliver’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 12.5% of his earned salary, a target bonus equal to 50% of his earned salary and a maximum bonus equal to 100% of his earned salary. Mr. Oliver is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
74	- 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Officer Severance Plan

Officer Severance Plan
The Company has a formal severance plan, as amended and restated effective January 1, 2020, and further amended on March 31, 2020 and September 14, 2021, for all officer associates at the Vice President level and above, including the Company’s NEOs.
The purpose of the Officer Severance Plan is to promote uniform treatment of senior officers who are involuntarily terminated under certain circumstances or who terminate for “good reason,” as defined in the plan. Certain benefits under the Officer Severance Plan are enhanced if the involuntary termination or termination for good reason occurs within 24 months following a change in control as defined in the plan.
The Officer Severance Plan provides payment of benefits for involuntary termination by the Company in connection with the elimination of an officer’s position, certain changes in an officer’s job responsibilities, termination not as a result of a “disqualifying event” (as defined in the plan), or termination upon or immediately preceding certain reorganizations or sales affecting the Company, but only if the officer is not offered comparable employment after the reorganization or sale. The plan provides payment of benefits for termination by the officer with good reason for any of the following events: (i) a material change in duties or responsibilities or a material reduction in authority, (ii) for officers serving in certain corporate locations (which includes all of the Company’s NEOs), a change of corporate location that is more than 50 miles from current place of employment, or (iii) a reduction in total direct compensation at target of more than 30%. A good reason termination requires the officer to provide written notice to the Company, and the officer must timely terminate employment if the Company does not cure the good reason event within a cure period.
The Officer Severance Plan provides for the following severance benefits, other than if a terminated officer’s employment termination occurs within 24 months following a change in control:
■
Continued annual base salary, paid in accordance with the Company’s normal payroll practices, for 24 months for the CEO; 12 months for Executive Vice President; 9 months for Senior Vice President; and 6 months for Vice President.

■	A cash payment equal to the officer’s bonus, if earned, but only if the officer terminates employment on or after the last day of the fiscal year and before the bonus is paid.
■
For officers enrolled in healthcare coverage (medical and/or dental plans) offered by the Company, the officer will receive a cash lump sum payment equal to the aggregate COBRA healthcare plan premium costs over the severance period.

In the event a terminated officer’s employment termination occurs within 24 months following a change in control (other than termination for cause in connection with a disqualifying event), the terminated officer shall receive a single lump sum payment consisting of: (a) the respective salary and bonus severance benefits as follows: CEO, payment of 24 months of annual base salary plus bonus at target; Executive Vice President, payment of 18 months of annual base salary plus bonus at target; Senior Vice President, payment of 12 months of annual base salary plus bonus at target; and Vice President, payment of 9 months of annual base salary plus bonus at target; and (b) for officers enrolled in healthcare coverage (medical and/or dental plans) offered by the Company, a cash lump sum payment equal to the aggregate COBRA healthcare plan premium costs over the severance period. Payments under the Officer Severance Plan are subject to a modified cutback provision, where payments to a terminated officer would be reduced if the reduction would produce a better after-tax result for the officer. There would be no reduction, however, if the terminated officer would have a better after-tax result without the reduction.
A terminated officer will also be entitled to reasonable outplacement assistance during the severance period.
The provision of severance benefits under the Officer Severance Plan is conditioned upon the officer executing an agreement and release which includes, among other things, non-competition covenants of 24 months for the CEO, 12 months for Executive Vice Presidents, 9 months for Senior Vice Presidents, and 6 months for Vice Presidents, non-solicitation covenants of 24 months, non-disclosure, non-disparagement and reasonable cooperation covenants and a release of claims against the Company. Payments under the Officer Severance Plan will cease if the terminated officer violates the covenants or other provisions set forth in the agreement and release. The Plan Administrator, in its sole discretion, may also reduce or stop a terminated officer’s remaining unpaid severance benefits if the terminated officer is reemployed by the Company or otherwise provides services to the Company as an independent contractor or consultant during the period in which severance payments are payable. The Plan Administrator, in its sole discretion, may also reduce a terminated officer’s remaining unpaid severance benefits dollar-for-dollar by the amount of base salary, consulting fees or hourly compensation received by the terminated officer from a company other than the Company (an “Other Company”) for providing services to the Other Company. In addition, under the Officer Severance Plan, a terminated officer would still be required to repay any sign-on bonus or relocation benefit in accordance with any applicable policy or other agreement requiring repayment unless the Plan Administrator, in its sole discretion, determined otherwise.
- 2023 Proxy Statement	75

■	EXECUTIVE COMPENSATION TABLES
Potential Payments Upon Termination or Change in Control for Named Executive Officers

Potential Payments Upon Termination or Change in Control for Named Executive Officers
Ms. Langenstein, Mr. Guido, Ms. Gwinner, Mr. Topper and Mr. Oliver are eligible to receive certain post-employment benefits as indicated below in accordance with the Company’s above-described Officer Severance Plan (payment of which is conditioned upon entry into the above described agreement and release under the Office Severance Plan) and, in certain cases, Ms. Langenstein, Mr. Guido, Ms. Gwinner, Mr. Topper and Mr. Oliver are eligible to receive certain post-employment benefits pursuant to outstanding equity awards granted by the Company.
Pursuant to the Company’s Board leadership transition announced in 2022, Ms. Brooks stepped down as Executive Chair of the Board immediately following the 2022 Annual Meeting held on June 23, 2022, and continues to serve as a non-employee director. In connection with this Board leadership transition, Ms. Brooks did not receive any post-employment benefits, nor did she experience any accelerated vesting or forfeiture of her outstanding equity awards.
The following table shows the potential payments upon termination or change in control for our NEOs, other than Ms. Brooks, as if the respective termination or change in control events had occurred on January 27, 2023, the last business day of fiscal 2022.
Name and Termination Scenarios	Cash Severance(1) $	Equity(2)(3) $	Health Benefits(4) $	Other Benefits(5) $	Tax Gross Up $	Total $
Molly Langenstein
w/o Good Reason (Voluntary)(6)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(6)	4,143,946	—	30,500	—	N/A	4,174,446
For Cause (Involuntary)(6)	—	—	—	—	N/A	—
Death (Involuntary)(7)	—	13,016,812	—	—	N/A	13,016,812
Disability (Involuntary)(8)	—	8,089,603	—	—	N/A	8,089,603
w/o Cause (Involuntary)(9)	4,143,946	—	30,500	19,000	N/A	4,193,446
Change in Control(10)	5,250,000	11,344,255	30,500	19,000	N/A	16,643,755
Retirement(11)	—	—	—	—	N/A	—
Patrick J. Guido
w/o Good Reason (Voluntary)(6)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(6)	1,082,823	—	23,583	—	N/A	1,106,406
For Cause (Involuntary)(6)	—	—	—	—	N/A	—
Death (Involuntary)(7)	—	1,015,364	—	—	N/A	1,015,364
Disability (Involuntary)(8)	—	522,646	—	—	N/A	522,646
w/o Cause (Involuntary)(9)	1,082,823	—	23,583	19,000	N/A	1,125,406
Change in Control(10)	1,417,500	907,230	35,374	19,000	N/A	2,379,104
Retirement(11)	—	—	—	—	N/A	—
Kristin M. Gwinner
w/o Good Reason (Voluntary)(6)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(6)	1,060,665	—	13,039	—	N/A	1,073,704
For Cause (Involuntary)(6)	—	—	—	—	N/A	—
Death (Involuntary)(7)	—	1,994,662	—	—	N/A	1,994,662
Disability (Involuntary)(8)	—	1,501,944	—	—	N/A	1,501,944
w/o Cause (Involuntary)(9)	1,060,665	—	13,039	19,000	N/A	1,092,704
Change in Control(10)	1,390,500	1,780,575	19,559	19,000	N/A	3,209,634
Retirement(11)	—	—	—	—	N/A	—
Joseph R. Topper, Jr.
w/o Good Reason (Voluntary)(6)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(6)	1,017,454	—	21,801	—	N/A	1,039,255
For Cause (Involuntary)(6)	—	—	—	—	N/A	—
Death (Involuntary)(7)	—	1,119,846	—	—	N/A	1,119,846
Disability (Involuntary)(8)	—	627,128	—	—	N/A	627,128
w/o Cause (Involuntary)(9)	1,017,454	—	21,801	19,000	N/A	1,058,255
Change in Control(10)	1,333,800	990,096	32,702	19,000	N/A	2,375,598
Retirement(11)	—	—	—	—	N/A	—
76	- 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Potential Payments Upon Termination or Change in Control for Named Executive Officers

Name and Termination Scenarios	Cash Severance(1) $	Equity(2)(3) $	Health Benefits(4) $	Other Benefits(5) $	Tax Gross Up $	Total $
David M. Oliver
w/o Good Reason (Voluntary)(6)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(6)	538,489	—	11,438	—	N/A	549,927
For Cause (Involuntary)(6)	—	—	—	—	N/A	—
Death (Involuntary)(7)	—	893,536	—	—	N/A	893,536
Disability (Involuntary)(8)	—	647,177	—	—	N/A	647,177
w/o Cause (Involuntary)(9)	538,489	—	11,438	5,900	N/A	555,827
Change in Control(10)	573,750	799,954	15,250	5,900	N/A	1,394,854
Retirement(11)	—	212,847	—	—	N/A	212,847
(1)
The cash severance associated with any covered termination under the Officer Severance Plan other than change in control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value. For Ms. Langenstein, the cash severance associated with a change in control termination includes 24 months of salary and cash bonus at her target. For all other scenarios for Ms. Langenstein, the cash severance associated with a covered termination includes 24 months of salary and earned bonus under the Bonus Plan based on the Company’s performance for 2022. For Mr. Guido, Ms. Gwinner and Mr. Topper, the cash severance associated with a change in control termination scenario under the Officer Severance Plan includes 18 months of salary and cash bonus at their target. For all other scenarios, the cash severance associated with a covered termination under the Officer Severance Plan includes 12 months of salary and earned bonus under the Bonus Plan based on the Company’s performance for 2022. For Mr. Oliver, the cash severance associated with a change in control termination scenario under the Officer Severance Plan includes 12 months of salary and cash bonus at his target. For all other scenarios, the cash severance associated with a covered termination under the Officer Severance Plan includes 9 months of salary and earned bonus under the Bonus Plan based on the Company’s performance for 2022.

(2)
Equity value for accelerated vesting of restricted stock, RSUs and PSUs assumes a value of $5.19 per share, which equals the Company’s stock price on January 27, 2023, the last business day of the 2022 fiscal year. No value is included for stock option vesting because none of our NEOs held outstanding stock options as of that date. Each equity award outstanding on January 27, 2023 was granted pursuant to the Company’s prior 2012 Omnibus Stock and Incentive Plan (“2012 Omnibus Plan”) or current 2020 Omnibus Plan. Accelerated vesting, if any, for each equity award is determined in accordance with the grant agreements and in accordance with the applicable 2012 Omnibus Plan or 2020 Omnibus Plan, assuming in each case that the respective termination or change in control event occurred on January 27, 2023.

(3)
Notwithstanding the vesting provisions described in footnotes (6) through (11) to this table, the PSUs granted in or after 2020 will be forfeited if, prior to the vesting date, the executive violates the restrictive covenants set forth in the grant agreements, except that the forfeiture provision related to such covenants does not apply following termination of employment after a change in control. The specific restrictive covenants applicable to each award are described in the respective grant agreement and include a combination of one or more of the following: (i) confidentiality covenants, (ii) 12-month or 24-month non-competition and non-solicitation covenants, and (iii) non-disparagement covenants.

(4)
For Ms. Langenstein, Mr. Guido, Ms. Gwinner, Mr. Topper and Mr. Oliver, health benefits associated with a covered termination under the Officer Severance Plan are paid in a lump sum and the amount shown represents an estimate using monthly COBRA premium costs over their respective period of income continuation.

(5)
Represents an estimate of maximum outplacement assistance associated with a covered termination under the Officer Severance Plan, which has historically not been provided in the case of voluntary termination with Good Reason without a change in control.

(6)
In the event of voluntary termination with or without Good Reason or an involuntary termination for Cause, all shares of unvested restricted stock, all unvested RSUs and all unvested PSUs are forfeited.

(7)
In the event of an executive’s death (i) unvested restricted stock becomes 100% vested, (ii) unvested March 2020 PSUs and July 2020 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown based on actual performance through January 27, 2023, (iii) unvested March 2021, April 2021 and October 2021 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at maximum level, respectively, based on performance through January 27, 2023 and (iv) unvested March 2022 PSUs become 100% vested with respect to time-based vesting, with performance-based vesting determined at target level performance (because no performance years in the performance period were completed prior to January 27, 2023).

(8)
In the event of an executive’s termination due to disability (i) unvested restricted stock granted in 2020 and 2021 becomes 100% vested, (ii) unvested March 2020 PSUs and July 2020 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown based on actual performance through January 27, 2023, and (iii) unvested March 2021, April 2021 and October 2021 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at maximum level, respectively, based on performance through January 27, 2023. Equity awards granted to NEOs beginning in 2022 do not provide for accelerated vesting upon termination due to disability.

(9)	In the event of involuntary termination without Cause, in the absence of Compensation Committee action to accelerate vesting, unvested restricted stock, unvested RSUs and unvested PSUs are forfeited.
(10)
In the event of a change in control (i) unvested restricted stock becomes 100% vested if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause within 24 months following the change in control, (ii) unvested March 2020 PSUs and July 2020 PSUs become 100% vested with respect to time-based vesting, with performance-based vesting based on actual performance for performance years within the performance period that ended at least one month prior to the change in control (shown based on actual performance through January 27, 2023,) and target level performance for remaining years in the performance period, if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause, retirement, death or disability following the change in control, (iii) unvested March 2021, April 2021 and October 2021 PSUs become 100% vested with respect to time-based vesting, with performance-based vesting based on actual performance for performance years within the performance period that ended at least one month prior to the change in control (shown at maximum level based on performance through January 27, 2023) and target level performance for remaining years in the performance period, if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause, death or disability following the change in control, and (iv) unvested March 2022 PSUs become 100% vested with respect to time-based vesting, with performance-based vesting based on target level performance (because no performance years in the performance period (ended at least one month prior to January 27, 2023 ), if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause or death following the change in control.

(11)
With respect to restricted stock and PSUs granted in 2020 to our NEOs, in the event of retirement at or after age 55, with combined age and years of service of 65 or more and approval of the Compensation Committee, prorated portions of unvested restricted stock and prorated portions of unvested PSUs become vested, with the unvested March 2020 PSUs and July 2020 PSUs subject to continued performance-based vesting . The amount reported for Mr. Oliver reflects the prorated portion of his March 2020 PSUs, shown based on actual performance through January 27, 2023. No amount is reported for “retirement” for Ms. Langenstein and Ms. Gwinner as these executives were not eligible for retirement as of January 27, 2023. Equity awards granted to NEOs beginning in 2021 do not provide for accelerated vesting upon retirement.

- 2023 Proxy Statement	77

■	EXECUTIVE COMPENSATION TABLES
Indemnification Agreements

Indemnification Agreements
We have entered into indemnification agreements with all of our directors and certain executive officers under which we have agreed to indemnify them against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding.
These directors and officers are to be indemnified to the fullest extent now or hereafter permitted by the Florida Business Corporation Act. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.
78	- 2023 Proxy Statement

■	PAY VERSUS PERFORMANCE
Compensation Actually Paid
The following table shows the total compensation of our Principal Executive Officer (“PEO”) or CEO and the average compensation of the other non-CEO NEOs as reported in the Summary Compensation Table (“SCT”) for the past three fiscal years, as well as compensation actually paid (“CAP”) as calculated under Item 402(v) of Regulation S-K, and certain other performance measures required by Item 402(v). CAP figures do not necessarily reflect the actual amount of compensation earned by or paid to our CEO, or the average amount of compensation earned by or paid to our non-CEO NEOs as a group, during a covered year. See “Compensation Discussion and Analysis” for more information regarding how our Compensation Committee seeks to align pay with performance when making decisions regarding NEO compensation.
Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)		Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands)(5)	Net Sales (thousands)(6)
	Langenstein	Brooks	Langenstein	Brooks			Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)
2022	$7,598,190	—	$11,027,723	—	$1,287,947	$2,196,413	$140	$144	$108,999	$2,142,020
2021	$5,780,586	—	$10,419,166	—	$1,901,409	$3,254,700	$119	$120	$46,218	$1,809,927
2020	$2,940,158	$1,251,290	$1,740,999	$(1,486,958)	$760,266	$131,889	$60	$109	$(360,144)	$1,324,051
(1)
Molly Langenstein became the Company’s CEO effective June 24, 2020. Prior to June 24, 2020, Bonnie R. Brooks served as the Company’s CEO. The non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2021, Ms. Brooks, Patrick J. Guido, Kristin M. Gwinner, Joseph R. Topper, Jr. and David M. Oliver; and (ii) for 2020, Ms. Gwinner, Mr. Oliver, Jennifer Ellis, Ann E. Joyce and Mary van Praag.

Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year for Ms. Langenstein and Ms. Brooks, respectively, and (ii) the average of the total compensation reported in the SCT for the applicable year for the Company’s non-CEO NEOs listed above reported for the applicable year.
(2)
CAP reflects the deductions from and additions to (i) the SCT total compensation for Ms. Langenstein and Ms. Brooks, respectively, for the applicable year, and (ii) the average SCT total compensation for the non-CEO NEOs listed above for the applicable year, in each case as reflected in the tables below. The fair value of stock awards was determined by reference to (i) for restricted stock or RSU awards, the closing price of our common stock on the applicable measurement date and (ii) for PSU awards, the closing price of our common stock on the applicable measurement date multiplied by the probability of achievement as of such date for annual PSU awards, and for select PSU awards in fiscal years 2019 and 2020, an additional company specific performance metric was utilized, requiring the use of the Monte Carlo model for valuation. The Company suspended payment of dividends in April 2020. No adjustment was made for dividends, as the dividend was factored into the fair market value of the awards.

(3)
Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(4)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Apparel Retail Index.

(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(6)
While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that net sales is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

- 2023 Proxy Statement	79

■	PAY VERSUS PERFORMANCE
Most Important Financial Performance Measures Table

PEO (Langenstein) SCT Total to CAP
Year	Reported Summary Compensation Table Total for PEO (Langenstein)	Summary Compensation Table Equity Awards	Year End Fair Value of Outstanding Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding Equity Awards Granted in Prior Years	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Compensation Actually Paid to PEO (Langenstein)
2022	$7,598,190	$(4,499,995)	$5,543,112	$1,930,978	$455,437	—	$11,027,723
2021	$5,780,586	$(2,560,000)	$4,938,750	$1,620,045	$639,785	—	$10,419,166
2020	$2,940,158	$(1,386,406)	$851,772	$(415,001)	$(249,524)	—	$1,740,999
PEO (Brooks) SCT Total to CAP
Year	Reported Summary Compensation Table Total for PEO (Brooks)	Summary Compensation Table Equity Awards	Year End Fair Value of Outstanding Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding Equity Awards Granted in Prior Years	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Compensation Actually Paid to PEO (Brooks)
2022	—	—	—	—	—	—	—
2021	—	—	—	—	—	—	—
2020	$1,251,290	—	—	$(2,107,143)	$(631,105)	—	$(1,486,958)
Average Non-CEO NEOs SCT to CAP
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Summary Compensation Table Equity Awards	Average Year End Fair Value of Outstanding Equity Awards Granted in the Year	Average Year over Year Change in Fair Value of Outstanding Equity Awards Granted in Prior Years	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Compensation Actually Paid to Non-PEO NEOs
2022	$1,287,947	$(404,997)	$477,322	$436,507	$399,633	—	$2,196,413
2021	$1,901,409	$(859,246)	$1,533,105	$524,917	$154,515	—	$3,254,700
2020	$760,266	$(370,450)	$310,842	$(55,329)	$(4,684)	$(508,756)	$131,889
Most Important Financial Performance Measures Table
The Company’s executive compensation program reflects a pay-for-performance philosophy. The following is a list of financial performance measures, which in our assessment, represent the most important financial performance measures used by the Company to link CAP to our NEOs, for the most recently completed fiscal year, to the Company’s performance. See “Compensation Discussion and Analysis” for more information on these financial performance measures.
Most Important Financial Performance Measures
Net Sales
Net Income
EBITDA
Return on Net Assets
80	- 2023 Proxy Statement

PAY VERSUS PERFORMANCE	■
Relationship Between Financial Performance Measures and Compensation Actually Paid

Relationship Between Financial Performance Measures and Compensation Actually Paid
The following charts show, for the past three fiscal years, the relationship between the CAP to our CEOs and average non-CEO NEOs and (i) the Company’s TSR and the S&P 500 Apparel Retail Index TSR; (ii) the Company’s net income; and (iii) the Company’s net sales. CAP is influenced by numerous factors, including, but not limited to, the timing of new equity grants and outstanding award vesting, share price volatility during the fiscal year and mix of performance metrics.
Compensation Actually Paid versus Company and Peer Group TSR

PEO and Average Non-CEO NEOs CAP vs. TSR*
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
CAP ($000)
$150
$125
$100
$75
$50
TSR Value
$254
$132
$60
$109
$10,419
$3,255
$120
$119
$11,0289
$2,196
$144
$140
Fiscal 2020
Fiscal 2021
Fiscal 2022
PEO CAP**
NEO Avg CAP
S&P 500 Apparel Retail Index TSR
Company TSR

*	TSR value based on $100 investment of Chico's, FAS Inc. versus the S&P 500 Apparel Retail Index on January 31, 2020.
**	For Fiscal 2020, PEO CAP represents the aggregate of Ms. Brooks’ and Ms. Langenstein’s CAP.
- 2023 Proxy Statement	81

■	PAY VERSUS PERFORMANCE
Relationship Between Financial Performance Measures and Compensation Actually Paid

Compensation Actually Paid versus Net Income

PEO and Average Non-CEO NEOs CAP vs. Net Income (Loss)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
CAP ($000)
$200,000
$100,000
$0
($100,000)
($200,000)
($300,000)
($400,000)
Net Income (Loss) ($000)
($360,144)
$254
$132
$10,419
$46,218
$3,255
$11,0289
$108,899
$2,196
Fiscal 2020
Fiscal 2021
Fiscal 2022
PEO CAP*
NEO Avg CAP
Net Income

*	For Fiscal 2020, PEO CAP represents the aggregate of Ms. Brooks’ and Ms. Langenstein’s CAP.
Compensation Actually Paid versus Net Sales

PEO and Average Non-CEO NEOs CAP vs. Net Sales
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
CAP ($000)
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Net Sales ($000)
$254
$132
$1,324,051
$10,419
$3,255
$1,809,927
$11,0289
$2,196
$2,142,000
Fiscal 2020
Fiscal 2021
Fiscal 2022
PEO CAP*
NEO Avg CAP
Company Net Sales

*	For Fiscal 2020, PEO CAP represents the aggregate of Ms. Brooks’ and Ms. Langenstein’s CAP.
82	- 2023 Proxy Statement

■	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities and recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Nevertheless, the Company recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Board has adopted a written Related Party Transactions Policy for the reasonable prior review and oversight of related party transactions. Subject to certain pre-approved transactions, any transaction or relationship that involves a director, director nominee, executive officer, greater than 5% shareholder or any of their immediate family members that constitutes a “related party transaction” requires full disclosure to, and review by, the Governance Committee of all facts and circumstances concerning the transactions and relationships, including, but not limited to, the related party’s interest in the transaction, the approximate dollar amount involved, and whether the transaction is undertaken in the ordinary course of business. The related party may not participate in the discussion or approval of the transaction beyond providing relevant information to the Governance Committee. The Governance Committee will only approve or ratify a related party transaction if the Governance Committee determines in good faith that, under all of the circumstances, the transaction is consistent with the interests of the Company and its shareholders. For this purpose, a “related party transaction” is any transaction, arrangement or relationship in which (1) the aggregate amount involved will or may be expected to exceed $120,000; (2) the Company is a participant; and (3) a related party has or will have a direct or indirect interest. Other than compensation arrangements fully described elsewhere in this Proxy Statement, there have been no related party transactions since January 30, 2022, and there are none proposed currently.
- 2023 Proxy Statement	83

■	PROPOSAL 5. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Appointment Proposed for Ratification
The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent certified public accountants for the current fiscal year ending February 3, 2024 (fiscal 2023). Ratification of the Company’s independent certified public accountants is not required by the Company’s Bylaws or otherwise, but the Board has decided to seek such ratification as a matter of good corporate practice. In the event of a negative vote, the Audit Committee will review its future selection of its independent certified public accountants in light of that result. Even in the event of a positive vote, the Audit Committee in its discretion may select a different independent certified public accounting firm at any time during fiscal 2023 if it determines it to be in the best interests of the Company and our shareholders. EY has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by shareholders.
We have been advised by EY that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in the Company or its subsidiaries.
Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG
LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED.
Principal Accountant Fees
The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements for fiscal 2022 (ended January 28, 2023) and fiscal 2021 (ended January 29, 2022) and fees billed for audit-related services, tax services and all other services rendered by EY for fiscal 2022 and fiscal 2021.
	Fiscal 2022	Fiscal 2021
Audit Fees	$1,623,000	$1,478,000
Audit-Related Fees	3,000	3,000
Tax Fees	38,000	93,103
All Other Fees	162,000	—
Total	$1,826,000	$1,574,103
Audit Fees
Fees for audit services include aggregate fees billed for professional services rendered for the annual audits of the Company’s financial statements included in Form 10-K filings, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.
Audit-Related Fees
Fees for audit-related services in fiscal 2022 and 2021 include the Company’s use of EY’s online research tools.
84	- 2023 Proxy Statement

PROPOSAL 5. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	■

Tax Fees
Fees for tax services in fiscal 2022 and 2021 were principally related to special tax and international tax projects.
All Other Fees
All Other Fees include out-of-scope procedures, primarily related to incremental IT audit requirements and the absorption of audit work previously performed by the Company's Internal Audit personnel.
All audit services, audit-related services, tax services and other services in fiscal 2022 and 2021 were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Company’s pre-approval policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
- 2023 Proxy Statement	85

■	AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee consists of four directors and operates under a written charter adopted by the Board. The current members of this Committee are David F. Walker (Chair), Eli M. Kumekpor, John J. Mahoney and Kim Roy. Each member of the Audit Committee is independent in the judgment of the Company’s Board, as required by the NYSE listing standards and as set forth in the Company’s Governance Guidelines. The Audit Committee is responsible for selecting, engaging, evaluating and negotiating fee arrangements with the Company’s independent certified public accountants (“Independent Accountants”) with input from the Company’s Board and management. Management is responsible for the Company’s accounting, internal controls and the financial reporting process. The Independent Accountants are responsible for performing an audit of internal control over financial reporting that is integrated with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States (“PCAOB”), and for expressing opinions thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The members of the Audit Committee do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Independent Accountants, nor can this committee certify that the Independent Accountants are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the Independent Accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the Independent Accountants, and the experience of the Audit Committee’s members in business, and with financial and accounting matters.
As part of its oversight of the Company’s financial reporting process, the Audit Committee reviews and discusses with both management and the Company’s Independent Accountants all annual and quarterly financial statements prior to their issuance, including receiving reports on the matters discussed in management’s Disclosure Committee meetings. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended
January 28, 2023 (“fiscal 2022”), with management and with the Company’s Independent Accountants. Management advised the Audit Committee that the Company’s fiscal 2022 consolidated financial statements had been prepared in accordance with accounting principles generally accepted in the United States, and presented significant accounting and disclosure matters to this committee. Discussions with the Independent Accountants regarding the Company’s fiscal 2022 audited financial statements included the Independent Accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required to be discussed by the applicable requirements of the PCAOB and the SEC and under the Audit Committee’s charter.
The Audit Committee annually evaluates, with input from management and the internal auditor, the quality of services and sufficiency of resources provided by the Independent Accountants, communications and interactions with the Independent Accountants, and the committee assesses the Independent Accountants’ independence, objectivity and professional skepticism. The Company’s Independent Accountants provided the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the Independent Accountants’ communications with the Audit Committee concerning its independence, and this committee discussed the results of the evaluation process with the Independent Accountants, including their independence from the Company.
In addition, the Audit Committee reviewed key initiatives and programs aimed at maximizing the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.
Based upon the Audit Committee’s discussion with management, the internal auditor, and the Independent Accountants, this committee’s review of the representations of management, and the report of the Independent Accountants to this committee, and subject to the limitations on the role and responsibilities of this committee described above and in this committee’s charter, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the SEC as of and for the fiscal year ended January 28, 2023.
MEMBERS OF THE AUDIT COMMITTEE
David F. Walker, Chair
Eli M. Kumekpor
John J. Mahoney
Kim Roy
86	- 2023 Proxy Statement

■	SECURITY OWNERSHIP
The following tables set forth the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each NEO, (3) all current directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such 5% owner’s address as of April 24, 2023.
Stock Ownership of Directors and Executive Officers
Name of Beneficial Owner	Current Beneficial Holdings(1)(2)	Estimated Number of Shares that may be Acquired Under the 2021 ESPP(3)	Total Beneficial Ownership(1)	Percent of Class(4)
Bonnie R. Brooks	572,995	—	572,995	*
Patrick J. Guido	183,390	—	183,390	*
Kristin M. Gwinner	436,401	—	436,401	*
Molly Langenstein	1,960,975	—	1,960,975	1.2%
David M. Oliver	242,030	—	242,030	*
Joseph R. Topper, Jr.	182,520	1,183	183,703	*
Kevin Mansell	50,725	—	50,725	*
Janice L. Fields(5)	137,655	—	137,655	*
Deborah L. Kerr(5)	140,165	—	140,165	*
Eli M. Kumekpor	27,672	—	27,672	*
John J. Mahoney	235,268	—	235,268	*
Kim Roy	127,513	—	127,513	*
David F. Walker	239,268	—	239,268	*
All Current Directors and Executive Officers as a Group (14 persons)(6)	4,641,100	2,281	4,643,381	3.8%
*Less than one percent
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares. All shares are held with sole voting and investment power and none of such shares are pledged.

(2)
The shares listed also include restricted stock which has not yet vested and which is subject to forfeiture as follows: Ms. Brooks: 175,000; Mr. Guido: 159,141; Ms. Gwinner: 155,887; Ms. Langenstein: 932,552; Mr. Oliver: 60,210; Mr. Topper: 135,444; Ms. Hufford: 82,063, Mr. Mansell: 27,672; Ms. Fields: 27,672; Ms. Kerr: 27,672; Mr. Kumekpor: 27,672; Mr. Mahoney: 27,672; Ms. Roy: 27,672; and Mr. Walker: 27,672.

(3)
Represents an estimated number of shares that may be acquired within 60 days after April 24, 2023 under the ESPP. The number of shares was estimated by dividing the amount of the individual’s payroll deductions for the current offering period by an assumed per-share purchase price equal to 85 percent of the closing price of the common stock on the grant date for the offering period (February 1, 2023). Under the ESPP, the actual per-share purchase price for the offering period is the lesser of (a) 85 percent of the closing price of the common stock on the grant date for the offering period or (b) 85 percent of the closing price of the common stock on the purchase date for the offering period (April 28, 2023). Accordingly, the per-share purchase price and the actual number of shares to be acquired for each participant in the ESPP are not determinable until the purchase date for the offering period.

(4)
In calculating the percentage ownership for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group but are not deemed outstanding by any other person or group.

(5)	The amounts for Ms. Fields and Ms. Kerr exclude 36,250 and 36,250 RSUs, respectively, with deferred delivery.
(6)	Includes shares held by Wendy L. Hufford.
- 2023 Proxy Statement	87

■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

Stock Ownership of Certain Beneficial Owners
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	24,511,875(2)	19.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	9,366,182(3)	7.6%
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to invest or direct the investment of shares, irrespective of any economic interest in such shares.

(2)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 1 to Schedule 13G filed with the SEC on January 26, 2023 by BlackRock, Inc. and its affiliates (collectively, “BlackRock”). Such shares are owned by one or more entities controlled by BlackRock, Inc., including BlackRock Fund Advisors, which beneficially owns 5% or more of the shares of the Company’s common stock outstanding, and iShares Core S&P Small-Cap ETF, which has the power to direct the receipt of dividends from, or the proceeds from the sale of 5% or more of the Company’s common stock outstanding. As reported in such filing, such shares are owned as follows: (i) 24,511,875 shares held by BlackRock with respect to which it has sole investment power and (ii) 23,809,321 shares with respect to which it has sole voting power.

(3)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”). As reported in such filing, such shares are owned as follows: (i) 9,031,549 shares held by Vanguard with respect to which it has sole investment power, (ii) 334,633 shares with respect to which it has shared investment power, and (iii) 224,567 shares with respect to which it has shared voting power.

10b5-1 Trading Plans
We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Exchange Act, which allows shareholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow shareholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 5, 2023, no Company officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, officers and directors have adopted such plans in the past and may adopt such plans in the future.
88	- 2023 Proxy Statement

■	INFORMATION ABOUT THE 2023 ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held June 22, 2023
The Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2022 Annual Report are available via the Internet at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.
What is the purpose of the meeting?
At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, which consists of the election of directors, approval of an advisory resolution to approve the compensation of our named executive officers, an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, approval of the Amended and Restated
2020 Omnibus Plan, ratification of the appointment of the Company’s independent certified public accountants, and the transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof. In addition, the Company’s management will report on the performance of the Company and respond to questions from shareholders.
When are these materials being sent?
Under rules adopted by the SEC we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability to most of our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed copy may be found in the Notice of Internet Availability. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their shares.
The proxy materials are first being mailed or made available to shareholders on or about May 5, 2023.
Why did I receive these proxy materials?
You have received these proxy materials because you are a shareholder of the Company, and our Board is soliciting authority, or your proxy, to vote your shares at the Annual Meeting and at any adjournments or postponements thereof. The proxy materials include our Notice of Annual Meeting of Shareholders, Proxy Statement and 2022 Annual Report. These materials also include the proxy card or voting instruction form for the Annual Meeting.
Proxies are being solicited on behalf of our Board. The proxy materials include detailed information about the matters that will be discussed and voted on at the Annual Meeting; the proxy materials also provide updated information about our Company that you should consider in order to make an informed decision when voting your shares.
Can I access the Company’s proxy materials online?
Yes. The Proxy Statement and 2022 Annual Report may be accessed at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.
- 2023 Proxy Statement	89

■	Information About the 2023 Annual Meeting and Voting

What is a proxy?
It is your legal designation of another person to vote on matters transacted at the Annual Meeting based upon the stock you own. That person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The proxy included with this Proxy Statement designates each of Molly Langenstein, Patrick J. Guido and Wendy L. Hufford as proxies for the Annual Meeting.
What is a proxy statement?
It is a disclosure document that SEC regulations require us to give you so that you can make an informed voting decision when we ask you to designate individuals as proxies to vote on your behalf.
What is the difference between a shareholder of record and a shareholder who holds stock in street name?
If your shares are registered in your name, you are a shareholder of record. When you properly vote in accordance with the instructions provided on the proxy card or Notice of Internet Availability, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.
If your shares are held through a broker or other institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name,” and you are the beneficial owner. In this case, your broker or other institution or its respective nominee (broker or other nominee) is the shareholder of record for your shares. As the holder of record, only your broker or other nominee is authorized to vote or grant a proxy for your shares. When you properly vote in accordance with the instructions provided in the voting instruction form, you are giving your broker, or other nominee instructions on how to vote the shares they hold for you.
Applicable SEC and NYSE regulations limit the matters your broker may vote on without having been instructed to do so by you, especially as they relate to the election of directors and compensation matters. As a result, if you do not instruct your broker on how to vote your shares regarding the election of the directors, the advisory vote on the resolution to approve executive compensation, the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, or the approval of the Amended and Restated 2020 Omnibus Plan, your broker cannot vote your shares on these matters. We urge you to instruct your broker about how you wish your shares to be voted.
What is the record date and what does it mean?
The record date for the Annual Meeting is April 24, 2023. The record date is established by the Board as required by law and the Company’s Articles and Bylaws. Shareholders of record of our common stock at the close of business on the record date are entitled to:
(a)	receive Notice of Annual Meeting; and
(b)	vote at the Annual Meeting and any adjournments or postponements thereof.
No shareholders who become shareholders of record after the record date will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof.
What constitutes a “quorum” for the meeting?
A certain minimum number of shares must be present (which includes shares present in person or represented by proxy) at a meeting before any shareholder vote at the meeting can be effective. A quorum of shares must be present to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock entitled to be cast on the matters submitted is present in person or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes (discussed below) count as “shares present” at the meeting for purposes of determining a quorum. Virtual attendance at our Annual Meeting constitutes being present in person for purposes of the quorum for the meeting.
90	- 2023 Proxy Statement

Information About the 2023 Annual Meeting and Voting	■

Who is entitled to vote and how many votes do I have?
If you are a shareholder of record at the close of business on the record date, you can vote. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $0.01 per share, are the only outstanding voting securities of the Company. If your shares are held in street name at the close of business on the record date, you will have the right to instruct your broker or other nominee how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 123,438,218 common shares outstanding.
How do I vote my shares?
If you are a shareholder of record, you may vote by proxy in three convenient ways: by telephone, via the Internet or if you receive a printed copy of the proxy materials, then by completing, signing and returning the proxy card in the pre-paid envelope provided. Simply follow the instructions provided on the Notice of Internet Availability or proxy card. Internet voting information is provided on the Notice of Internet Availability and Internet and telephone voting information is provided on the proxy card. If you receive a printed copy of the proxy materials and vote via the Internet or by telephone, there is no need to return a proxy card; however, you may still vote by proxy by using the proxy card.
If your shares are held in street name, you will be able to vote using the voting instruction form provided to you by your broker or other nominee, and Internet and telephone voting may also be available per the instructions provided on such voting instruction form.
Your vote is important. Follow the instructions from your broker or other nominee included with our proxy materials, or contact your broker or other nominee to request a voting instruction form to vote before or during the meeting. Whether or not you plan to attend the meeting, we urge you to vote using your voting instruction form to ensure that your vote is counted.
If you are a participant in the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan, please refer to the instructions provided by the Administrator of such plan in order to direct it how to vote your shares. If you are a former participant in the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan that expired in 2020 and the Administrator of such plan still holds shares purchased under such plan in an account for you, please refer to the instructions provided by the Administrator in order to direct it how to vote your shares. If shares are held for you as a beneficial owner in an account under the Company’s Managed Share Plan, please refer to the instructions provided by the Administrator for such account in order to direct it how to vote your shares. Please note that you must return your vote instructions with respect to any shares held in your account under the 2021 Employee Stock Purchase Plan, the expired Second Amended and Restated 2002 Employee Stock Purchase Plan and/or the Managed Share Plan (collectively, “Plan shares”) no later than 11:59 P.M. ET on June 19, 2023. Please note that you may not vote any Plan shares during the meeting, as such shares may only be voted through the Administrator. Since your vote is important, we urge you to vote promptly to ensure that your Plan shares are represented.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy before the polls close at the Annual Meeting in several ways.
A shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:
■	delivering to the Company’s Corporate Secretary a written notice stating that the proxy is revoked;
■	signing and delivering a proxy card bearing a later date;
■	voting again by telephone or via the Internet; or
■	attending and voting during the meeting.
Please note, however, that if your shares are held in street name and you wish to revoke a proxy, you may need to contact your broker or other nominee to change any prior voting instructions.
Your vote must be received before the polls close at the Annual Meeting. While you can change your vote by voting during the Annual Meeting, attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in street name, please contact your broker or other nominee for instructions on how to change your vote.
If I submit a proxy, how will my shares be voted?
By giving us your proxy, you authorize the individuals named as the proxies on the proxy card to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the director candidates and any or all of the other proposals. You may also abstain from voting. If you vote via the Internet or by telephone, you must indicate how you wish to vote on each proposal.
- 2023 Proxy Statement	91

■	Information About the 2023 Annual Meeting and Voting

If you sign and return a proxy card without indicating your instructions, your shares will be voted:
■	FOR election of the nine directors, nominated herein;
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers;
■	1 YEAR for the frequency of future advisory votes on the compensation of our named executive officers;
■	FOR approval of the Amended and Restated 2020 Omnibus Plan; and
■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2024 (fiscal 2023).
If your shares are held in street name, the voting instruction form you receive from your broker or other nominee should describe how your shares will be voted by the broker or other nominee if you return voting instructions.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy as soon as possible.
What are the Board’s recommendations?
The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this Proxy Statement. In summary, the Board recommends a vote:
■	FOR election of the nine directors, nominated herein (see page 11);
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers (see page 38);
■	1 YEAR for the frequency of future advisory votes on the compensation of our named executive officers (see page 40);
■	FOR approval of the Amended and Restated 2020 Omnibus Plan (see page 41); and
■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2024 (fiscal 2023) (see page 84).
My shares are held in street name. How are my shares voted if I do not return voting instructions?
If your shares are held in street name, under NYSE rules your shares may be voted on certain “routine” matters by the broker or other nominee, even if you do not provide voting instructions. When a proposal is not a “routine” matter under NYSE rules, the broker or other nominee cannot vote the shares on that proposal unless they have received prior voting instructions from the beneficial owner of the shares with respect to that proposal. This inability to vote the shares in such an instance is a “broker non-vote.”
Proposal 5, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2023, is considered a routine matter on which your broker or other nominee who holds your shares can vote your shares even if it has not received instructions from you. All other proposals in this Proxy Statement are non-routine matters, and accordingly, your broker or other nominee cannot vote your shares on those proposals without your instructions.
Although broker non-votes are not voted on non-routine matters, they will be counted in determining whether a quorum is present. If your shares are held in street name, we urge you to instruct to your broker or other nominee how to be vote your shares so you may participate in these matters.
What are abstentions and broker non-votes?
An abstention occurs when a share is present at a meeting (in person or represented by proxy) but indicates that the holder of record abstains from voting on the election of directors or any other proposal. As discussed above, a broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares.
What vote is required to approve each proposal?
Election of Directors. Our Board has instituted a majority vote standard in uncontested elections where a majority of the shares voted on the election of a director must be in favor of his or her election. This means that a director nominee will be elected if the number of votes cast “FOR” that nominee exceeds the number of votes cast “AGAINST” that nominee.
92	- 2023 Proxy Statement

Information About the 2023 Annual Meeting and Voting	■

Advisory Resolution to Approve Executive Compensation. The advisory resolution to approve the compensation of our named executive officers (“say-on-pay” vote) will be approved if the number of votes cast “FOR” approval of such advisory resolution exceeds the number of votes cast “AGAINST” approval of the advisory resolution. While the Board and its Compensation Committee will consider the shareholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.
Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers. The frequency option that receives a plurality of the votes cast, which means the option that receives the most votes of all the votes cast, is the frequency that will be deemed recommended by shareholders. While the Board and its Compensation Committee will consider the shareholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.
Approval of the Amended and Restated 2020 Omnibus Plan. The Amended and Restated 2020 Omnibus Plan will be approved if the number of votes cast “FOR” the Amended and Restated 2020 Omnibus Plan exceeds the number of votes cast “AGAINST” the Plan.
Ratification of Appointment of Accountants. The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for fiscal 2023 will be ratified if the number of votes cast “FOR” ratification of the appointment exceeds the number of votes cast “AGAINST” the ratification of the appointment.
Other Matters. If any other matter requiring a shareholder vote should come before the meeting, the vote required will be determined in accordance with applicable law, the NYSE rules, and our Articles and Bylaws, as applicable.
How are abstentions and broker non-votes counted when tabulating the vote?
Abstentions, that is, a properly submitted proxy marked “ABSTAIN,” and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter presented for a shareholder vote at this Annual Meeting, even though the shares associated with such abstentions and broker non-votes are counted as “shares present” for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of such votes, abstentions and broker non-votes will have the same effect as a share that is not present or otherwise not voted.
Election of Directors. Abstentions and broker non-votes will have no effect on the outcome of the election of candidates for directors, as such votes do not count as either “FOR” or “AGAINST” votes.
Advisory Resolution to Approve Executive Compensation. Abstentions and broker non-votes will have no effect on the outcome of the advisory resolution to approve executive compensation, as such votes do not count as either “FOR” or “AGAINST” votes.
Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, as such votes do not count as votes for “1 YEAR”, “2 YEARS” OR “3 YEARS”.
Approval of the Amended and Restated 2020 Omnibus Plan. Abstentions and broker non-votes will have no effect on the outcome of the approval of the Amended and Restated 2020 Omnibus Plan, as such votes do not count as either “FOR” or “AGAINST” votes.
Ratification of Appointment of Accountants. Abstentions will have no effect on the outcome of the ratification of the appointment of the accountants as such votes do not count as either “FOR” or “AGAINST” votes.
Where can I find the voting results of the Annual Meeting?
We will report the voting results on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?
We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf in person or by telephone, mail, or electronic transmission by our directors, officers or associates, who will receive no additional compensation for such solicitation. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material on our behalf to shareholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred. The Company has not engaged any outside service provider to assist in the solicitation of proxies.
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■	Information About the 2023 Annual Meeting and Voting

What does it mean if I receive more than one package of proxy materials or Notice of Internet Availability?
This means that you have multiple accounts holding Chico’s FAS, Inc. shares. These may include: accounts with our transfer agent, American Stock Transfer and Trust Company, Plan shares discussed above, and accounts with a broker, bank or other holder of record. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on every proxy card, voting instruction form or Notice of Internet Availability that you receive to ensure that all of your shares are voted.
Do I have to attend the 2023 Annual Meeting in order to vote my shares?
No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all shareholders participate by voting, regardless of the number of shares owned.
Regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please take the time to vote by proxy as soon as possible so that your shares are represented at the meeting.
When and where is our 2023 Annual Meeting?
We will be holding our Annual Meeting on June 22, 2023, beginning at 10:30 A.M. ET via the Internet at www.virtualshareholdermeeting.com/CHS2023.
The 2023 Annual Meeting will again be held in a virtual-only format and will be conducted via the Internet, with no physical in-person meeting. We have chosen this format to facilitate shareholder attendance and participation. With a virtual annual meeting, more shareholders (regardless of size, resources or physical location) will have direct access to information more quickly, while the Company, as well as our shareholders, will save time and money. We believe that an online format will also allow for greater shareholder communication with the Company. For example, the virtual format allows shareholders to submit questions for our
Board and management in advance of, and during, the Annual Meeting. Furthermore, we believe that a virtual format is more environmentally friendly.
We aim to provide shareholders the same rights and comparable opportunities for participation that have been historically provided at our in-person annual meetings. As with an in-person meeting, at our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at https://materials.proxyvote.com/168615.
How can I attend our 2023 Annual Meeting?
Shareholders who owned shares as of the record date, or their duly appointed proxies, and our guests may attend the virtual Annual Meeting.
If you are a shareholder as of the record date, or a duly appointed proxy, you may attend, vote and submit questions virtually at our Annual Meeting by logging in at www.virtualshareholdermeeting.com/CHS2023 on your smart phone, tablet or computer. To enter the meeting, you will need your 16-digit control number. The control number will be included on your Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice. If your shares are held in “street name,” your control number should be included with your voting instructions received from your broker or other nominee. Please follow the instructions on your Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice that you received for accessing the virtual Annual Meeting. If your broker or other nominee has not provided you with your control number, please contact them for instructions on how to attend the virtual Annual Meeting.
If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to vote or submit questions.
Online access for the virtual Annual Meeting will begin at 10:15 A.M. ET on June 22, 2023. We encourage you to access the meeting website prior to the start time to have ample time to test your computer audio system.
Rules of Conduct for the virtual Annual Meeting will be available once you log in to the meeting website.
A replay of the Annual Meeting will be available on the Company’s website (www.chicosfas.com) as soon as practicable following the Annual Meeting. At such time, scroll to the bottom of the webpage, and under “Investors” click on “Events & Presentations” for a link to the replay of the Annual Meeting.
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Information About the 2023 Annual Meeting and Voting	■

Can I vote during the virtual Annual Meeting?
Except as noted below, shareholders with a 16-digit control number can vote during the virtual Annual Meeting. To vote during the virtual Annual Meeting, shareholders can log in to the meeting website at www.virtualshareholdermeeting.com/CHS2023 and follow the instructions provided on the website. There will be a vote button that, when clicked, will display the proposals and voting choices. You will be able to vote by selecting your voting direction from the options shown on the screen. Confirmation that your vote has been received should appear once submitted. For as long as the polls remain open during the virtual Annual Meeting, you will be able to change your vote by selecting another voting direction. We encourage you to vote your proxy via the Internet, telephone or proxy card prior to the Annual Meeting, even if you plan to attend the virtual Annual Meeting.
If you are a participant in the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan, please refer to instructions provided by the Administrator of such plan in order to direct it how to vote your shares. If you are a former participant in the Chico’s FAS, Inc.
Second Amended and Restated 2002 Employee Stock Purchase Plan that expired in 2020 and the Administrator of such plan still holds shares purchased under such plan in an account for you, please refer to the instructions provided by the Administrator in order to direct it how to vote your shares. If shares are held for you as a beneficial owner in an account under the Company’s Managed Share Plan, please refer to the instructions provided by the Administrator for such account in order to direct it how to vote your shares. Please note that you must return your voting instructions with respect to any shares held under the 2021 Employee Stock Purchase Plan the expired Second Amended and Restated 2002 Employee Stock Purchase Plan and/or the Managed Share Plan (collectively, the “Plan shares”) no later than 11:59 P.M. ET on June 19, 2023. You may not vote any Plan shares during the virtual Annual Meeting, as such shares may only be voted through the Administrator. To ensure your vote counts, you must vote no later than 11:59 P.M. ET on June 19, 2023 to ensure that your Plan shares are represented.
Can I ask questions at the virtual Annual Meeting?
We expect to hold, to the extent feasible and practical, a live question and answer session during the virtual Annual Meeting. Shareholders with a 16-digit control number (provided on their Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice) who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/CHS2023 will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Shareholders must have available their control numbers on their Notice of Internet Availability, proxy card, voting instructions from or other applicable proxy notice.
Shareholders will be able to submit questions during the virtual Annual Meeting, by locating the “Ask A Question” box on the virtual Annual Meeting website and following the instructions.
We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped together and answered once to avoid repetition. Shareholder questions related to personal or customer related matters, that are not pertinent to Annual Meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting.
If more questions are presented than time permits to be answered during the meeting, after the meeting, we will post on the Company’s website (www.chicosfas.com) a document that answers those questions. To access the document, scroll to the bottom of the webpage, and under “Investors,” click on “Events & Presentations.”
What if I need technical assistance?
If you encounter any technical difficulties accessing the virtual Annual Meeting during the check-in or meeting, please call the technical support number that will be posted on the login page.
Please be sure to log on by 10:15 A.M. ET on June 22, 2023, so that any technical difficulties may be addressed before the virtual Annual Meeting begins.
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■	SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2024 ANNUAL MEETING
The Company’s 2024 Annual Meeting of Shareholders is currently expected to be held on June 18, 2024. To be eligible under the SEC shareholder proposal rule (Rule 14a-8 promulgated under the Exchange Act) for inclusion in next year’s proxy statement, and form of proxy, a shareholder must submit the proposal in writing so that we receive it by January 6, 2024, and the proposal and must comply with Rule 14a-8 under the Exchange Act.
Even if a shareholder proposal is not eligible for inclusion in our proxy statement pursuant to Rule 14a-8, the proposal may still be offered for consideration at the 2024 Annual Meeting according to the procedures set forth in the Company’s Articles. The Company’s Articles contain requirements for certain advance notice to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders’ meeting.
Notice of director nominations must be submitted by a shareholder of record and must set forth the information required by the Company’s Articles. If your shares are held in street name, you may contact the broker or other nominee that holds your shares for information about how to register your shares directly in your name as a shareholder of record. Notice of shareholder proposals and of director nominations (other than proxy access director nominations) must be timely given in writing to the Corporate Secretary of the Company prior to the meeting at which the proposals are to be presented or the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was made, whichever first occurs. For the 2024 Annual Meeting, this notice must be received no later than the close of business on April 19, 2024 and must provide certain other information as described in the Company’s Articles.
A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of the Company’s common shares representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of the Company’s Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in the Company’s Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than the close of business on December 7, 2023 and no later than the close of business on January 6, 2024 to be included in the Company’s Proxy Statement for the 2024 Annual Meeting and form of proxy; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the notice of proxy access director nominees must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.
In each case, the notice must include the information specified in our Articles or Bylaws, including information concerning the proposal or nominee, as the case may be, and information about the shareholder’s ownership of and agreements related to our stock.
In addition to satisfying the requirements in our Articles or Bylaws, to comply with the SEC’s new universal proxy rules, shareholders intending to solicit proxies for the 2024 Annual Meeting in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (i) no later than April 23, 2024; or (ii) if the 2024 Annual Meeting is more than 30 days before or after June 22, 2024, then no later than the later of 60 days prior to the 2024 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company.
The Company’s Articles and Bylaws may be accessed on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.”
We will not entertain any proposals or nominations at the 2024 Annual Meeting that do not meet the requirements of Rule 14a-8, Rule 14a-19 and our Articles and Bylaws, as applicable. We strongly encourage shareholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination. Complete copies of our Articles and our Bylaws provisions governing these requirements are available to any shareholder without charge upon written request from the Corporate Secretary of the Company.
All shareholder proposals and director nominations must be delivered or mailed to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.
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■	CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains statements, including statements under the heading “Environmental, Social and Governance Matters,” that may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” variations of these words, and similar expressions are intended to identify these forward-looking statements. Our Company cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to those risks and uncertainties identified under “Item 1A. Risk Factors” of our Company’s Annual Report on Form 10-K for the year ended January 28, 2023. The Company undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments, except as required by law.
The information on our website, including, though not limited to, the contents of our 2021 Impact Report is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any of our other filings with the SEC.
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■	OTHER MATTERS
As of the date of this Proxy Statement, the Board had not been informed of any matters proposed to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting of Shareholders and referred to herein. If any other matters are properly presented for action at the Annual Meeting, the proxies will vote in their best judgment on such matters after consultation with the Board or, if no recommendation is given, in their own discretion.
The Company will provide, without charge to any shareholder and upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended January 28, 2023 (fiscal 2022), as filed with the SEC (without exhibits). All such requests should be delivered to Wendy L. Hufford, Corporate Secretary, Chico’s FAS, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.
By Order of the Board of Directors,

Wendy L. Hufford
Corporate Secretary
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Annex A
Chico’s FAS, Inc.

Amended and Restated 2020 Omnibus Stock and Incentive Plan

(as amended and restated effective June 22, 2023)

Chico’s FAS, Inc.
Amended and Restated 2020 Omnibus Stock and Incentive Plan

ARTICLE 1
ESTABLISHMENT; PURPOSE; AWARDS
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A-ii	- 2023 Proxy Statement

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Chico’s FAS, Inc.
Amended and Restated 2020 Omnibus Stock and Incentive Plan
(as amended and restated effective June 22, 2023)
ARTICLE 1
ESTABLISHMENT; PURPOSE; AWARDS
1.1	Establishment; Purpose.
(a)
Chico’s FAS, Inc. (the “Company”) hereby amends and restates the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan, which plan as so amended and restated shall be known as the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan was originally adopted by the Board of Directors (the “Board”) of the Company on April 24, 2020 and became effective upon approval by the shareholders of the Company at the Company’s 2020 Annual Meeting of Shareholders on June 25, 2020. This amendment and restatement of the Plan was adopted by the Board on April 18, 2023, to become effective (the “Effective Date”) on June 22, 2023 if approved by the shareholders of the Company on that date. Prior to such Effective Date, Awards may be granted only pursuant to the terms of the Plan as approved by the shareholders of the Company on June 25, 2020.

(b)
The purpose of the Plan is to (i) attract and retain Participants as long-term employees or directors; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of the Company’s other shareholders through compensation based on the Company’s common stock; and, as a result of the foregoing, promote the long-term financial interest of the Company and its shareholders.

1.2
Types of Awards Under Plan. Under the Plan, the Company may grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Awards, and Restricted Stock Units.

ARTICLE 2
DEFINITIONS
The following words and terms as used herein shall have that meaning set forth in this Article 2, unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.
2.1
“Award(s)” shall mean any award or benefit granted or awarded under the Plan, including, without limitation, Options, Restricted Stock, Stock Appreciation Rights, Performance Awards, and Restricted Stock Units.

2.2
“Award Agreement(s)” shall mean any document, agreement or certificate deemed by the Committee or Board, as applicable, as necessary or advisable to be entered into with or delivered to a Participant in connection with or as a condition precedent to the valid completion of the grant of an Award under the Plan. Award Agreements include Stock Option Agreements, Stock Appreciation Right Agreements, Performance Award Agreements, Restricted Stock Agreements and Restricted Stock Unit Agreements.

2.3	“Board” shall mean the Board of Directors of the Company.
2.4	“Change in Control” shall mean either a Change in Ownership, a Change in Effective Control, or a Change in Ownership of a Substantial Portion of Assets.
2.5	“Change in Effective Control” shall occur on the date that either:
(a)
any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(b)
a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control (or to cause a Change in Ownership). A Change in Effective Control will have occurred only if the Participant is employed by the Company or an affiliate upon the date of the Change in Effective Control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in Section 2.5(a) or (b), a Change in Effective Control of the Company will not have occurred.
2.6
“Change in Ownership” shall occur on the date that any one person, or more than one Person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership

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(or to cause a Change in Effective Control). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
2.7
“Change in Ownership of a Substantial Portion of Assets” shall occur on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change in Ownership of a Substantial Portion of Assets if the assets are transferred to:

(a)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(b)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(c)	A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(d)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 2.7(c) above.
A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets.
2.8
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Reference to a specific section of the Code shall include a reference to any successor or replacement provision.

2.9	“Code Section 409A” shall mean Section 409A of the Code.
2.10
“Committee” shall mean the Human Resources, Compensation and Benefits Committee of the Board, as described in Article 5, unless the Board determines otherwise. In the event the Board exercises the authority of the Committee in connection with the Plan or an Award as contemplated in Section 5.2, the term “Committee” shall refer to the Board in that instance.

2.11	“Common Stock” shall mean the common stock, par value $.01 per share of the Company.
2.12	“Company” shall mean Chico’s FAS, Inc. and its successors.
2.13	“Election” is defined in Section 8.5.
2.14	“Employee” shall mean any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary on the date of grant shall be considered Employees under the Plan.
2.15
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor or replacement statute or regulation of similar import.

2.16	“Fair Market Value” of a share of Common Stock means, as of any date, the value of a share of the Common Stock determined as follows:
(a)
if the Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported;

(b)
if the Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, if there is no closing bid and asked prices on that date, then on the last preceding date on which such a prices were reported; or

(c)	if none of the foregoing is applicable, by the Committee or Board, as applicable, in good faith.
2.17	“Incentive Stock Option” or “ISO” shall mean an Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code.
2.18	“Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.
2.19
“Non-Employee Director” shall mean (a) a member of the Board who is not an Employee on the date of grant or (b) a member of the board of directors (or comparable governing body) of a Subsidiary who is not an Employee on the date of grant.

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2.20	“Non-Qualified Stock Option” shall mean an Option that is not intended to qualify as an “incentive stock option” under Section 422 of the Code.
2.21	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option granted in accordance with the provisions of Article 6.
2.22	“Option or SAR Period” is defined in Section 6.7.
2.23	“Option Price” is defined in Section 6.3.
2.24	“Participant” shall mean any Employee or any Non-Employee Director to whom an Award is granted under the Plan or who holds an outstanding Award.
2.25
“Performance Award” shall mean a right to receive, in cash or Common Stock (as determined by the Committee in accordance with the provisions of Article 7), an award which is contingent on the achievement of one or more Performance Goals and is granted in accordance with the provisions of Article 7. Performance share units are one type of Performance Award authorized under Article 7.

2.26	“Performance Award Agreement” is defined in Section 7.4.
2.27	“Performance Goal” is defined in Section 7.1.
2.28
“Persons Acting as a Group” shall include the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time.

2.29	“Plan” shall mean the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan, as set forth herein and as further amended from time to time.
2.30	“Plan Administrator” shall mean the Company’s Chief Human Resources Officer, or such other person designated by the Committee to act as Plan Administrator.
2.31	“Restricted Stock” shall mean shares of Common Stock subject to the provisions of Article 7 and granted as an Award in accordance with the provisions of Article 7.
2.32	“Restricted Stock Agreement” is defined in Section 7.2.
2.33
“Restricted Stock Units” shall mean the right to receive shares of Common Stock or the cash equivalent thereof subject to the provisions of Article 7 granted as an Award in accordance with the provisions of Article 7.

2.34	“Restricted Stock Unit Agreement” is defined in Section 7.3.
2.35	“Restriction Period” is defined in Section 7.1.
2.36	“SAR Price” is defined in Section 6.3.
2.37
“Stock Appreciation Right” or “SAR” shall mean a right to receive upon exercise of the SAR, in cash or Common Stock (as determined in accordance with the provisions of Article 6), value equal to (or otherwise based on) the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise, over (b) the SAR Price established by the Committee or Board, as applicable.

2.38	“Stock Appreciation Right Agreement” is defined in Section 6.1.
2.39	“Stock Option Agreement” is defined in Section 6.1.
2.40
“Subsidiary” shall mean, for purposes of Incentive Stock Options, a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries. For purposes of all Awards other than Incentive Stock Options, “Subsidiary” shall mean any entity that would be considered a single employer with the Company within the meaning of Code Section 414(b) or Code Section 414(c) (substituting “at least 50%” for “at least 80%” in determining ownership or control therein), except to the extent a different definition is required under Code Section 409A.

2.41
“Substitute Awards” shall mean Awards granted or shares of Common Stock issued by the Company upon assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any subsidiary or with which the Company or any Subsidiary combines.

2.42	“409A Award” is defined in Section 19.2.
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ARTICLE 3
ELIGIBLE PERSONS
3.1
Eligibility. All Employees and Non-Employee Directors are eligible to participate in the Plan. The Company may grant an Award to any Employee who is in the employ of the Company or any Subsidiary on the date of a grant of such Award. The Company may grant an Award (other than an Incentive Stock Option) to any person who is a Non-Employee Director on the date of a grant of such Award.

3.2	Selection of Participants.
(a)	Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award.
(b)
Notwithstanding any other provision herein to the contrary, the Board shall determine the discretionary Awards to be granted to the Non-Employee Directors in accordance with the Company’s compensation program for Non-Employee Directors, as such program may be determined from time to time.

3.3	General Effect of Award. Each Participant to whom the Committee or the Board has granted an Award shall be bound by the terms of the Plan and the Award Agreement applicable to him or her.
ARTICLE 4
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS
4.1
Sources of Shares Available for Grants and Limits on Shares Subject to the Plan. The Common Stock for which Awards are granted under the Plan shall be subject to the following conditions and limitations:

(a)
The shares of Common Stock with respect to which Awards are made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions for use under the Plan.

(b)
Subject to Section 4.1(c) below, the maximum aggregate number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan since inception shall be equal to the sum of: (i) 13,350,000 shares of Common Stock; (ii) 3,655,355, which is equal to the number of shares of Common Stock that were available for future awards under the Amended and Restated 2012 Omnibus Stock and Incentive Plan as of June 25, 2020; and (iii) any shares of Common Stock that are represented by awards granted under the Amended and Restated 2012 Omnibus Stock and Incentive Plan and the Amended and Restated 2002 Omnibus Stock and Incentive Plan (the “Prior Plans”) as of June 25, 2020 that are forfeited, expire, settled in cash or are canceled without delivery of shares of Common Stock after June 25, 2020. No further awards have been made by the Company under the Prior Plans following June 25, 2020 and no further awards will be made by the Company under the Prior Plans following the Effective Date of the Plan.

(c)
To the extent provided by the Committee (or by the Board with respect to any Awards granted to Non-Employee Directors), any Award may be settled in cash rather than Common Stock. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award expires or is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan and shall again be available for the grant of an Award under the Plan. To the extent that the applicable tax withholding obligation arising (i) from an Award under the Plan that is not an Option or SAR or, (ii) after June 25, 2020, from an award under any Prior Plan that is not an option or stock appreciation right, is satisfied by the tendering of shares of Common Stock or by the withholding of shares of Common Stock by the Company, the shares so tendered or withheld shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan and shall again be available for the grant of an Award under the Plan.

(d)
Upon the exercise of an Option or SAR granted under the Plan or any Prior Plan, the full number of shares subject to the Option or SAR exercise shall not be available for future Awards under the Plan. To the extent any shares of Common Stock covered by an Option or SAR granted under the Plan or any Prior Plan are not delivered to a Participant or beneficiary because they are used to satisfy the applicable tax withholding obligation, such shares shall not be available for future Awards under the Plan. Any shares of Common Stock that are purchased on the open market with the cash proceeds from the exercise of an Option granted under the Plan or any Prior Plan shall not be added to the maximum number of shares of Common Stock available for delivery under the Plan.

(e)
Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that Awards using such available shares

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shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
4.2	Maximum Awards. The following additional limitations on the maximum numbers of shares of Common Stock in the case of certain Awards are imposed under the Plan:
(a)
Solely for purposes of determining whether shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Incentive Stock Options granted under the Plan since inception shall be 13,350,000 shares.

(b)
Annual Limit on Aggregate Cash Compensation and Awards to Non-Employee Directors. Except as otherwise provided in this Section 4.2(b), the aggregate value of cash compensation from the Company under the Plan and outside of the Plan and the grant date fair value (computed in accordance with generally accepted accounting principles) of Awards granted under the Plan to any Non-Employee Director for his or her service as a Non-Employee Director during any fiscal year shall not, combined, exceed $750,000. For the avoidance of doubt, compensation shall be counted towards this limit for the fiscal year in which it is earned (and not when it is paid, if in cash, or vested or settled, if in equity). The independent members of the Board may make exceptions to this limit for an executive or non-executive Chair of the Board or in other extraordinary circumstances for individual Non-Employee Directors, provided that the Chair of the Board or the Non-Employee Director, as applicable, receiving such additional compensation may not participate in the decision to award such compensation.

4.3
Adjustments to Limitations. The number of shares and the limitations on the number of shares set forth in each of the foregoing provisions of this Article 4 shall be subject to adjustment as provided in Section 8.1.

4.4
No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award hereunder. The Committee or the Board, as applicable, shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

ARTICLE 5
ADMINISTRATION
5.1
General. Except as otherwise determined by the Board in its discretion or as otherwise expressly provided for in this Article 5, the Plan shall be administered by the Committee, or if no Committee is appointed and serving as provided herein, by the full Board. The Committee shall consist of not less than two (2) persons, each of whom shall be a member of the Board and a “non-employee director” (as such term is defined in Rule 16b-3 under the Exchange Act) and shall qualify as “independent” as set forth under the applicable stock exchange requirements. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

5.2	Power and Authority. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion:
(a)
to interpret the Plan and the Awards granted hereunder, including whether the terms and conditions (including Performance Goals) applicable to an Award have been satisfied, and to prescribe, amend and rescind rules and regulations relating to the Plan and the Awards granted hereunder;

(b)
to determine the terms and conditions of any Awards granted hereunder, including, but not limited to, and as applicable, determinations as to the Participants to receive Awards, the form of Award, the price, vesting provisions (including the ability of a Non-Employee Director to elect to defer the vesting of an Award made pursuant to Section 7.3 of the Plan), restrictions or limitations relating to any Award, Performance Goals, the amount and timing of such Awards, any other terms and provisions of such Awards, and the Award Agreements evidencing the same, which need not be uniform and which the Committee may make selectively among Participants who receive, or who are to receive, Awards under the Plan, whether or not the Participants are similarly situated;

(c)
to grant, in accordance with Section 5.9, dividends or dividend equivalents upon Awards (other than Stock Options and SARs), provided such grants shall only be made upon such terms and conditions as will satisfy the requirements under Section 409A of the Code to the extent applicable and provided further, that any such dividends or dividend equivalents shall be subject to the terms and conditions imposed by the Committee, which shall include, among other things, that dividends or dividend equivalents shall be paid, if at all, only if the underlying Award is earned under the Plan;

(d)
to amend the terms and conditions of any Award Agreement after the grant of the Award to which such Award Agreement relates, subject to the terms and conditions of the Plan, provided that no such amendment shall materially adversely impact the rights of the Participant with respect to such Award without the Participant’s consent, other than an amendment pursuant to Section 8.1;

(e)
to construe and interpret the Award Agreements and the Plan, including the ability to resolve ambiguities, correct defects, supply omissions in the Plan and any Award Agreement, define undefined terms and correct administrative errors; and

(f)	to make all other determinations necessary or advisable for the administration of the Plan and Awards.
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The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. With respect to the Non-Employee Directors, the authority conferred by this Section 5.2 shall rest with the Board and not the Committee.
5.3
Other Factors; Determinations Final. In making determinations under this Article 5, the Committee or the Board, as the case may be, may take into account the nature of the services rendered by the respective Participant, the Participant’s present and potential contributions to the success of the Company and such other factors as the Committee or the Board, in its discretion, deems relevant. The Committee’s determination and the Board’s determination on all of the matters referred to in this Article 5 shall be final, conclusive and binding on all persons.

5.4
Quorum; Actions. A majority of the entire Committee shall constitute a quorum, and the action of a majority of the members present at any meeting at which a quorum is present (in person or as otherwise permitted by applicable law), or acts approved in writing by all Committee members without a meeting, shall be deemed the action of the Committee. Except with respect to Awards granted to Employees who are Insiders, the authority granted to the Committee under the Plan may also be exercised by the Board.

5.5	Delegation.
(a)
Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee and the Board shall have the authority to delegate administrative duties, including the authority to respond to and decide claims or appeals under the Plan and to interpret the Plan terms, to one or more of its members, to the Plan Administrator or to any other person or persons selected by it. Notwithstanding the foregoing, neither the Committee nor the Board may delegate the Committee’s authority with respect to (i) non-ministerial actions with respect to Insiders; and (ii) certifying that any Performance Goals applicable to an Award have been attained.

(b)
The Board or the Committee, in its discretion, may delegate to any of the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer of the Company all or part of the Committee’s authority and duties with respect to Awards to individuals who are not Insiders.

Any such allocation or delegation may be revoked by the Committee or the Board, as the case may be, at any time.
5.6
No Liability; Indemnification. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5.7
Executing Award Agreements. The Chairman of the Committee, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer of the Company and such other directors or officers of the Company as shall be designated by the Committee or the Board, as applicable, are hereby authorized to execute or acknowledge Award Agreements on behalf of the Company (including a signature or acknowledgment in electronic format) and to cause Award Agreements to be delivered to each Participant (including delivery in electronic format).

5.8
Minimum Vesting Period. No portion of an Option or SAR granted under Article 6 shall vest prior to the first anniversary of the Option or SAR’s date of grant, and no Restriction Period shall end prior to the first anniversary of the date of grant of a Performance Award, Restricted Stock Award or Restricted Stock Units Award; provided, however, that, such minimum vesting restriction shall not apply to (a) Substitute Awards; (b) shares of Common Stock delivered in lieu of fully-vested cash obligations; (c) Awards to Non-Employee Directors that vest on the earlier of the first anniversary of the date of grant and the next annual meeting of shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting of shareholders; and (d) any additional Awards granted under the Plan up to a maximum of five percent (5%) of the available share reserve authorized for issuance and delivery under the Plan pursuant to Section 4.1 (subject to adjustment under Section 8.1), and provided further, however, that this Section 5.8 shall not restrict the discretion of the Committee or the Board to provide for accelerated vesting or exercisability of any Award, including in the event of death, disability, termination of employment (including retirement) or a Change in Control, in the terms of the Award Agreement or otherwise.

5.9
Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during

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the period that an equity Award is outstanding, such dividends or dividend equivalents shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to the vesting requirement(s) to the same extent as the applicable Award and shall be paid, if at all, only if the underlying Award (or portion thereof) is earned under the Plan.
ARTICLE 6
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
6.1
General Method of Grant. Each Option or Stock Appreciation Right granted under the Plan to Employees shall be authorized by the Committee and each Option or Stock Appreciation Right granted under the Plan to Non-Employee Directors shall be authorized by the Board. Each Option or Stock Appreciation Right shall be evidenced by a written Award Agreement in such form as the Committee or the Board, as the case may be, from time to time shall approve or authorize (with respect to Options, the “Stock Option Agreement,” with respect to Stock Appreciation Rights, the “Stock Appreciation Right Agreement”), which shall be executed by the Company and by the Participant, and shall be subject to the terms and conditions of this Article 6. Each Stock Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option or Non-Qualified Stock Option, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Non-Qualified Stock Option.

6.2
Number of Shares. The number of shares of Common Stock covered by an Option or SAR granted to an Employee shall be established in each case by the Committee on or as of the date of grant. The number of shares of Common Stock covered by an Option or SAR granted to a Non-Employee Director shall be established in each case by the Board on or as of the date of grant.

6.3	Option or SAR Price.
(a)
With respect to each Option granted to an Employee, the price at which shares of Common Stock covered by such Option may be purchased pursuant thereto (the “Option Price”) shall be established or determined by a method established in each case by the Committee on or as of the date of grant and such price or method shall be stated in the Stock Option Agreement; provided, however, that, other than in connection with Substitute Awards, the Option Price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.

(b)
With respect to each Option granted to a Non-Employee Director, the price at which shares of Common Stock covered by such Option may be purchased pursuant thereto (the “Option Price”) shall be established or determined by a method established in each case by the Board on or as of the date of grant and such price or method shall be stated in the Stock Option Agreement; provided, however, that the Option Price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.

(c)
With respect to SARs, the price (the “SAR Price”) upon which the SAR value is determined at the time of exercise shall be established or determined by a method established in each case by the Committee or Board, as applicable, on or as of the date of grant and such SAR Price or method shall be stated in the Stock Appreciation Right Agreement; provided, however, that, other than in connection with Substitute Awards, the SAR Price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.

6.4
Date of Grant. The date on which or as of which the Committee or the Board, as the case may be, approves the grant of an Option or SAR and all corporate action has been taken which creates a legally binding right to the grant of the Option or SAR shall be considered to be the respective “date of grant” for all purposes under the Plan.

6.5	Method of Payment for Exercise of an Option. The Option Price for the exercise of each Option shall be subject to the following:
(a)
Subject to the other provisions of this Section 6.5, the full Option Price for the portion of an Option being exercised shall be paid at the time of exercise (except that, in the case of an exercise arrangement approved by the Committee or the Board, as the case may be, and described in Section 6.5(c), payment may be made as soon as practicable after the exercise).

(b)
The Option Price shall be payable (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (ii) by the delivery of shares of Common Stock already owned by the Participant, in a manner acceptable to the Committee or the Board, as the case may be; (iii) by withholding shares of Common Stock otherwise issuable in connection with the exercise of the Option; (iv) by any other legally permissible means acceptable to the Committee or the Board, as the case may be, specified in the Stock Option Agreement; or (v) if specified in the Stock Option Agreement, through a combination of some or all of the preceding payment methods. Shares of Common Stock delivered or withheld as payment will be valued at their Fair Market Value on the date of exercise for the purpose of determining the extent to which the Option Price has been paid thereby, or as otherwise determined by the Committee or the Board, as the case may be, in its respective discretion pursuant to any reasonable method contemplated by Section 422 of the Code.

(c)
To the extent permitted by applicable law and regulations, the Committee or the Board, as the case may be, may permit a Participant to elect to pay the Option Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise and sale.

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6.6
Exercise of SARs. Unless otherwise provided in the applicable Stock Appreciation Right Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company therefor (except for required tax withholding), the SAR Value in shares of Common Stock, in cash or in a combination thereof as specified in the Stock Appreciation Right Agreement. The Stock Appreciation Right Agreement may specify that the shares of Common Stock that are delivered upon payment of the SAR Value may be Restricted Stock pursuant to Article 7 and subject to such further restrictions and vesting as provided in the Stock Appreciation Right Agreement.

6.7
Option or SAR Exercise Period. Each Stock Option Agreement or Stock Appreciation Right Agreement with respect to any Option or SAR, as applicable, shall provide that the Option or SAR may be exercised by the Participant in such portions and at such times as may be specified in such Stock Option Agreement or Stock Appreciation Right Agreement (the “Option Period” or “SAR Period,” as applicable), subject to an Option or SAR Period ending not later than ten (10) years after the date of grant; provided, however, that the Option or SAR Period shall end on the date specified in such Stock Option Agreement or Stock Appreciation Right Agreement or, with respect to any Option or SAR granted to an Employee, if earlier, the ending date of the period specified in the next sentence. An Option or SAR granted to an Employee may be exercised only during the Option or SAR Period and only during the continuance of the Participant’s employment with the Company or a Subsidiary; provided, the Committee or the Board, as applicable, and in its discretion, may permit a Participant to exercise an Option or SAR post-termination of employment at such time and in such manner as is set forth in the Stock Option Agreement or Stock Appreciation Right Agreement.

6.8	Vesting of Options and SARs.
(a)
Subject to Section 5.8, the Committee or the Board, as applicable, shall determine the vesting and exercise provisions applicable to an Option or SAR, which provisions shall be reflected in the Stock Option Agreement or Stock Appreciation Right Agreement.

(b)
Notwithstanding the foregoing, except to the extent previously vested or forfeited in accordance with the terms of the Award, a Participant shall become 100% vested in the number of shares of Common Stock originally covered by an Option or SAR in the event Participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Committee or its delegee) while still employed by or in service to the Company.

6.9
Multiple Grants in Single Agreement. In the discretion of the Committee or the Board, a single Stock Option Agreement may include both Incentive Stock Options and Non-Qualified Stock Options, or separate Stock Option Agreements may be set forth for Incentive Stock Options and Non-Qualified Stock Options.

6.10
Other Provisions. The Stock Option Agreements and Stock Appreciation Right Agreements under the Plan may contain such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Committee or the Board, as the case may be, in its discretion, including, without limitation, provisions: (i) relating to the vesting and termination of Options or SARs; (ii) relating to exercisability of Options or SARs, including without limitation immediate exercisability and separate vesting of the rights to shares of Common Stock acquired upon exercise; (iii) restricting the transferability of such shares during a specified period; and (iv) requiring the resale of such shares to the Company, at a price as specified in the Stock Option Agreement or Stock Appreciation Right Agreement, if the Participant’s employment by the Company terminates prior to a time specified in the Stock Option Agreement or Stock Appreciation Right Agreement.

6.11
Special Provisions for Incentive Stock Options. Each Option that is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Code, and each Option that is intended to qualify as another type of incentive stock option that may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such options. Accordingly, the provisions of the Plan with respect to Incentive Stock Options shall be construed in a manner consistent with such requirements, and no person shall be eligible to receive any Incentive Stock Options under the Plan if such person would not be able to qualify for the benefits of incentive stock options under Section 422 of the Code. Without limitation on the foregoing, and notwithstanding the foregoing provisions of this Section 6.11, if any Incentive Stock Option is granted to any person at a time when such person owns, within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the employer corporation (or a parent or subsidiary of such corporation within the meaning of Section 424 of the Code), the price at which each share of Common Stock covered by such Option may be purchased pursuant to such Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock at the time the Option is granted, and such Option must be exercised in no event later than the fifth anniversary of the date on which the Option was granted. Moreover, as long as and to the extent required by the Code, the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant in any calendar year under the Plan and under all other incentive stock option plans of the Company and any parent and subsidiary corporations of the Company (as those terms are defined in Section 424 of the Code) shall not exceed one hundred thousand dollars ($100,000) (the “Limitation Amount”), provided that if Incentive Stock Options that are exercisable for the first time by any Participant in any calendar year exceed the Limitation Amount, the excess Options will be treated as Non-Qualified Stock Options to the extent permitted by law.

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ARTICLE 7
PERFORMANCE AWARDS, RESTRICTED STOCK
AND RESTRICTED STOCK UNITS
7.1
Awards of Performance Awards, Restricted Stock or Restricted Stock Units; Restriction Period. At the time of an Award of a Performance Award, Restricted Stock or Restricted Stock Units, there shall be established for each Participant a restriction period (the “Restriction Period”), which shall lapse upon one or both of the following events, as set forth in the Award Agreement (i) the completion of a period of time (“Time Goal”) as shall be determined by the Committee or the Board, as the case may be, and (ii) the achievement of stock price goals, performance or other objectives (“Performance Goal”) as shall be determined by the Committee or the Board, as the case may be.

7.2
Restricted Stock. The Committee or the Board, as the case may be, may award to any Participant shares of Common Stock, subject to this Article 7 and such other terms and conditions as the Committee or the Board may prescribe (“Restricted Stock”). Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Plan Administrator. Restricted Stock awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Restricted Stock Agreement”). Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Except for such restrictions on transfer and the limitation on dividends set forth in Section 5.9, the Participant as owner of such Restricted Stock shall have all the rights of a holder of such Common Stock. If provided in the Restricted Stock Agreement approved by the Committee or the Board at the time of grant, a Participant may transfer Restricted Stock to a trust, provided that the Committee or the Board, as the case may be, may require that the Participant submit an opinion of his or her legal counsel, satisfactory to the Committee or the Board, as the case may be, that such holding has no adverse tax or securities law consequences for the Company. With respect to Restricted Stock that is issued subject to a Time Goal or a Performance Goal, the Plan Administrator shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to this Section 7.2 at the expiration of the Restriction Period. Notwithstanding the foregoing, if Restricted Stock is issued subject to a Time Goal or Performance Goal and the Committee or the Board, as the case may be, determines that a Participant has not achieved the Time Goal or the Performance Goal by the end of the Restriction Period, the Participant shall have no further rights with respect to the Restricted Stock, all such shares shall be forfeited and the Plan Administrator shall have the right to complete the blank stock power in order to return such shares to the Company.

7.3
Restricted Stock Units. The Committee or the Board, as the case may be, may award to any Participant a right to receive Common Stock or the cash equivalent of the Fair Market Value of the Common Stock, in the Committee’s or the Board’s discretion, at the end of the Restriction Period (“Restricted Stock Units”) subject to achievement of a Time Goal or a Performance Goal established by the Committee or the Board, as the case may be. Restricted Stock Units awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Restricted Stock Unit Agreement”). With respect to Restricted Stock Units that are subject to a Time Goal or a Performance Goal, the Plan Administrator shall deliver notice to the Participant (or the Participant’s legal representative or designated beneficiary) at the end of the Restriction Period as to whether the Participant has achieved the Time Goal or the Performance Goal, as the case may be. If the Committee or the Board, as the case may be, determines that a Participant has not achieved the Time Goal or the Performance Goal, as the case may be, by the end of the Restriction Period, the Participant shall have no further rights with respect to the Restricted Stock Units.

7.4
Performance Awards. The Committee or the Board, as the case may be, may award to any Participant a right to receive Common Stock or a certain cash amount, in the Committee’s or the Board’s discretion, at the end of the Restriction Period (“Performance Awards”) subject to achievement of one or more Performance Goals established by the Committee or the Board, as the case may be. Performance Awards awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Performance Award Agreement”). The Plan Administrator shall deliver notice to the Participant (or the Participant’s legal representative or designated beneficiary) at the end of the Restriction Period as to whether the Participant has achieved the Performance Goal(s). If the Committee or the Board, as the case may be, determines that a Participant has not achieved the Performance Goal(s) by the end of the Restriction Period, the Participant shall have no further rights with respect to the Performance Awards.

7.5
Performance-Based Compensation Generally. With respect to any Performance Award, Restricted Stock, Restricted Stock Unit or other Award conditioned on the achievement of one or more Performance Goals, the Committee or the Board, as the case may be, shall establish the performance period and shall establish one or more Performance Goals to be achieved in connection with such Award, which may include, but shall not be limited to, one or more of the following or any derivations of one or more of the following: net sales; comparable sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); free cash flow; return on capital (including return on total capital or return on invested capital); cash flow return on investment;

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improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; achievement of strategic performance objectives or other strategic objectives; implementation, management or completion of critical projects or processes; implementation, completion, or attainment of measurable objectives with respect to research, development, products, projects or recruiting or maintaining personnel; and any combination of the foregoing business criteria. The Performance Goals may be expressed in terms of absolute growth, cumulative growth, percentage growth, a designated absolute amount, percentage of sales, or per share value of Common Stock outstanding. In addition, the Performance Goals may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance measured against or in relationship to one or more companies, a pre-established target, the Company’s budget or budgeted results, previous period results, an index covering multiple companies, a designated comparison group of other companies comparably, similarly or otherwise situated, individual performance, or any combination thereof. The Committee or the Board, as the case may be, may also exclude charges related to an event or occurrence which the Committee or the Board, as the case may be, determines should appropriately be excluded, including but not limited to (a) restructurings, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, the impact of material litigation or claim judgments or settlements or insurance settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual or non-recurring charges, (b) an event or series of events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the impact of changes to comply with the new lease accounting standard, or (d) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The Committee or the Board, as the case may be, shall determine the performance period during which a Performance Goal must be met, and attainment of Performance Goals shall be subject to certification by the Committee or the Board, as the case may be. Except to the extent limited by the Award Agreement, the Committee or the Board, as the case may be, may, in its sole discretion, adjust the compensation or economic benefit due upon attainment of Performance Goals and adjust the Performance Goals themselves and/or the length of the performance period in which one or more Performance Goals must be achieved.
ARTICLE 8
MISCELLANEOUS
8.1	Adjustment of Number of Shares, Etc.
(a)
Division/Combination of Shares. In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split or other division or consolidation of shares or the payment of a stock dividend (but only on Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, the number of shares covered by each outstanding Option or SAR, the Option or SAR Price per share for each outstanding Option or SAR, the purchase price per share and the number of and any purchase price for any other Awards involving Common Stock (or equivalents) granted but not yet issued and any other relevant provision of the Plan or any Award Agreement, in each case, shall be proportionately and appropriately adjusted by the Committee or the Board, as the case may be, for any such increase or decrease.

(b)
Change Affecting Shares of Common Stock. Subject to any required action by the shareholders, if any change occurs in the Common Stock by reason of any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting Common Stock, then, in any such event, the number of shares of Common Stock that remain available under the Plan, the number and type of shares of Common Stock then covered by each outstanding Option or SAR, the Option or SAR Price per share for each outstanding Option or SAR and the purchase price per share and the number of and any purchase price for any other Awards involving Common Stock (or equivalents) granted but not yet issued and any other relevant provision of the Plan or any Award Agreement, in each case, shall be proportionately and appropriately adjusted by the Committee or the Board, as the case may be, for any such change.

(c)
Change in Par Value. In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be Common Stock within the meaning of the Plan.

(d)
Discretion Concerning Adjustments. Adjustments made by the Committee or the Board pursuant to this Section 8.1 to outstanding Awards shall be made as appropriate to maintain favorable tax and/or accounting treatment. To the extent that the foregoing adjustments would produce fractional shares with respect to any Award, the Committee or the Board, as applicable, may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares. Where an Award being adjusted is an ISO or is subject to or falls under an exemption from Code Section 409A, the adjustment shall also be effected so as to comply with Code Section 424(a) and not to constitute a modification within the meaning of Code Section 424(h) or Code Section 409A, as applicable. Notwithstanding any provision of the Plan to the contrary, the Committee or the Board, as applicable, may make adjustments pursuant to this Section 8.1 without the consent of any Participant, and the Committee’s or the Board’s determination shall be conclusive and binding on all persons for all purposes.

A-10	- 2023 Proxy Statement

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(e)
No Effect on Company’s Right to Adjust. The existence of the Plan, or the grant of an Option or other Award under the Plan, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

8.2
Transferability. Except as otherwise provided by the Committee or the Board, as the case may be, each Award granted under the Plan shall be non-transferable, and its terms shall state that it is non-transferable and that, during the lifetime of the Participant, shall be exercisable only by the Participant; notwithstanding the foregoing, each Award shall be transferable by will or the laws of descent and distribution. No transfer of an Award or of any right or interest in an Award may be made for consideration.

8.3
Change in Control. Subject to Article 9, in the event of a Change in Control of the Company, the Committee or the Board, as applicable, as constituted before such Change in Control, in its sole discretion and without the consent of any Participant, may take such actions with respect to any outstanding Award, either at the time the Award is made or any time thereafter, as the Committee or Board deems appropriate. These actions may include, but shall not be limited to, the following:

(a)
Provide for the purchase, settlement or cancellation of any such Award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(b)	Make adjustments to Awards then outstanding as the Committee or Board deems appropriate to reflect such Change in Control and to retain the economic value of the Award; or
(c)	Cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the successor company in such Change in Control.
(d)
Acceleration Principles in the Event of a Change in Control. The Committee or Board, as applicable, may provide in each applicable Award Agreement or any subplan governing an Award for acceleration of the vesting, delivery and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an Award, and for the replacement of a stock-settled Award with a cash-settled Award, in connection with a Change in Control.

(i)
Awards Subject to Time Goal. Unless otherwise provided in the Award Agreement, in the event of a Change in Control, any Award subject solely to a Time Goal shall become fully vested without regard to any other terms of the Award but only if either (1) the successor company does not assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms or (2) the successor company does assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms and the Participant is terminated without cause on or within twenty-four (24) months following the Change in Control.

(ii)
Awards Subject to Performance Goal. Unless otherwise provided in the Award Agreement, and unless the Committee or the Board, as applicable, determines otherwise in its sole discretion, any Award subject to a Performance Goal shall in the event of a Change in Control become fully or partially vested without regard to any other terms of the Award only if either (1) the successor company does not assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms or (2) the successor company does assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms and the Participant is terminated without cause on or within twenty-four (24) months following the Change in Control.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Non-Qualified Stock Options.
8.4
Beneficiary Designation. A participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit (other than an Option) under the Plan is to be paid in case of his or her death before the Participant receives any or all of such benefit. Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee (or its delegee). In the event that all designated beneficiaries die prior to the Participant, or in the event that no beneficiary has been designated, any Awards that may be exercised or paid following the Participant’s death shall be transferred or paid in accordance with the Participant’s will or the laws of descent and distribution. If the Participant and the Participant’s beneficiaries shall die in circumstances that cause the Committee (or its delegee), in its discretion, to be uncertain which shall have been the first to die, the Participant shall be deemed to have survived the beneficiaries.

8.5	Tax Withholding.
(a)
Power to Withhold; Methods to Satisfy. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability. The Committee or the Board, as the case may be, in its discretion, and subject to such requirements as the Committee or the Board may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the

- 2023 Proxy Statement	A-11

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Participant, through the delivery of shares of Common Stock which the Participant already owns, or through the withholding of shares of Common Stock to which the Participant is otherwise then entitled under the Plan, in an amount up to the maximum statutory tax rates, except as otherwise provided in an Award Agreement and subject to any limitations under Code Section 409A, to the extent applicable. Shares of Common Stock so delivered or withheld will be valued at their Fair Market Value on the date that the amount of tax to be withheld is to be determined.
(b)
Irrevocable Elections by Participants. If specified in the applicable Award Agreement, or with the consent of the Committee or the Board, as the case may be, with respect to (i) the exercise of a Non-Qualified Stock Option, (ii) the lapse of restrictions on Restricted Stock, or (iii) the issuance or settlement of or lapse of restrictions on any other Award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) deliver to the Company shares of Common Stock received pursuant to (i), (ii) or (iii), or (C) deliver to the Company shares of Common Stock which the Participant already owns, having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated tax obligations associated with the transaction, in an amount up to the maximum statutory tax rates. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee or the Board, as the case may be, may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under the Plan that the right to make Elections shall not apply to such Awards.

8.6
Gender and Number. Except where otherwise indicated by the context, words in the masculine gender when used in the Plan will include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

8.7
Choice of Law. All questions concerning the construction, validity and interpretation of the Plan and all Awards made under the Plan shall be governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

8.8
No Shareholder Rights. No Participant hereunder shall have any rights of a shareholder of the Company by reason of being granted an Award under the Plan until the date on which he or she becomes a record owner of shares of Common Stock purchased upon the exercise of an Option or otherwise received under the Plan (the “record ownership date”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions, or other rights for which the record date is prior to the record ownership date.

8.9	Amendments; Exchanges, Termination or Suspension.
(a)
Amendment. The Plan may be amended from time to time by written resolution of the Board, provided, however, that no Participant’s existing rights are materially adversely affected thereby without the consent of such person. Such amendment may be made without approval of the shareholders of the Company except to the extent such shareholder approval is required by applicable law (including under Section 422(b)(1) of the Code and Section 16 of the Exchange Act), regulation or listing standard of any national securities exchange or system on which the Common Stock is then listed or reported, or under any other applicable laws, rules or regulations. Notwithstanding the foregoing, the Board may amend the Plan without approval of the shareholders of the Company to incorporate or conform to requirements imposed by and amendments made to the Code or regulations promulgated thereunder which the Board deems to be necessary or desirable to preserve (A) incentive stock option status for outstanding Incentive Stock Options and to preserve the ability to issue Incentive Stock Options pursuant to the Plan, and (B) the status of any Award as exempt from registration requirements under any securities law for which the Award was intended to be exempt. The foregoing prohibitions in this Section 8.9 shall not apply to adjustments made in accordance with the provisions of Section 8.1 or Section 8.3.

(b)
Certain Exchanges, Etc., Shareholder Approval Required. Subject to the terms and conditions and within the limitations of the Plan, the Committee or the Board, as applicable, may modify, extend or renew outstanding Awards or accept the surrender by the affected Participants of outstanding Awards (to the extent not previously exercised) and authorize the granting of a new Award in substitution therefore; provided, however, other than in connection with Sections 8.1 or 8.3, the Committee or the Board, as applicable, shall not without the approval of the shareholders of the Company (i) lower the exercise price of an Option or Stock Appreciation Right, (b) cancel an Option or Stock Appreciation Right when the exercise price exceeds the Fair Market Value of the underlying shares of Common Stock in exchange for another Award or cash, and (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Common Stock is traded. Notwithstanding the foregoing, no modification of an Award, other than in connection with Section 8.1 or 8.3, shall, without the consent of the affected Participant, materially adversely affect or otherwise impair any of the rights of the Participant or obligations of the Company under any outstanding Award previously granted under the Plan.

(c)
Termination; Suspension. The Board may terminate the Plan or any portion thereof at any time by written resolution. No suspension or termination shall materially impair the rights of a Participant under an outstanding Award without the consent of the Participant affected thereby.

8.10
Listing and Registration of Common Stock. Each Award shall be subject to the requirement that if at any time the Committee or the Board, as applicable, shall determine, in its discretion, that the listing, registration or qualification of the Common Stock that is the subject thereof or that is covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the offer, issuance or purchase of Common Stock thereunder, or the grant or exercise of any Award, such Award shall not be exercisable

A-12	- 2023 Proxy Statement

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unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board, as applicable. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 8.10 become operative, and if, as a result thereof, the exercise of an Award is delayed, then and in that event, the term of the Award shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any shares of Common Stock to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.
8.11
Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with, or be exempt from, all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

8.12
Stock Certificates; Book Entry. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

8.13
Electronic Transmissions and Records. Subject to limitations under applicable law, the Committee or Board, as applicable, and its delegee is authorized in its discretion to issue Awards and/or to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Participants by electronic or similar means, including, without limitation, transmissions through e-mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time, and all such communications will be deemed to be “written” for purposes of the Plan.

8.14
Clawback Provision. Each Award (whether vested or unvested) shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s recoupment, clawback or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of Awards or any shares of Common Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares of Common Stock acquired upon payment of the Awards).

8.15	No Implied Rights to Employees.
(a)
Existence of Plan. The existence of the Plan shall in no way give any employee the right to continued employment, give any director the right to continued service on the Board, give any employee or director the right to receive any Awards or any compensation under the Plan, or otherwise provide any employee or director any rights not specifically set forth in the Plan or in any Award Agreement.

(b)
Granting of Awards. The granting of Awards under the Plan shall in no way give any employee the right to continued employment, give any director the right to continued service on the Board, give any employee or director the right to receive any additional Awards or any additional compensation under the Plan, or otherwise provide any employee or director any rights not specifically set forth in the Plan or in any Award Agreement.

8.16
Conflicting Provisions. In the event of a conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and such Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

8.17	Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to an Award will be used for general corporate purposes.
8.18	No Obligation to Exercise. The granting of any Award under the Plan shall impose no obligation upon any Participant to exercise such Award.
8.19
Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

8.20	Creditors. The interests of any Participant under the Plan or any Award Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.
8.21
Assignment by Company; Third Party Beneficiaries. The Company’s rights, benefits and remedies under the Plan and any Award Agreements shall be enforceable by the Company’s successors and assigns, whether by merger or otherwise, including without limitation, the Company’s rights to enforce and obtain the benefit of any restrictive covenants arising under any confidentiality, noncompetition, nonsolicitation, nonacceptance and/or “lock-up” agreement to which a Participant is a party (including without limitation, any agreement included as a part of the Award Agreement). It is the specific intent of the Company that any successor or assignee of the Company be a third-party beneficiary of any such agreement and that any restrictive covenants and other provisions in any such agreements are intended to benefit any such successors and assigns.

- 2023 Proxy Statement	A-13

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8.22
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.23
Term of the Plan. The Plan shall be unlimited in duration and, in the event of complete Plan termination pursuant to Section 8.9 shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the earlier of (a) the ten-year anniversary of the Effective Date or (b) the date of a complete Plan termination pursuant to Section 8.9; and, provided further however that, upon any termination of only a portion of the Plan pursuant to Section 8.9 occurring prior to the ten-year anniversary of the Effective Date, no Awards may be granted under the portion of the Plan so terminated after the date of such partial termination pursuant to Section 8.9.

ARTICLE 9
OMNIBUS CODE SECTION 409A PROVISION
9.1
Intent of Awards. It is intended that Awards that are granted under the Plan shall be exempt from treatment as “deferred compensation” subject to Code Section 409A unless otherwise specified by the Committee or the Board, as applicable. Towards that end, all Awards under the Plan are intended to contain such terms as will qualify the Awards for an exemption from Code Section 409A unless otherwise specified by the Committee or the Board, as applicable. The terms of the Plan and all Awards granted hereunder shall be construed consistent with the foregoing intent. Notwithstanding any provision of the Plan to the contrary, the Committee or the Board, as applicable, may amend any outstanding Award without the Participant’s consent if, as determined by the Committee or the Board, in its sole discretion, such amendment is required either to (a) confirm exemption under Code Section 409A, (b) comply with Code Section 409A or (c) prevent the Participant from being subject to any tax or penalty under Code Section 409A. Notwithstanding the foregoing, however, neither the Company nor any of its affiliates nor the Committee nor the Board shall be liable to the Participant or any other person or entity if an Award that is subject to Code Section 409A or the Participant or any other person or entity is otherwise subject to any additional tax, interest or penalty under Code Section 409A. Each Participant is solely responsible for the payment of any tax liability (including any taxes, penalties and interest that may arise under Code Section 409A) that may result from an Award.

9.2
409A Awards. The Committee or the Board, as applicable, may grant an Award under the Plan that is subject to Code Section 409A in whole or in part and is intended to comply with Code Section 409A (a “409A Award”). The terms of such 409A Award, including any authority by the Company and the rights of the Participant with respect to such 409A Award, will be subject to such rules and limitations and shall be interpreted in a manner as to comply with Code Section 409A.

9.3
Time of Payment. The time and form of payment of a 409A Award, including application of a six-month delay for specified employees in certain circumstances, shall be as set forth in the applicable Award Agreement. Subject to the specific terms of the applicable Award Agreement, a 409A Award may only be paid in connection with a separation from service, a fixed time, death, disability, a Change in Control or an unforeseeable emergency within the meaning of Code Section 409A. The time of distribution of the 409A Award must be fixed by reference to the specified payment event. Subject to the specific terms of the applicable Award Agreement, if payment of a 409A Award is triggered as a result of a separation from service and the participant is a specified employee (as determined under Code Section 409A), then payment shall be delayed for six (6) months (or, if earlier, the participant’s death). Notwithstanding the foregoing, if the time of distribution of the 409A Award is not set forth in the applicable Award Agreement, then the time of distribution of the 409A Award shall be within two and one-half (2½) months of the end of the later of the calendar year or the fiscal year of the Company or affiliate that employs the Participant in which the 409A Award becomes vested and no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A. For purposes of Code Section 409A, each installment payment will be treated as the entitlement to a separate payment.

9.4	Acceleration or Deferral. The Company shall have no authority to accelerate or delay or change the form of any distributions relating to 409A Awards except as permitted under Code Section 409A.
9.5
Distribution Requirements. Any distribution of a 409A Award triggered by a Participant’s termination of employment shall be made only at the time that the Participant has had a separation from service within the meaning of Code Section 409A. A separation from service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. Continued services solely as a director of the Company or an affiliate shall not prevent a separation from service from occurring by an employee as permitted by Code Section 409A.

A-14	- 2023 Proxy Statement

CHICO'S FAS, INC.

CHICO'S FAS, INC.
ATTN: WENDY HUFFORD
11215 METRO PARKWAY
FORT MYERS, FL 33966-1206

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before the Meeting - Go to **www.ProxyVote.com, or scan the QR Barcode above.**

Use the Internet to transmit your voting instructions and for the electronic delivery of information. Vote by 11:59 P.M. ET on June 21, 2023 for shares held directly and by 11:59 P.M. ET on June 19, 2023 for shares held through the Chico's FAS, Inc. Managed Share Plan, the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan, and/or the Chico's FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/CHS2023**

You may attend the meeting via the Internet, and you may vote during the meeting. Have your proxy card in hand when you access the website, and follow the instructions on the website.

VOTE BY PHONE - 1-800-690-6903
Use any touchtone phone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 21, 2023 for shares held directly and by 11:59 P.M. ET on June 19, 2023 for shares held through the Chico's FAS, Inc. Managed Share Plan, the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan, and/or the Chico's FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan. Have your proxy card in hand when you call, and follow the instructions as prompted.

VOTE BY MAIL
Mark, sign, and date your proxy card, and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

IF YOU ARE NOT VOTING BY INTERNET OR BY PHONE, THEN IN ORDER TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10279-P83591

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHICO'S FAS, INC.

The Board of Directors recommends you vote FOR each of the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Bonnie R. Brooks	☐	☐	☐
1b. Janice L. Fields	☐	☐	☐
1c. Deborah L. Kerr	☐	☐	☐
1d. Eli M. Kumekpor	☐	☐	☐
1e. Molly Langenstein	☐	☐	☐
1f. John J. Mahoney	☐	☐	☐
1g. Kevin Mansell	☐	☐	☐
1h. Kim Roy	☐	☐	☐
1i. David F. Walker	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. Proposal to approve an advisory resolution approving the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote "1 YEAR" for proposal 3.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.	**For**	**Against**	**Abstain**
4. Proposal to approve the Chico's FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan.	☐	☐	☐
5. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending February 3, 2024 (fiscal 2023).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2022 Annual Report to Shareholders are available at www.ProxyVote.com.

V10280-P83591

CHICO'S FAS, INC.
Annual Meeting of Shareholders
June 22, 2023, 10:30 A.M. ET
This proxy is solicited by the Board of Directors.

The undersigned, a shareholder of CHICO'S FAS, INC. (the "Company"), hereby appoints Molly Langenstein, Patrick J. Guido, and Wendy L. Hufford, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held via the Internet at www.virtualshareholdermeeting.com/CHS2023 at 10:30 A.M. ET on June 22, 2023, and at any adjournments or postponements thereof (the "Annual Meeting"), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement, dated May 5, 2023, relating to the Annual Meeting. The undersigned hereby authorizes and instructs the above-named proxies to vote as specified herein and in the best judgment of the named proxies after consultation with the Board of Directors or, if no recommendation is given, in their own discretion for other matters that may properly be presented for action at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees for director listed on this proxy, FOR the advisory resolution approving the compensation of the Company's named executive officers, 1 YEAR for the frequency of future advisory votes on the compensation of the Company's named executive officers, FOR approval of the Chico's FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan, FOR ratification of the appointment of Ernst & Young LLP as the Company's independent certified public accountants, and in the best judgment of the named proxies after consultation with the Board of Directors or, if no recommendation is given, in their own discretion for other matters that may properly be presented for action at the Annual Meeting.

Continued and to be marked, dated and signed on reverse side